Exhibit 2.1

“CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED WITH [***] HAS BEEN EXCLUDED IN ACCORDANCE WITH REGULATION S-K ITEM 601(b)(2) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.”

BUSINESS COMBINATION AGREEMENT

dated as of

November 17, 2022

by and among

Goal Acquisitions Corp.,

DIGITAL VIRGO GROUP,

THE SHAREHOLDERS IDENTIFIED HEREIN

and

IODA S.A.,

in its capacity as the Seller Representative

i

ii

iii

ANNEXES AND EXHIBITS

Annex A – Consideration Spreadsheet

Exhibit A – Form of Sponsor Support Agreement
Exhibit B – Form of Second Amended and Restated Certificate of Incorporation of Purchaser
Exhibit C – Form of Amended and Restated Bylaws of Purchaser
Exhibit D – Form of Investor Rights Agreement
Exhibit E – Form of Initial Shareholders Forfeiture Agreement
Exhibit F – Form of Purchaser Incentive Plan

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of November 17, 2022, is made by and among Goal Acquisitions Corp., a Delaware corporation (“Purchaser”), Digital Virgo Group, a French corporation (société par actions simplifiée) whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon (the “Company”), all shareholders of the Company (each a “Seller” and collectively “Sellers”), and IODA S.A., in its capacity as the “Seller Representative” (as defined herein). Purchaser, the Company, Sellers, and the Seller Representative are referred to herein collectively as the “Parties” and each a “Party”.

RECITALS

WHEREAS, Purchaser is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, as of the date hereof, Sellers own, beneficially and of record, 104,434,987 ordinary shares and one preferred share, which in the aggregate represent one hundred percent (100%) of the share capital of the Company (collectively, the “Purchased Shares”);

WHEREAS, Digital Virgo, a wholly-owned subsidiary of the Company, whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 821 560 455 R.C.S. Lyon (“Digital Virgo”), has issued stock options (options de souscription d’actions) (the “Stock Options”) under two plans dated October 17, 2019 (the “2019 Plans”) to the benefit of certain employees of the Company Entities (as defined below) (the “Stock Option Holders”). On the date hereof, there are 283,000 outstanding Stock Options under the first of the 2019 Plans, with an exercise price at €5.00, and 24,000 outstanding Stock Options under the second of the 2019 Plans, with an exercise price at €5.30. The shares of Digital Virgo to which the Stock Option Holders are entitled to subscribe are detailed in Section 1 of the Seller Disclosure Letter (the “Digital Virgo Subscribed Shares”);

WHEREAS, on June 15, 2022, each of the Stock Option Holders entered into a call option agreement (the “Call Option Agreements”) with the Company entitling the Company to acquire the Digital Virgo Subscribed Shares by December 31, 2022 at a price per share amounting to €11.45;

WHEREAS, upon the terms and subject to the conditions of this Agreement, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Purchased Shares (as defined below) in exchange for the consideration set forth in this Agreement (the “Share Sale”); it being understood that the acquisition by Purchaser of 100% of the fully diluted capital of the Company is an essential and determining condition for Purchaser to consent to and consummate the transactions contemplated therein;

WHEREAS, the board of directors of Purchaser (the “Purchaser Board”) has: (a) determined that it is in the best interests of Purchaser and the stockholders of Purchaser, and declared it advisable, to enter into this Agreement and the Transactions; and (b) approved this Agreement and the Transactions, including the Share Sale, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, in accordance with the terms hereof, Purchaser shall provide an opportunity to its stockholders to have their Public Shares redeemed on the terms and subject to the conditions set forth in the Prospectus and the Organizational Documents of Purchaser in conjunction with, inter alia, obtaining approval from its stockholders for the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Goal Acquisitions Sponsor LLC, a Delaware limited liability company (the “Sponsor”), certain other stockholders of Purchaser, Purchaser and the Seller Representative have entered into that certain Sponsor Support Agreement in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”), dated as of the date hereof, pursuant to which each of the Sponsor and stockholders of Purchaser listed thereto has agreed to, among other things, vote to adopt and approve this Agreement, the Ancillary Agreements and the Transactions;

WHEREAS, prior to the Closing, Purchaser shall, on the terms and subject to the conditions set forth herein, adopt (i) the Second Amended and Restated Certificate of Incorporation of Purchaser in the form attached hereto as Exhibit B (the “A&R Purchaser Charter”) and (ii) the Amended and Restated Bylaws of Purchaser in the form attached hereto as Exhibit C (the “A&R Purchaser Bylaws”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Seller Representative and Purchaser have entered into an Investor Rights Agreement in the form attached hereto as Exhibit D (the “Investor Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Initial Shareholders and Purchaser have entered into an Initial Shareholders Forfeiture Agreement in the form attached hereto as Exhibit E (the “Initial Shareholders Forfeiture Agreement”);

WHEREAS, attached hereto as Annex A is a spreadsheet (the “Consideration Spreadsheet”), in the form delivered by the Seller Representative and approved by Purchaser, which sets forth (i) name of each Seller, (ii) the number of shares of the Company held by each Seller, (iii) the portion of the Closing Cash Consideration to be received by each Seller and the total amount of the Closing Cash Consideration to be received by the Sellers, (iv) the number and class of Closing Shares to be received by each Seller and the total number of each class of Closing Shares to be received by the Sellers, (v) the number of Seller Earnout Escrow Shares, which shall identify the class, to be received by each Seller and the total number of Seller Earnout Escrow Shares to be received by the Sellers, in each case, if the Share Price Earnout is met and (vi) the number of Seller Earnout Escrow Shares, which shall identify the class, to be received by each Seller and the total number of Seller Earnout Escrow Shares to be received by the Sellers, in each case, if the EBITDA Earnout is met (in each case, subject to update, to the extent necessary, pursuant to Section 2.10);

WHEREAS, after the execution and delivery of this Agreement, Purchaser may, subject to approval by the Seller Representative, obtain commitments from one or more investors (an “Investment”) pursuant to the terms of one or more agreements (each, a “Investment Agreement”);

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WHEREAS, prior to the execution of this Agreement, Purchaser and its advisors were given access to a set of financial, accounting, legal, tax, social, and operational information relating to the Company Entities and their respective assets, through (i) a virtual “data room” hosted by Datasite (https://emea.datasite.com) from October 17, 2022 to November 10, 2022 (the “Data Room”). The exhaustive index of the Data Room appears in Appendix 1 of the Seller Disclosure Letter; the full contents of the Data Room appear on two (2) identical sets of coded USB keys, and each of Purchaser and the Seller Representative received one (1) of these USB keys on the date hereof; in this context, Purchaser had the opportunity (i) to conduct due diligence investigations regarding the Company Entities and their businesses, technology, operations, financial conditions and prospects, assets and liabilities, and (ii) to raise questions and investigate specific matters;

WHEREAS, prior to the execution of this Agreement, the Company’s works council (comité social et économique) has been duly informed and consulted in compliance with applicable French labor law; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:

“2019 Plans” has the meaning set forth in the recitals.

“A&R Purchaser Bylaws” has the meaning set forth in the recitals.

“A&R Purchaser Charter” has the meaning set forth in the recitals.

“Action” means any action, lawsuit, claim, suit, arbitration, litigation, inquiry, hearing, audit, charge, mediation, examination, judicial or legal proceeding or investigation, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that any Affiliate of BNP Paribas Développement S.A. shall be excluded from this definition. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the preamble.

“Alternative CCOD” has the meaning set forth in Section 6.18.

“Ancillary Agreements” means all agreements, other than this Agreement, entered into in connection with the consummation of the Transactions, including the Sponsor Support Agreement, the A&R Purchaser Charter, the A&R Purchaser Bylaws, the Investor Rights Agreement, the Initial Shareholders Forfeiture Agreement, the Escrow Agreement and the documents and agreements entered into in connection therewith.

“Audited Financial Statements” has the meaning set forth in Section 4.05(a).

“Available Cash” means, as of the Closing after giving effect to (i) the Purchaser Share Redemption, (ii) the repayment by Purchaser of any Working Capital Loans and (iii) the Transactions, including the payment of the Closing Cash Consideration, but without giving effect to the payment by Purchaser of any Purchaser Transaction Expenses and Seller Transaction Expenses, the sum of (a) the Final Purchaser Trust Amount, plus (b) if applicable, any and all amounts that are delivered to Purchaser at or prior to the Closing pursuant to any Investments.

“Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York or Lyon, France are authorized or obligated by Law to close.

“Call Option Agreements” has the meaning set forth in the recitals.

“CBA” means any “convention collective”, “professionnelle” or “d’entreprise” in France or the equivalent of any of the foregoing in jurisdictions other than France, including, without limitation, any collective bargaining agreement or other Contract with any labor union, works council, labor organization, employee representative or association.

“Change in Recommendation” has the meaning set forth in Section 6.07(d).

“Claims” has the meaning set forth in Section 6.09.

“Closing” has the meaning set forth in Section 2.01.

“Closing Cash” means the aggregate cash balance of the Company Entities as of the Closing, including (x) all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents in accounts of the Company Entities, (y) third party checks deposited or held in the Company Entities’ accounts that have not yet cleared, and (z) pending wire transfers that have not yet settled in the Company Entities’ accounts; provided, however, that Closing Cash shall be reduced by (i) the amount of all outstanding checks that are issued or outstanding at such time, (ii) pending wire transfers that have not yet cleared from the Company Entities’ accounts and (iii) customer deposits, restricted cash, deposits in escrow with third parties or cash securing letters of credit or other payment obligations. Closing Cash shall be expressed in U.S. dollars based on a Euro/USD exchange rate of one Euro (€1) for one U.S. dollar ($1).

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“Closing Consideration” means the amount equal to (i) $513,000,000, plus (ii) Closing Cash, minus (iii) Closing Financial Indebtedness.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Financial Indebtedness” means the aggregate amount of Financial Indebtedness of the Company Entities outstanding as of immediately prior to the Closing. Closing Financial Indebtedness shall be expressed in U.S. dollars based on a Euro/USD exchange rate of one Euro (€1) for one U.S. dollar ($1).

“Closing Statement” has the meaning set forth in Section 2.03(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing Cash Consideration” means $125,000,000.

“Closing Share Consideration” means the amount equal to (i) Closing Consideration minus (ii) Closing Cash Consideration, subject to adjustment pursuant to Section 2.10; provided that this amount shall never be less than zero.

“Closing Shares” means an aggregate number of newly-issued shares, rounded up to the nearest whole number, of Purchaser Common Stock and Purchaser Class B Common Stock equal to the quotient of (a) the Closing Share Consideration, divided by (b) $10. For the avoidance of doubt, the Closing Shares will be issued out of authorized but unissued shares of Purchaser.

“Company” has the meaning set forth in the preamble.

“Company Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination or similar transaction, in one transaction or a series of transactions, involving any Company Entity or involving all or a material portion of the assets, equity securities or businesses of any Company Entity (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in any Company Entity.

“Company Entities” means, collectively, the Company and its direct and indirect Subsidiaries.

“Company Indemnified Parties” has the meaning set forth in Section 6.12(a).

“Company IP Rights” means (a) all Intellectual Property Rights, other than Company-Owned IP Rights, for which any Company Entity holds or purports to hold, or has been granted, any licenses, immunities, or other rights, or which are used or held for use in, or necessary for, the operation of the businesses of the Company Entities as presently conducted; and (b) all Company-Owned IP Rights.

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“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, assets, financial condition or results of operations of the Company Entities taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay the Sellers or the Company from consummating the Transactions (including the Share Sale); provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which the Company Entities operate, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by this Agreement, including any redemptions of Public Shares pursuant to the Purchaser Share Redemption; (iii) any change in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (v) any change in French GAAP after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities (including the conflict in Eastern Europe) or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Company Entity with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third-parties related thereto; (x) any matter disclosed in the Seller Disclosure Letter, (xi) any action taken by, or at the request of, or with the express consent of Purchaser and (xii) the failure of the Company Entities to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction; provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company Entities as compared to other Persons or businesses that operate in the industry in which the Company Entities operate, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Company Material Adverse Effect has or will occur.

“Company-Owned IP Rights” means all Intellectual Property Rights owned by any Company Entity or represented by a Company Entity in a Contract as owned by a Company Entity.

“Company Systems” means all information technology and computer systems, electronic data processing, record keeping systems, communications systems, telecommunications systems, networking systems, account management systems, inventory management systems and other applications, Software, hardware and equipment (including all databases, firmware and related documentation) and information contained therein or transmitted thereby, including any outsourced systems and processes, in each case necessary for or otherwise used or held for use by or on behalf of the Company Entities.

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“Consideration Spreadsheet” has the meaning set forth in the recitals.

“Contract” means any written or oral agreement, contract, indenture, lease, sublease, instrument, arrangement, license, sublicense, obligation or commitment, in each case, that is legally binding (and in each case, including any amendments and modifications thereto).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks of COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard,” shut down, closure, sequester or any other Law, decree, judgment, injunction or other Governmental Order, directive, guideline or recommendation by any Governmental Authority or industry group in connection with or in response to COVID-19 pandemic.

“D&O Indemnified Parties” has the meaning set forth in Section 6.12(a).

“Data Room” has the meaning set forth in the recitals.

“Digital Virgo” has the meaning set forth in the recitals.

“Digital Virgo Subscribed Shares” has the meaning set forth in the recitals.

“Disclosure Letters” means the Seller Disclosure Letter and Purchaser Disclosure Letter, collectively.

“Dispute” has the meaning set forth in Section 10.03(a).

“Earnout Objection Notice” has the meaning set forth in Section 2.08(a)(ii).

“Earnout Statement” has the meaning set forth in Section 2.08(a)(i).

“EBITDA” means, with respect to any period, the “Adjusted EBITDA” of the Company as currently calculated by the Company for its reporting requirements under its credit facility, dated as of June 15, 2022, by and among BNP Paribas, the Company and such other parties to the agreement as set forth therein.

“EBITDA Earnout” has the meaning set forth in Section 2.08(b)(ii).

“Electronic Money Institution Regulations” means the EU Directive 2009/110/CE and applicable Lithuanian and Spanish Laws.

“Electronic Money Institution Approvals” means the approvals of the Bank of Lithuania and the Bank of Spain under the Electronic Money Institution Regulations.

“Entity” means a Person that is not a natural Person.

“Environmental Laws” means any applicable Law in any relevant jurisdictions relating to pollution or protection of human health or the environment, including those imposing liability or establishing requirements for the use, storage, transport, handling, treatment, Release of, exposure to, and disposal of Hazardous Materials.

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“Escrow Agent” has the meaning set forth in Section 2.04(b).

“Escrow Agreement” has the meaning set forth in Section 2.04(b).

“Excepted Liens” means those Liens set forth on Section 1.01(a) of the Seller Disclosure Letter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Purchaser Trust Amount” has the meaning set forth in Section 2.03(b).

“Financial Indebtedness” means for the Company Entities (in all cases concerning financial Liabilities other than to another Company Entity): (a) outstanding amounts granted in respect of loans and overdrafts taken out with banks and other institutions; (b) outstanding amounts under a credit facility, other debt instrument (including under any credit line) or evidenced by bonds, notes, debentures or similar instruments; (c) accrued interest not yet due on loans and overdrafts; (d) debts relating to the acquisition of shares including earn-out debts; and (e) voted dividends payable to Affiliates; provided, however, that any outstanding undrawn facility or credit, repayable grants, deposits and guarantees received not yet repaid, interest rate hedging instruments and commissions and expenses related to the setting up of financial debt shall not constitute Financial Indebtedness.

“Financial Statements” has the meaning set forth in Section 4.05(a).

“French GAAP” means France generally accepted accounting principles and practices in effect from time to time for individual accounts of a société commerciale (commercial company).

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body, in each case whether U.S. or non-U.S., exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body or arbitrator (public or private), or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“Hazardous Materials” means: (a) those substances defined in or regulated as pollutants, contaminants, dangerous goods or hazardous or toxic substances, materials of concern or wastes under Laws relating to pollution or protection of human health or the environment; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) asbestos, polychlorinated biphenyls, radioactive materials and other chemicals or substances for which liability or standards of care are imposed by Laws relating to pollution or protection of human health or the environment.

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“ICC” has the meaning set forth in Section 10.03(a).

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (a) net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Tax) or (b) multiple bases (including corporate franchise, doing business or occupation Tax) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, without duplication, the unsatisfied Liabilities of the Company Entities, whether contingent or otherwise (including penalties, interest and premiums): (a) in respect of borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (b) evidenced by bonds, notes, debentures or similar instruments, including such obligations incurred in connection with the acquisition of property, assets or businesses; (c) any obligations for the deferred purchase price of property or services, including all earn-out or other similar contingent payment obligations; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (f) amounts drawn on letters of credit, bankers’ acceptances or similar facilities; (g) any amounts in respect of unfunded or underfunded liabilities or obligations under pension or retirement (whether defined benefit or defined contribution), superannuation, gratuity, or similar pension-like policies, plans, programs, agreements or arrangements, severance or similar termination liabilities or obligations, deferred compensation, post-termination or retiree health and/or welfare benefit liabilities or obligations, accrued paid time off, or accrued bonuses or other incentive payments, in each case, whether pursuant to a written agreement or otherwise owed, plus the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; (h) payables owing to Affiliates (other than to another Company Entity); (i) any change-in-control payments, transaction bonuses, retention payments, single-trigger severance or similar compensatory payments payable to any Person by any Company Entity that are triggered in connection with the consummation of the Transactions (whether prior to, upon or after such consummation, and whether or not in connection with another event but excluding in all cases any “double trigger” payments that become payable as a result of any action or omission by Purchaser or its applicable Affiliate upon or following such consummation) and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; and (j) guarantees of the liabilities described in clauses (a) through (i) above of any other Person; provided, however, that each of (i) trade accounts payable and other operating liabilities in the Ordinary Course of Business (for the avoidance of doubt, not including Taxes), (ii) any outstanding surety or performance bonds (to the extent undrawn) or letters of credit (to the extent undrawn), and (iii) any liabilities or obligations owed by any Company Entity to another Company Entity, shall not constitute Indebtedness.

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“Initial Shareholders” means the Sponsor.

“Initial Shareholders Earnout Escrow Account” has the meaning set forth in Section 2.04(b)(ii).

“Initial Shareholders Earnout Escrow Shares” means 1,293,750 shares of Purchaser Common Stock.

“Initial Shareholders Forfeiture Agreement” has the meaning set forth in the recitals.

“Insider Letter Agreement” means that certain letter agreement, dated February 10, 2021, by and among the Sponsor, Harvey Schiller, William Duffy, David Falk, Donna Orender, Kenneth Shropshire, Alex Greystoke, Amber Allen, Martin Gruschka, Danielle Cantor Jeweler, Raghu Kilambi, Garret Klugh, Jon Miller, Bart Oates, Doug Perlman, Marc Wade and Purchaser.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property Rights” shall mean any and all common law or statutory or other rights, registered or not, anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, re-issues, and reexaminations thereof (collectively, “Patents”); (b) trademarks, service marks, trade dress, “dessins et modèles”, trade names, logos, designs, slogans, taglines, brands, product names, and other designations of origin, source or quality, registrations and applications for any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights, copyrightable works, and equivalent rights of author, in any published or unpublished works of authorship (including Software as a work of authorship), and registrations and applications therefor, any derivative work (“oeuvre dérivée”) and all renewals, extensions, restorations and reversions thereof (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data, and other confidential or proprietary information (whether business or technical or otherwise) (collectively, “Trade Secrets”); and (f) other intellectual property, industrial property and proprietary rights anywhere in the world, such as sui generis database rights.

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

“Interim Period” has the meaning set forth in Section 6.01.

“Intervening Event” has the meaning set forth in Section 6.07(d).

“Intervening Event Notice Period” has the meaning set forth in Section 6.07(d).

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“Investment” has the meaning set forth in the recitals.

“Investment Agreement” has the meaning set forth in the recitals.

“Investor Rights Agreement” has the meaning set forth in the recitals.

“IPO” has the meaning set forth in Section 6.09.

“IRS” means the Internal Revenue Service of the United States of America.

“Jones CCOD” has the meaning set forth in Section 7.02(f).

“Law” means any law (statutory, common or otherwise), statute, ordinance, regulation, rule, code, treaty, directive, executive order, injunction, judgment, decree or other order of a Governmental Authority.

“Liability” means any liability or obligation (whether known or unknown, absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

“Liens” means liens, licenses, covenants not to sue, options, transfer restrictions, mortgages, security interests, adverse ownership interests, pledges, charges or other encumbrances.

“Leased Real Property” has the meaning set forth in Section 4.08(b).

“Leases” means all leases, subleases, licenses, concessions and other binding agreements (written or oral) pursuant to which any Company Entity holds any Leased Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto and the right to all security deposits and other amounts and instruments deposited by or on behalf of any Company Entity thereunder.

“Look-back Date” means January 1, 2019.

“Maximum Annual Premium” has the meaning set forth in Section 6.12(b).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“NASDAQ” means the Nasdaq Capital Market.

“Ordinary Course of Business” means, with respect to any Person, actions that are taken in the ordinary course and materially consistent with the past practices and normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, constitution, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar governing agreements or documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of such Person, including any amendments thereto.

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“Party” has the meaning set forth in the preamble.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means the Company Entities’ audited combined balance sheet as of December 31, 2020 and December 31, 2021 and statements of income, changes in shareholder equity and cash flows for the twelve (12)-month periods then ended, each audited in accordance with US GAAP and PCAOB auditing standards by a PCAOB qualified auditor.

“Peltier & Winston Privileged Communications” has the meaning set forth in Section 10.16(a).

“Permits” means any franchise, license, permit, consent and order of any Governmental Authority necessary for any Company Entity to own, lease and operate its properties or to carry on its business.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with IFRS or French GAAP, as applicable; (b) statutory and contractual Liens arising or incurred in the Ordinary Course of Business with respect to Leased Real Property for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or French GAAP, as applicable; (c) zoning, building, or other restrictions, variances, and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; (d) covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere, or would interfere, in any material respect with the present use of or occupancy of the affected parcel in the operation of the business conducted thereon by the Company Entities; and (e) Liens incurred in connection with capital lease obligations of the Company Entities incurred in the Ordinary Course of Business.

“Person” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a company, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Authority.

“Personal Data” shall have the meaning given to it in Article 4(1) of the General Data Protection Regulation (EU) 2016/679.

“Plan” means all employee benefit plans, arrangements, or programs including bargaining and/or any in-house agreements provided for the benefit of any employees, or under which any such employee participates, receives a benefit or is entitled to or accruing a future benefit as of the date hereof.

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“Privacy Laws” means all applicable Laws concerning data protection and privacy which are from time to time applicable to the Company Entities, including the General Data Protection Regulation (EU) 2016/679 (GDPR) and all related national laws, regulations and secondary legislation, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing.

“Proskauer Privileged Communications” has the meaning set forth in Section 10.16(b).

“Prospectus” means that certain final prospectus of Purchaser, dated February 10, 2021, and filed on February 11, 2021, prepared, filed and made available to the public in accordance with applicable federal securities Laws.

“Proxy Statement” has the meaning set forth in Section 6.07(a).

“Public Preferred Shares” means shares of Purchaser preferred stock that may be issued by Purchaser at Closing, which shares will be listed on the NASDAQ provided that applicable listing requirements are met and the terms of which are to be determined by Purchaser prior to the Closing, subject to approval by the Seller Representative.

“Public Shareholders” has the meaning set forth in Section 6.09.

“Public Shares” means the 25,875,000 shares of Purchaser Common Stock that comprise part of the Public Units, which are listed on the NASDAQ under the ticker symbol “PUCK”.

“Public Units” means the 25,875,000 Units issued and sold in the IPO, with each Public Unit consisting of one Public Share and one Public Warrant, which Public Units are listed on the NASDAQ under the ticker symbol “PUCKU”.

“Public Warrants” means the warrants to purchase up to 25,875,000 shares of Purchaser Common Stock at a price of $11.50 per share that comprise part of the Public Units, which are listed on the NASDAQ under the ticker symbol “PUCKW”.

“Purchased Shares” has the meaning set forth in the recitals.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under Purchaser’s initial IPO prospectus or similar transaction, in one transaction or a series of transactions, involving Purchaser or involving all or a material portion of the assets, equity securities or businesses of Purchaser (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in Purchaser or any of its controlled Affiliates, other than any Investments, the extent applicable.

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“Purchaser Board” has the meaning set forth in the recitals.

“Purchaser Board Recommendation” has the meaning set forth in Section 6.07(d).

“Purchaser Class B Common Stock” means Class B common stock of Purchaser, par value $0.0001 per share, to be authorized under the A&R Purchaser Charter, which shall only be issued to IODA S.A. at the Closing.

“Purchaser Closing Statement” has the meaning set forth in Section 2.03(b).

“Purchaser Common Stock” means common stock of Purchaser, par value $0.0001 per share, which shall be renamed “Class A common stock” upon the filing of the A&R Purchaser Charter.

“Purchaser Disclosure Letter” means the disclosure schedules of Purchaser delivered concurrently with the execution of this Agreement.

“Purchaser Fundamental Representations” means Section 5.01 (Organization and Power), Section 5.03(a) and Section 5.03(d) (Authorization; No Breach; Valid and Binding Agreement), Section 5.05 (Purchaser Trust Account), Section 5.10 (Capitalization), and Section 5.17 (Brokerage).

“Purchaser Group” has the meaning set forth in Section 10.16(a).

“Purchaser Incentive Plan” means that certain equity incentive plan to be entered into at Closing by Purchaser, substantially in the form attached hereto as Exhibit F.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.12(a).

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, assets, financial condition or results of operations of Purchaser taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay Purchaser from consummating the Transactions (including the Share Sale); provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Purchaser Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which Purchaser operates, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by this Agreement, including any redemptions of Public Shares pursuant to the Purchaser Share Redemption; (iii) any change in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (v) any change in US GAAP after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities (including the conflict in Eastern Europe) or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions; (x) any action taken by, or at the request of, or with the express consent of Seller and (xi) the failure of Purchaser to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction; provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects Purchaser as compared to other special purpose acquisition companies and/or blank check companies, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Purchaser Material Adverse Effect has or will occur.

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“Purchaser SEC Documents” has the meaning set forth in Section 5.14(a).

“Purchaser Share Redemption” means the election of an eligible holder of Purchaser Common Stock (as determined in accordance with the applicable Organizational Documents of Purchaser and the Purchaser Trust Agreement) to redeem all or a portion of such holder’s shares of Purchaser Common Stock in accordance with the applicable Organizational Documents of Purchaser and the Purchaser Trust Agreement.

“Purchaser Shareholder Approval” has the meaning set forth in Section 7.03(c).

“Purchaser Shareholder Proposals” means, collectively, the following proposals, or such other proposals as may be agreed upon between Purchaser and the Seller Representative, to be voted upon at the Purchaser Special Meeting: (a) the approval of the Transactions; (b) the approval, for purposes of complying with applicable listing rules of the NASDAQ, of the issuance of the shares of Purchaser Common Stock and Purchaser Class B Common Stock in connection with the consummation of the Transactions (including the Share Sale and any Investments, if applicable); (c) the amendment and restatement of the Organizational Documents of Purchaser as contemplated by this Agreement; (d) the adoption of the Purchaser Incentive Plan; (e) the appointment of new directors effective as of the Closing in accordance with the terms of this Agreement; and (f) the advisory charter proposals with respect to governance provisions.

“Purchaser Shareholders” means the Public Shareholders and all other holders of shares of Purchaser Common Stock.

“Purchaser Special Meeting” has the meaning set forth in Section 6.07(c).

“Purchaser Transaction Expenses” means, collectively, (a) the fees and expenses of Purchaser incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, commissions, expenses and disbursements of its counsels, accountants, placement and wall crossing agents, due diligence expenses, advisory and consulting fees, whether paid or unpaid prior to the Closing, (b) 50% of all filing fees incurred in connection with the filing required to be made under any Regulatory Approval necessary for the consummation of the Transactions and (c) the “tail” policy described in Section 6.12(b).

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“Purchaser Trust Account” means that certain trust account of Purchaser with the Trustee, established under the Purchaser Trust Agreement.

“Purchaser Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 10, 2021, by and between Purchaser and the Trustee.

“Purchaser Trust Amount” means, as the date of determination, the aggregate amount of funds held in the Purchaser Trust Account.

“Purchaser’s Knowledge” or any similar phrase, with respect to Purchaser, means the actual knowledge following a reasonable inquiry with his direct reports directly responsible for the applicable subject matter of Harvey Schiller and William Duffy.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, including without limitation Electronic Money Institution Approvals; provided that in no event shall the term Regulatory Approvals include the filing of, or securing effectiveness of, the Proxy Statement.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment.

“Released Party” has the meaning set forth in Section 10.14.

“Representatives” means the officers, directors, managers, employees, independent contractors, attorneys, accountants, advisors, representatives, consultants and agents of a Person, excluding the directors of BNP Paribas Développement S.A.

“Reviewing Accountant” has the meaning set forth in Section 2.08(a)(ii).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of sanctioned Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union or any European Union member state; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned fifty percent or more or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

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“Sanctions Laws” means those trade, economic and financial sanctions Laws and trade embargoes administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the United States Department of State), (ii) Her Majesty’s Treasury of the United Kingdom, (iii) the United Nations, or (iv) the European Union or any European Union member state.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act, and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Disclosure Letter” means the disclosure schedules of the Sellers delivered concurrently with the execution of this Agreement.

“Seller Earnout Escrow Account” has the meaning set forth in Section 2.04(b)(i).

“Seller Earnout Escrow Shares” means 5,000,000 shares of Purchaser Common Stock and Purchaser Class B Common Stock, as allocated on the Consideration Spreadsheet.

“Seller Fundamental Representations” means the representations and warranties of (i) all Sellers set forth in Section 3.01 (Organization and Corporate Power), Section 3.02(a) and Section 3.02(d) (Authorization; No Breach; Valid and Binding Agreement), Section 3.03 (Title to Shares) and Section 3.04 (Brokerage), and (ii) of certain Sellers and the Company set forth in Section 4.01 (Organization and Corporate Power), Section 4.03(a) and Section 4.03(d) (Authorization; No Breach; Valid and Binding Agreement), Section 4.04 (Capitalization) and Section 4.22 (Brokerage).

“Seller Group” has the meaning set forth in Section 10.16(a)

“Seller Representative” has the meaning set forth in Section 10.17(a).

“Seller Transaction Expenses” means, collectively, (a) the fees and expenses of the Sellers incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsels, accountants, due diligence expenses, advisory and consulting fees, in each case, that is unpaid prior to the Closing, and (b) 50% of all filing fees incurred in connection with the filing required to be made under any Regulatory Approval necessary for the consummation of the Transactions.

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“Seller’s Knowledge” or any similar phrase, with respect to any Company Entity, means the actual knowledge following a reasonable inquiry with his direct reports directly responsible for the applicable subject matter of Eric Peyre, Guillaume Briche and Emmanuel Tongio.

“Service Provider” means any current or former officer, employee, individual independent contractor, consultant or other service provider (including any such Person providing services through a personal services entity), director or manager.

“Share Price” means the closing trading price of a share of Purchaser Common Stock on the NASDAQ or any other national securities exchange on which shares of Purchaser Common Stock are then listed, as applicable

“Share Price Earnout” has the meaning set forth in Section 2.08(b)(i).

“Share Sale” has the meaning set forth in the recitals.

“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, menus, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, together with all intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals.

“Sponsor Expense Advancement Agreement” means the certain Expense Advancement Agreement, dated as of November 4, 2021, by and among Purchaser and the Sponsor.

“Sponsor Support Agreement” has the meaning set forth in the recitals.

“Sponsor Units” means the 667,500 private placement units held by the Sponsor, which consists of 667,500 shares of Purchaser Common Stock and warrants to purchase 667,500 shares of Purchaser Common Stock at a price of $11.50 per share (“Sponsor Warrants”).

“Stock Option Holders” has the meaning set forth in the recitals.

“Stock Options” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any Entity which is controlled directly or indirectly by that Person from time to time within the meaning of article L. 233-3 of the French Code de commerce, and “control” for this purpose bears the meaning ascribed to such term by Article L. 233-3 I, 1° and 2° of the French Code de commerce.

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“Tax” or “Taxes” means all taxes, levies, tariffs, duties and governmental charges of any kind, whether payable directly or by withholding, including, without limitation, income, property, production, escheat, unclaimed property, consumption, sales, customs, duties, stamp, inventory, windfall, ad valorem, registration, value added, alternative or add-on minimum, unemployment, disability, payroll, social charges and contributions or estimated tax, together with any interest, fines, penalties or additions to tax with respect thereto, imposed, assessed or collected by or due to any Governmental Authority.

“Tax Return” means any tax return, statement, form or report, information statement or other document (including any election, declaration, disclosure, claim for refund, estimate and information return and any other information) filed or required to be filed with a taxing authority in connection with any Tax, including any schedule or attachment thereto and any amendment thereof and any supplement thereto.

“Termination Date” has the meaning set forth in Section 8.03(b).

“Termination Fee” has the meaning set forth in Section 8.06(a).

“Threshold Amount” means $2,000,000.

“Top Customer” has the meaning set forth in Section 4.18.

“Top Supplier” has the meaning set forth in Section 4.18.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Share Sale.

“Transfer Taxes” has the meaning set forth in Section 9.02.

“Trustee” means Continental Stock Transfer & Trust Company, a New York limited liability trust company.

“US GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Working Capital Loans” means any loans incurred by Purchaser for its working capital needs, provided that the terms and conditions of such loans, including the form of consideration for repayment of such loans, shall be consistent with the terms of the Sponsor Expense Advancement Agreement.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (vii) references to a Person are also to its permitted successors and assigns and (viii) the word “or” shall be disjunctive but not exclusive.

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(b) Unless the context of this Agreement otherwise requires, references to Contracts and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action required to be taken on or by a Business Day is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be taken or given on or by the next Business Day.

(f) Unless the context of this Agreement otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS or French GAAP, as applicable.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the Data Room or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(h) References to “$”, “US$” or “dollars” refer to lawful currency of the United States.

(i) Writing includes typewriting, printing, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(j) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(k) Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(l) If a French term has been added in parenthesis after an English term, the French term shall prevail for the interpretation of the relevant English term.

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(m) The Disclosure Letters, Exhibits and Annexes referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.01 Closing. Unless another date, location or time is mutually agreed upon by the Parties, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or, if permissible, waiver of the conditions to the obligations of the parties set forth in ARTICLE VII other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions. The date and time on which the Closing takes place is herein referred to as the “Closing Date.”

Section 2.02 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall transfer to Purchaser, and Purchaser shall acquire from each Seller, free and clear of all Liens (except for (i) Liens created by Purchaser, (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law, and (iii) Excepted Liens), all right, title and interest in and attaching to the Purchased Shares held by such Seller as set forth on the Consideration Spreadsheet, such that Purchaser shall own all of the Purchased Shares, and as consideration and in exchange therefor, Purchaser shall pay or issue, as applicable, the Closing Consideration as follows: issue the Closing Shares in accordance with Section 2.04(c) and pay the Closing Cash Consideration in accordance with Section 2.04(d). In addition, Purchaser shall deposit the Seller Earnout Escrow Shares in accordance with Section 2.04(b)(i), which Seller Earnout Escrow Shares shall be released in accordance with Section 2.08(b).

Section 2.03 Pre-Closing Matters.

(a) At least five (5) Business Days prior to the Closing, the Seller Representative shall deliver to Purchaser a written schedule (the “Closing Statement”) setting forth (i) the Seller Representative’s calculation, together with reasonable supporting detail, of the Closing Consideration, and (ii) the Seller Representative’s good-faith calculation, together with reasonable supporting detail, including all invoices or similar documentation accounting for such costs, and instructions that list the applicable bank accounts designated and wire instructions therefor to facilitate payment by Purchaser of the Seller Transaction Expenses, along with instructions for payment of such expenses by Purchaser as of the Closing. Purchaser shall be entitled to review the Closing Statement and the Seller Representative will cooperate promptly and reasonably with Purchaser to revise the Closing Statement to the extent necessary to reflect any of Purchaser’s reasonable comments. Following such review, if the Closing Statement is revised, then such revised Closing Statement, or if the Closing Statement is not revised, then the initial Closing Statement, shall be deemed to be the final “Closing Statement”.

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(b) At least two (2) Business Days prior to the Closing, Purchaser shall notify the Seller Representative in writing (the “Purchaser Closing Statement”) of (i) the Purchaser Trust Amount upon conclusion of the Purchaser Share Redemption (the “Final Purchaser Trust Amount”) and (ii) Purchaser’s good-faith calculation, together with reasonable supporting detail, including all invoices or similar documentation accounting for such costs, and instructions that list the applicable bank accounts designated to facilitate payment by Purchaser of the Purchaser Transaction Expenses, along with details about which such expenses shall be paid out as of the Closing. The Seller Representative shall be entitled to review the Purchaser Closing Statement and Purchaser will cooperate reasonably with the Seller Representative to revise the Purchaser Closing Statement to the extent necessary to reflect any of the Seller Representative’s reasonable comments. Following such review, if the Purchaser Closing Statement is revised, such revised Purchaser Closing Statement, or if the Purchaser Closing Statement is not revised, then the initial Purchaser Closing Statement, shall be deemed to be the final “Purchaser Closing Statement”.

Section 2.04 Closing Transactions. At the Closing:

(a) Purchaser shall pay or cause to be paid in cash out of the Available Cash, by wire transfer of immediately available funds:

(i) all amounts included in Seller Transaction Expenses to the accounts set forth in the Closing Statement; and

(ii) all amounts included in the Purchaser Transaction Expenses to the accounts set forth in the Purchaser Closing Statement.

(b) Each of Purchaser, the Seller Representative and the Sponsor shall deliver an executed counterpart to an escrow agreement to be entered into on the Closing Date by and among Purchaser, the Seller Representative, the Sponsor and an escrow agent mutually agreed upon by Purchaser, the Seller Representative and the Sponsor (the “Escrow Agent”) in the form to be mutually agreed upon by Purchaser, the Seller Representative and the Sponsor (the “Escrow Agreement”). Pursuant to the Escrow Agreement, Purchaser shall deposit with the Escrow Agent at Closing:

(i) the Seller Earnout Escrow Shares into a designated and separate escrow account (the “Seller Earnout Escrow Account”), and the Escrow Agent will hold and disburse the Seller Earnout Escrow Shares as provided herein and in the Escrow Agreement; and

(ii) the Initial Shareholders Earnout Escrow Shares into a designated and separate escrow account (the “Initial Shareholders Earnout Escrow Account”), and the Escrow Agent will hold and disburse the Initial Shareholders Earnout Escrow Shares as provided herein and in the Escrow Agreement;

(c) Purchaser shall make, or cause to be made, appropriate book entries in the name of each Seller evidencing the issuance of the Closing Shares to such Seller as set forth on the Consideration Spreadsheet (as updated, to the extent necessary, pursuant to Section 2.10), free and clear of all Liens (except for (i) Liens created by, or on behalf of, such Seller, (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law and (iii) the restrictions arising under the lock-up provisions under the Investors Rights Agreement).

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(d) Purchaser shall pay, or cause to be paid, the Closing Cash Consideration to the Sellers, as set forth on the Consideration Spreadsheet (as updated, to the extent necessary, pursuant to Section 2.10);

(e) The Seller Representative shall deliver to Purchaser:

(i) a copy of minutes of the decisions of the Strategic Committee approving the signature of this Agreement by the Company, and the transactions contemplated hereof;

(ii) original validly executed share transfer forms (ordre de mouvement) in respect of the Purchased Shares, in the name of Purchaser, duly executed by all Sellers (personally or by an agent or through a power of attorney);

(iii) the original share transfer register (registre des mouvements de titres) and each Seller’s individual accounts (comptes d’actionnaires) of the Company which shall be up to date, and in which the transfer of all the Purchased Shares to Purchaser shall have been recorded as of the Closing Date free and clear of any Liens (except for (i) Liens created by Purchaser, (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law, and (iii) Excepted Liens);

(iv) three original copies of the tax transfer forms (formulaire cerfa n°2759 SD) in respect of all transfer of the Purchased Shares upon Closing subject to proportional French transfer taxes, duly completed and executed by each Seller;

(v) all relevant documents to evidence the acquisition by the Company of the Stock Option Subscribed Shares and/or of the cancellation of any non-exercised Stock Option, including, (x) copies of (i) the stock option exercise letters and of the subscription forms (bulletins de souscription) according to which the Stock Option Holders subscribed for the Stock Option Subscribed Shares and (ii) the share transfer forms (ordre de mouvement) in respect of the acquisition by the Company of the Stock Option Subscribed Shares, and (y) the original share transfer register (registre des mouvements de titres) and individual accounts (comptes d’actionnaires) of Digital Virgo which shall be up to date, and in which the exercise of the Stock Options, the transfer of all the Stock Option Subscribed Shares to Digital Virgo and/or the cancellation of any non-exercised Stock Option shall have been recorded;

(vi) the consents, approvals and waivers listed in Section 2.04(e)(vi) of the Seller Disclosure Letter;

(vii) to the extent requested by the Sellers, subscription forms in respect of the Closing Shares to be received by each Seller, executed by each Seller;

(viii) a properly completed Internal Revenue Service Form W-8 series duly executed by each Seller;

(ix) (A) all other documents, instruments or certificates required to be delivered by the Seller Representative at or prior to the Closing pursuant to Section 7.01; and (B) such other documents or certificates as shall reasonably be required by Purchaser and its counsel to consummate the Transactions (including the Share Sale).

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(f) Purchaser shall deliver to the Seller Representative:

(i) a certified copy of the A&R Purchaser Charter;

(ii) a copy of the A&R Purchaser Bylaws;

(iii) to the extent requested by the Sellers, subscription forms in respect of the Closing Shares to be received by each Seller, executed by Purchaser;

(iv) a copy of the resolutions taken by the Purchaser Board in connection with the approval of this Agreement and the Transactions (including the Share Sale); and

(v) (A) all other documents, instruments or certificates required to be delivered by Purchaser at or prior to the Closing pursuant to Section 7.02; and (B) such other documents or certificates as shall reasonably be required by the Seller Representative to consummate the Transactions (including the Share Sale).

Section 2.05 Purchaser Board. Subject to applicable Law and approval of the stockholders of Purchaser, Purchaser shall take all action necessary to ensure that, effective as of the Closing, the Purchaser Board shall consist of eleven (11) directors, as well as two (2) non-voting board observers, who shall initially be listed on Section 2.05 of the Purchaser Disclosure Letter.

Section 2.06 Certain Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Closing Shares shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.07 Fractional Shares. No fraction of a share of Purchaser Common Stock or Purchaser Class B Common Stock will be issued by virtue of the Transactions, and instead the number of shares of Purchaser Common Stock and Purchaser Class B Common Stock, as applicable, issued to each Seller shall be rounded up to the nearest whole share.

Section 2.08 Seller Earnout.

(a) 2023, 2024, 2025, 2026 and 2027 EBITDA.

(i) Within one hundred twenty (120) days after each of the fiscal years ending December 31, 2023, December 31, 2024, December 31, 2025, December 31, 2026 and December 31, 2027, Purchaser shall prepare and deliver to the Seller Representative a statement setting forth the EBITDA for such fiscal year (each such statement, an “Earnout Statement”); provided that if the earnout described in Section 2.08(b)(ii) is achieved prior to December 31, 2027, Purchaser shall not be obligated to prepare and deliver any Earnout Statements after such achievement.

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(ii) Following the receipt of an Earnout Statement, the Seller Representative shall have thirty (30) Business Days to make an objection (in writing) (an “Earnout Objection Notice”) to Purchaser. If no Earnout Objection Notice has been sent by the Seller Representative within such thirty (30) Business Day period, then such Earnout Statement shall be deemed final. If applicable, following the delivery of an Earnout Objection Notice, the Seller Representative and Purchaser shall attempt in good faith to resolve the issues and objections in such Earnout Objection Notice. If such good faith negotiations are unsuccessful, then the Seller Representative and Purchaser shall engage an independent, internationally recognized accounting firm acceptable to both the Seller Representative and Purchaser (the “Reviewing Accountant”) to review only the matters in the Earnout Objection Notice that are still disputed by the Seller Representative and Purchaser. The Reviewing Accountant shall act in the capacity of an expert and not as an arbitrator. Neither the Seller Representative nor Purchaser shall have or conduct any communication, either written or oral, with the Reviewing Accountant with respect to matters contemplated by this Agreement without the other party either being present or receiving a concurrent copy of any written communication. The Seller Representative and Purchaser will also instruct the Reviewing Accountant to, and the Reviewing Accountant will, make its determination based solely on the terms of this Agreement and written submissions by the Seller Representative and Purchaser that are provided in accordance with this Agreement (i.e., not on the basis of an independent review). Neither the Seller Representative nor Purchaser shall disclose to the Reviewing Accountant, and the Reviewing Accountant shall not consider for any purpose, any settlement discussions or settlement offer made by the Seller Representative or Purchaser with respect to any objection under this Section 2.08, unless otherwise agreed in writing by the Seller Representative and Purchaser. The Reviewing Accountant shall promptly (and in any event within thirty (30) days following its engagement) determine the resolution of such remaining disputed matters, which resolution shall not be outside of the range set forth by Purchaser in the Earnout Statement and the Seller Representative in the Earnout Objection Notice. Such determination shall be final and binding on the parties, absent fraud or manifest error.

(b) Earnout Payment.

(i) If the Share Price is equal to or greater than $15.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) from the period starting from the date immediately following the Closing Date and ending on December 31, 2026 (the “Share Price Earnout”), then Purchaser, along with the Seller Representative, shall prepare, execute and deliver to the Escrow Agent, as soon as practicable but no later than thirty (30) days after the Share Price Earnout is achieved, a joint written instruction instructing the Escrow Agent to release 2,500,000 of the Seller Earnout Escrow Shares from the Seller Earnout Escrow Account to the Sellers in the amounts set forth on the Consideration Spreadsheet (as updated, to the extent necessary, pursuant to Section 2.10).

(ii) If the EBITDA for any fiscal year ending on or before December 31, 2027 is equal to or greater than $60,000,000 as finally determined pursuant to Section 2.08(a) (the “EBITDA Earnout”), then Purchaser, along with the Seller Representative, shall prepare, execute and deliver to the Escrow Agent, as soon as practicable but no later than thirty (30) days after the EBITDA Earnout is achieved, a joint written instruction instructing the Escrow Agent to release 2,500,000 of the Seller Earnout Escrow Shares from the Seller Earnout Escrow Account to the Sellers in the amounts set forth on the Consideration Spreadsheet (as updated, to the extent necessary, pursuant to Section 2.10).

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(iii) If there are any Seller Earnout Escrow Shares remaining in the Seller Earnout Escrow Account after application of Section 2.08(b)(i)-(ii), then Purchaser, along with the Seller Representative, shall prepare, execute and deliver to the Escrow Agent, as soon as practicable but no later than thirty (30) days after the applicable earnout period has elapsed, a joint written instruction instructing the Escrow Agent to release such remaining Seller Earnout Escrow Shares from the Seller Earnout Escrow Account to Purchaser, which shares will then be held as treasury shares or canceled by Purchaser, at Purchaser’s election.

(iv) Any payment made pursuant to this Section 2.08 shall be treated as an adjustment to the purchase price for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code or otherwise).

Section 2.09 Initial Shareholders Earnout.

(a) If the Share Price Earnout is met, then Purchaser, along with the Sponsor, shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent, as soon as practicable but no later than thirty (30) days after the Share Price Earnout is achieved, to release the Initial Shareholders Earnout Escrow Shares from the Initial Shareholders Earnout Escrow Account to the Initial Shareholders.

(b) If no Initial Shareholders Earnout Escrow Shares are released to the Initial Shareholders pursuant to Sections 2.09(a), then Purchaser, along with the Sponsor, shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent, as soon as practicable but no later than thirty (30) days after the applicable earnout period has elapsed, to release the Initial Shareholders Earnout Escrow Shares from the Initial Shareholders Earnout Escrow Account to Purchaser, which shares will then be held as treasury shares or canceled by Purchaser, at Purchaser’s election.

Section 2.10 Update to the Consideration Spreadsheet. No later than close of business on the third (3rd) Business Day preceding the anticipated Closing Date, the Seller Representative and Purchaser shall have the right to prepare and deliver to the other party an updated Consideration Spreadsheet, which updates may include, to the extent that there are Public Preferred Shares, elections by certain Sellers, if any, to receive Public Preferred Shares up to an aggregate amount of $100,000,000 in lieu of their Closing Shares, in which case there would be a dollar-for-dollar reduction to the Closing Share Consideration. The Seller Representative and Purchaser shall meet and confer regarding the updated Consideration Spreadsheet prior to the anticipated Closing Date, and shall make such changes thereto as the parties may mutually and in good faith agree so that the updated Spreadsheet reflects any such changes. Such updated Consideration Spreadsheet shall be the “Consideration Spreadsheet” for all purposes of this Agreement.

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Section 2.11 Legends. Each certificate issued to each Seller in connection with the Transactions, if any, or book entry position, as applicable, shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any applicable securities Laws at the time of issuance of the shares of Purchaser Common Stock and Purchaser Class B Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, MORTGAGED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SHARES OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

Section 2.12 Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and the Share Sale, the Parties agree to promptly take any such actions, including executing such documents or making such filings, as may be reasonably required by any of the Parties.

Section 2.13 Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts paid or payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to such payment under the Code or any other provision of applicable Law; provided, that Purchaser shall provide the applicable Seller with a written notice of Purchaser’s intention to withhold at least five (5) Business Days prior to any such withholding (other than any withholding attributable to the failure to provide a Form W-8 pursuant to Section 2.04(e)(viii)) and, prior to any such withholding, Purchaser shall provide such Seller a reasonable opportunity to mitigate or eliminate any such requirement to deduct or withhold to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ALL SELLERS

Except as set forth in the Seller Disclosure Letter (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), and subject to the terms, conditions and limitations set forth in this Agreement, each Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement) (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

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Section 3.01 Organization and Corporate Power. Such Seller (to the extent such Seller is an Entity) is an entity duly incorporated, validly existing and, to the extent such concept is applicable under the Laws of its jurisdiction of incorporation or organization, in good standing under the Laws of its jurisdiction of incorporation or organization, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business, and is in good standing as a foreign corporation to the extent such concept is applicable, in each jurisdiction in which its ownership, lease and operation of property or the conduct of its business requires such qualification, except where the failure to hold such authorizations, licenses and permits or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Seller that is an Entity is in breach of its Organizational Documents.

Section 3.02 Authorization; No Breach; Valid and Binding Agreement.

(a) Such Seller has all requisite corporate power, if applicable, and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to the consents, approvals, authorizations and other requirements described in this Section 3.02, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Share Sale). The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by such Seller (to the extent such Seller is an Entity) and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby (including the Share Sale) and thereby.

(b) Except as set forth on Section 3.02(b) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by such Seller, and the consummation by such Seller of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Organizational Documents of such Seller (to the extent such Seller is an Entity), (ii) any Contract or Permit to which such Seller or its properties or assets are bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which such Seller is subject or its properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 3.02(b), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(c) The execution and delivery of this Agreement or any Ancillary Agreement by such Seller do not, and the performance of this Agreement or any Ancillary Agreement by such Seller will not, require any Regulatory Approval, except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the Electronic Money Institution Regulations (EU Directive 2009/110/CE), the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, and the rules and regulations of NASDAQ.

(d) This Agreement has been, and each Ancillary Agreement to which such Seller is a party has been or will be at Closing, as applicable, duly executed and delivered by such Seller and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which such Seller is a party constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.03 Title to Shares. Such Seller has legal and valid title to all of the Purchased Shares held by such Seller, free and clear of all Liens, other than restrictions imposed by applicable securities Laws or the Organizational Documents of the Company. Such Seller is the sole record and beneficial owner of the Purchased Shares held by such Seller. The Purchased Shares are not subject to any Contract restricting or otherwise relating to the voting, transfer or other disposition of such Purchased Shares, other than restrictions on transfer imposed by applicable securities Laws or the Organizational Documents of the Company. Such Seller will convey legal and valid title to all of the Purchased Shares held by such Seller at the Closing to Purchaser free and clear of all Liens, and Purchaser will be the legal and beneficial owner of all of the Purchased Shares.

Section 3.04 Brokerage. To such Seller’s knowledge, other than fees or commissions for which the Company will be solely responsible, there are no claims for, and the Company Entities, Purchaser and their respective Affiliates have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of the Company for which any Company Entity, Purchaser or any of their respective Affiliates is or may be liable.

Section 3.05 Investment Representations.

(a) Such Seller understands and acknowledges that the acquisition of the Purchaser Common Stock and/or Purchaser Class B Common Stock, as applicable, involves substantial risk. Such Seller has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of its investment in the Purchaser Common Stock and/or Purchaser Class B Common Stock, as applicable.

(b) Such Seller is acquiring the Purchaser Common Stock and/or Purchaser Class B Common Stock, as applicable, for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Purchaser Common Stock and/or Purchaser Class B Common Stock, as applicable, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

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(c) Such Seller understands and acknowledges that the Purchaser Common Stock and Purchaser Class B Common Stock have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Such Seller acknowledges that such securities may not be transferred, sold, offered for sale, mortgaged, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom.

Section 3.06 No Other Representations and Warranties. EACH SELLER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, NONE OF PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SELLER, THE COMPANY ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PURCHASER OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO ANY SELLER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PURCHASER TO SELLERS IN ARTICLE V. EACH SELLER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CERTAIN SELLERS AND THE COMPANY

Except as set forth in the Seller Disclosure Letter (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), and subject to the terms, conditions and limitations set forth in this Agreement, each of the Company, IODA S.A., LALBATROS S.A.S. and Guillaume Briche hereby represents and warrants to Purchaser, as of the date of this Agreement and the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement) (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 4.01 Organization and Corporate Power. Except as set forth on Section 4.01 of the Seller Disclosure Letter, each Company Entity is an entity duly incorporated, validly existing and, to the extent such concept is applicable under the Laws of its jurisdiction of incorporation or organization, in good standing under the Laws of its jurisdiction of incorporation or organization, and each such Person has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business, and is in good standing as a foreign corporation to the extent such concept is applicable, in each jurisdiction in which its ownership, lease and operation of property or the conduct of its business requires such qualification, except where the failure to hold such authorizations, licenses and permits or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Organizational Documents of the Company Entities, in each case as in effect as of the date of this Agreement, have been made available to Purchaser. No Company Entity is in breach of its Organizational Documents.

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Section 4.02 Subsidiaries. Section 4.02 of the Seller Disclosure Letter sets forth the name and jurisdiction of each Subsidiary of the Company. Except as set forth on Section 4.02 of the Seller Disclosure Letter, no Subsidiary of the Company owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, corporation, organization or entity.

Section 4.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to the consents, approvals, authorizations and other requirements described in this Section 4.03, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Share Sale). The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby (including the Share Sale) and thereby.

(b) Except as set forth on Section 4.03(b) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Company, and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien (other than Permitted Liens and Excepted Liens) upon any assets or properties of any Company Entity under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Organizational Documents of any Company Entity, (ii) any Contract or Permit to which any Company Entity or their respective properties or assets are bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which any Company Entity is subject or their respective properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 4.03(b), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(c) The execution and delivery of this Agreement or any Ancillary Agreement by the Company do not, and the performance of this Agreement or any Ancillary Agreement by the Company will not, require any Regulatory Approval, except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the Electronic Money Institution Regulations (EU Directive 2009/110/CE), the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, and the rules and regulations of NASDAQ.

(d) This Agreement has been, and each Ancillary Agreement to which the Company is a party has been or will be at Closing, as applicable, duly executed and delivered by the Company, and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which the Company is a party constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.04 Capitalization. Section 4.04 of the Seller Disclosure Letter sets forth all of the authorized, issued and outstanding (as applicable) share capital of each Company Entity. The Sellers collectively own all of equity interests of the Company as set forth on the Consideration Spreadsheet and, except as set forth on Section 4.04 of the Seller Disclosure Letter, the Company owns, directly or indirectly, all of the equity interests in the other Company Entities. All of the equity interests of the Company Entities have been duly authorized and are validly issued, fully paid and nonassessable (where applicable) and issued free and clear of all Liens, other than Excepted Liens. Except as set forth on Section 4.04 of the Seller Disclosure Letter, no Company Entity has any equity securities or securities containing any equity features authorized, issued, reserved for issuance or outstanding, and there are no agreements, options, warrants, convertible or exchangeable securities or other rights or arrangements relating to the interest or capital stock of, or other equity or voting interest in any Company Entity existing, authorized or outstanding which provide for the sale, delivery or issuance of any of the foregoing by any Company Entity. Except as set forth on Section 4.04 of the Seller Disclosure Letter, there are no authorized, issued, reserved for issuance or outstanding (i) preferred or ordinary shares or other equity interests or voting securities of any Company Entity, (ii) securities convertible or exchangeable into equity interests of any Company Entity, (iii) options, warrants, purchase rights, phantom equities, stock or share appreciation, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any Company Entity to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of such Company Entity, or (iv) stock or share appreciation, phantom equity, profit participation or similar rights with respect to the interest, capital stock or shares of, or other equity or voting interest in, any Company Entity to which any Company Entity is a party or is bound. None of the Company Entities has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the owners of any Company Entity on any matter.

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Section 4.05 Financial Statements.

(a) Section 4.05(a) of the Seller Disclosure Letter contains true, correct and complete copies of (i) Digital Virgo’s (the wholly-owned subsidiary of the Company following its acquisition completed in June 2022) consolidated audited balance sheet as of December 31, 2021 (the “Balance Sheet Date”), December 31, 2020 and December 31, 2019 and consolidated statements of income, consolidated changes in shareholder equity and consolidated cash flows for the twelve (12)-month periods then ended (the “Audited Financial Statements”), and (ii) the Company’s proforma unaudited consolidated balance sheets as of September 30, 2022 (the “Most Recent Balance Sheet Date”) and proforma consolidated statements of income, changes in shareholder equity and consolidated cash flows for the nine-month period then ended (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been based upon, in all material respects, the information contained in the Company’s and/or its Subsidiaries’ books and records, have been prepared in accordance with IFRS or French GAAP, as applicable, consistently applied throughout the periods indicated, and present fairly in all material respects the financial position, cash flows and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes).

(b) Section 4.05(b) of the Seller Disclosure Letter contains the projections prepared by the Company, and reflect projections for the period ending December 31, 2026 on a year-by-year basis. Such projections are based upon estimates and assumptions stated therein, all of which the Company believes to be reasonable and fair in light of current conditions and current facts known to the Company and, as of the Closing Date, reflect the Company’s good faith and reasonable estimates of the future financial performance of the Company Entities and of the other information projected therein for the period set forth therein.

(c) The Company Entities have no Liabilities, except (i) Liabilities specifically reserved for on the Most Recent Balance Sheet Date contained in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities that were incurred after the Most Recent Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities specifically disclosed in Section 4.05(c)(i) of the Seller Disclosure Letter, (iv) Liabilities incurred or arising under or in connection with the Transactions, including expenses related thereto; (v) Liabilities that will be discharged or paid off prior to or at the Closing or (vi) Liabilities that would not be material, individually or in the aggregate, to the Company Entities (taken as a whole). As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money (or guarantee thereof) of any Company Entity (excluding intercompany Indebtedness for borrowed money between any Company Entities) other than Indebtedness for borrowed money reflected on the consolidated balance sheet of the Company set forth in the Financial Statements or as set forth on Section 4.05(c)(ii) of the Seller Disclosure Letter. The Indebtedness set forth on Section 4.05(c)(iii) of the Seller Disclosure Letter shall continue after the Closing on the same terms and conditions as prior to Closing.

(d) The Company Entities maintain internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed with management’s general or specific authorizations as necessary; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS; and (iii) to the extent applicable, material information relating to the Company Entities is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting. Since the Look-back Date, no Company Entity has identified or been advised by its auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Company Entities’ internal controls over financial reporting.

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(e) The PCAOB Audited Financial Statements when delivered by the Company in accordance with Section 6.17 will, when so delivered, be based upon, in all material respects, the information contained in the Company Entities’ books and records, be prepared in accordance with US GAAP, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial position, cash flows and results of operations of the Company Entities (taken as a whole) as of the times and for the periods referred to therein.

Section 4.06 Absence of Certain Developments. Since the Most Recent Balance Sheet Date until the date hereof, there has not been any Company Material Adverse Effect that has arisen and is continuing. Since the Most Recent Balance Sheet Date, except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 4.06 of the Seller Disclosure Letter, or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, (a) the Company Entities have operated in the Ordinary Course of Business in all material respects, and (b) no Company Entities have taken any action that would have been prohibited by Section 6.01 if it were taken after the date hereof and prior to the Closing Date.

Section 4.07 Orders.

(a) There is no Governmental Order pending or, to the Seller’s Knowledge, threatened in writing, by or against the Company or any of its Affiliates, that seeks to delay or prevent the consummation of the Transactions.

(b) Section 4.07 of the Seller Disclosure Letter sets forth a list of all Governmental Orders pending or, to the Seller’s Knowledge, threatened in writing which, if adversely determined, would be material to the business of the Company Entities (taken as a whole) or would delay or prevent the consummation of the transactions contemplated herein (including the Share Sale) or by the Ancillary Agreements.

Section 4.08 Title to Properties.

(a) Except as set forth on Section 4.08(a) of the Seller Disclosure Letter, the Company Entities own good and marketable title to, or hold pursuant to valid and enforceable leases, all of the material, tangible personal property, used or held for use by them in the conduct of their business that are material to the business of the Company Entities (taken as a whole), free and clear of all Liens, except for Permitted Liens and Excepted Liens.

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(b) The real property demised by the Leases described on Section 4.08(b)(i) of the Seller Disclosure Letter (the “Leased Real Property”) constitutes all of the real property leased by the Company Entities. Except as set forth on Section 4.08(b)(ii) of the Seller Disclosure Letter and assuming that such Lease is a valid and binding obligation of the other counterparties thereto, the Leases are in full force and effect, and the applicable Company Entity holds a legal, binding, valid, enforceable and existing leasehold interest in each parcel or tract of real property leased by it under each such Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws. The Company has delivered or made available to Purchaser complete and accurate copies of each of the Leases described on Section 4.08(b)(i) of the Seller Disclosure Letter and none of such Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. None of the Company Entities, and to the Seller’s Knowledge no other party to any such Leases, is in default, or has delivered or received any notice of default, under any of such Leases and no event has occurred that with notice or the passage of time, or both, would constitute a default, or permit the termination, modification or acceleration of rent under any such Leases, except where such default would not reasonably be expected to be material to the Company Entities, taken as a whole. Except as set forth on Section 4.08(b)(iii) of the Seller Disclosure Letter, (a) none of the Company Entities have subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (b) none of the Company Entities have collaterally assigned or granted any other security interest in such Leases or any interest therein.

(c) Except as set forth on Section 4.08(c) of the Seller Disclosure Letter, none of the Company Entities own any real property.

Section 4.09 Tax Matters. Except as set forth on Section 4.09 of the Seller Disclosure Letter:

(a) Each Company Entity has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all Tax Returns (including all Income Tax Returns) that are required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All Taxes (including all Income Taxes) due and payable by the Company Entities (whether or not shown on any such Tax Return) have been duly and timely paid, other than Taxes being contested in good faith for which adequate reserves have been established in accordance with IFRS or French GAAP, as applicable. Each Company Entity has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party and each Company Entity has complied in all material respects with respect to all applicable Laws relating to payment, reporting, withholding, and collection of Taxes or remittance thereof.

(b) There are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any Tax Return or Taxes of any Company Entity pending, in progress, or threatened in writing that have not been resolved or completed.

(c) No Company Entity has received any written notice from any taxing authority of any Income Tax or other material Tax deficiency, assessment, adjustment, proposed adjustment, or other issue relating to any Income Taxes or other material Taxes, which has not been paid or resolved in full. No Company Entity has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Company Entity have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, no such deficiency has been threatened or proposed in writing against any Company Entity.

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(d) No Company Entity has waived or extended any statute of limitations in respect of Income Taxes or other material Taxes, or agreed to any extension of time with respect to an assessment or deficiency relating to such Taxes, for any taxable period with respect to which the statute of limitations has not expired (after giving effect to any extension or waiver) (other than any such waivers or extensions that are no longer in effect), nor is any written request for any such extension or waiver from any taxing authority outstanding.

(e) No Company Entity, to the extent a Company Entity is a U.S. Entity, has distributed shares or stock of another Person, or has had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the past two (2) years.

(f) No Company Entity is a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), to the extent a Company Entity is a U.S. Entity, or any corresponding or similar provision of state, local or non-U.S. income Tax Law.

(g) No written claim has been made by a Governmental Authority in any jurisdiction in which any Company Entity does not file a Tax Return or pay Taxes that such entity is or may be subject to Tax or required to file Tax Returns in such jurisdiction, which claims have not been resolved or withdrawn.

(h) Each Company Entity is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable, and is not managed or controlled outside such jurisdiction for income Tax purposes.

(i) There are no Liens for Taxes upon any of the Purchased Shares or any asset of any Company Entity other than Permitted Liens.

(j) Each Company Entity, to the extent a Company Entity is a U.S. Entity, has the U.S. federal income tax classification that is set forth on Section 4.09 of the Seller Disclosure Letter, and each Company Entity has been so classified for U.S. federal income tax purposes at all times since the date set forth on Section 4.09 of the Seller Disclosure Letter.

(k) No Company Entity organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code or any corresponding or similar provision of state, local or non-U.S. Tax Law, or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code or any corresponding or similar provision of state, local or non-U.S. Tax Law or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) or any corresponding or similar provision of state, local or non-U.S. income Tax Law.

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(l) There are no Income Tax or other material Tax rulings, requests for rulings, technical advice memoranda, closing agreements or similar agreements or rulings relating to Taxes that have been issued to or with respect to the Company Entities or into which any Company Entity has entered into that would be binding on any Company Entity in any taxable period (or portion thereof) after the Closing Date, in each case which agreement or ruling would be effective after the Closing Date.

(m) No Company Entity, in each case other than with respect to another Company Entity, (i) has any liability for the Taxes of any Person (other than any Company Entity) under Treasury Regulations Section 1.1502-6, to the extent a Company Entity is a U.S. Entity, or any similar provision of state, local or non-U.S. Tax Law, or as a transferee or successor, by contract, or otherwise, (ii) is or has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (including, for clarity, any affiliated group within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Tax Law)) for purposes of filing any Tax Return or paying Taxes, other than a group the common parent of which is the Company; or (iii) is a party to, or has any liability under, any Tax allocation, sharing, indemnification, gross-up, or similar Contract or arrangement or any other Contract or arrangement providing for payments in respect of Taxes or Tax benefits (other than customary indemnification provisions contained in commercial Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).

(n) As of the Closing Date no interest in the Company is a “United States real property interest,” and no Company Entity that is a U.S. Entity is, or for the five-year period ending on the Closing Date has been, a “United States real property holding corporation,” within the meaning of Section 897(c) of the Code and Treasury Regulation Sections 1.897-1(c), 1.897-2(b), 1.897-2(h) and 1.1445-2(c)(3).

(o) No Company Entity has participated to any “reportable transaction” within the meaning of Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU (“DAC 6”), as implemented under relevant local Law.

Section 4.10 Contracts and Commitments.

(a) Except as set forth on Section 4.10(a) of the Seller Disclosure Letter, no Company Entity is party to any:

(i) CBA;

(ii) Contract, agreement or indenture relating to any Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of their properties or assets (A) pursuant to which, any Company Entity has incurred or may incur Indebtedness exceeding the Threshold Amount for which any Company Entity will be liable following the Closing, or (B) relating to any Liens on assets of any Company Entity;

(iii) guaranty of any Indebtedness or other material guaranty;

(iv) Contract, lease or agreement under which it is lessee of, or holds, uses or operates any real or personal property or assets owned by any other party, for which the annual rental or payment commitment exceeds the Threshold Amount;

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(v) Contracts or group of related Contracts with any Top Customer or any Top Supplier;

(vi) Contracts or agreements relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Company Entity since January 1, 2022 or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Company Entity or, pursuant to which any Company Entity has any continuing “earn out” or other contingent payment obligations or any surviving material indemnification obligations;

(vii) joint venture, partnership, limited liability company or similar agreement with any third party (including any agreement providing for joint development or marketing);

(viii) (A) Contract pursuant to which any Company Entity licenses, or is otherwise permitted by a third party to practice, use or register, or receive any other rights under, any material Intellectual Property Rights (other than “shrink wrap licenses,” “click through” licenses and licenses to off-the-shelf Software on standard commercial terms with fees of less than the Threshold Amount per year), (B) Contract pursuant to which a third party licenses, or is permitted to use or register, or granted any other rights under, any Company-Owned IP Rights (other than non-exclusive licenses granted by a Company Entity to customers in the Ordinary Course of Business), or (C) Contract affecting any Company Entity’s ability to use, enforce, or disclose any material Intellectual Property Rights, such as covenant-not-to-sue, coexistence, consent-to-use, concurrent use, or settlement agreements;

(ix) distribution, sales representative, marketing or similar Contract or agreement that required any Company Entity to make commission payments under such agreement in excess of the Threshold Amount during the twelve (12)-month period ended on the Balance Sheet Date;

(x) Contract or agreement pursuant to which any Company Entity would be required to make, in the aggregate, capital expenditures in excess of the Threshold Amount;

(xi) Contract or agreement that (a) materially limits the ability of any Company Entity to compete in any line of business or with any product or with any Person or in any geographic area or market or during any period of time or (b) contains covenants that restrict the business activity of any Company Entity in any material respect (other than non-disclosure agreements entered into in the Ordinary Course of Business);

(xii) Contract or agreement that contains “most-favored-nation” obligations or restrictions, or rights of first refusal or offer or any similar requirement or right, in each case binding any Company Entity in favor of any third party;

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(xiii) Contract or agreement where any Company Entity is subject to a requirement of exclusive dealing or any similar exclusivity obligation;

(xiv) any interest, currency or hedging derivatives or similar Contracts;

(xv) Contract or agreement that limits the incurrence of Indebtedness or the declaration or payment of any dividends or other distributions;

(xvi) Contract or agreement that involves payment to or by any Company Entity in excess of the Threshold Amount annually;

(xvii) Contract or agreement whose termination (other than those termination by passage of time) would have a Company Material Adverse Effect;

(xviii) management agreement or other Contract for the employment or engagement of any Service Provider on a full time, part time, consulting or other basis that: (A) provides for annual compensation (whether cash and/or otherwise) which may exceed $150,000, (B) provides for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the transactions contemplated by this Agreement, (C) provides for the payment of any cash or other compensation or benefits related to a retention, severance, transaction-based or change in control bonus or other similar Contract with any Service Provider or (D) restricts any Company Entity’s ability to terminate the employment or engagement of any Service Provider at any time for any lawful reason or for no reason without penalty or Liability; or

(xix) Contract or agreement that relates to the settlement of any Action (A) with any Governmental Authority since the Look-back Date; (B) that materially restricts or imposes obligations upon any Company Entity; or (C) requires payment by a Company Entity of more than the Threshold Amount after the date hereof.

(b) Each Contract described in clauses (i) through (xix) of Section 3.11(a) is a “Material Contract”. The Company has provided to Purchaser true and correct copies of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.

(c) Neither any Company Entity nor, to the Seller’s Knowledge, any other party thereto is in material breach of, violation of or default under any Material Contract. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any Material Contract by any Company Entity, or, to the Seller’s Knowledge, any counterparty. All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the applicable Company Entity and, to the Seller’s Knowledge, each counterparty, and are enforceable against the applicable Company Entity and, to the Seller’s Knowledge, the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

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Section 4.11 Intellectual Property; Information Technology; Privacy.

(a) Section 4.11(a) of the Seller Disclosure Letter sets forth a list of all (i) Patents, registered Marks, registered Copyrights and domain name registrations, including any applications for any of the foregoing, included in the Company-Owned IP Rights (the “Company Registered IP”) and (ii) material Software included in the Company-Owned IP Rights.

(b) The Company Entities, as the case may be, exclusively own all right, title and interest in and to the Company-Owned IP Rights, free and clear of all Liens except for Permitted Liens. Except as would not be material to the Company Entities taken as a whole, (i) the Company Registered IP is subsisting, valid, and enforceable, and (ii) the Company Entities are current in the payment of all registration, maintenance and renewal fees with respect to the Company Registered IP.

(c) None of the Company-Owned IP Rights are subject to any Government Order adversely affecting the use thereof or rights thereto by the Company Entities. There is no Action pending or, to the Seller’s Knowledge, threatened against any Company Entity concerning the ownership, use, scope, patentability, registrability, validity or enforceability of any Company-Owned IP Rights (other than proceedings in the Ordinary Course of Business before any Governmental Authority related to the application for any item of Company Registered IP) and the Company Entities have not received any written notices regarding the foregoing.

(d) Since the Look-back Date, to the Seller’s Knowledge, there has been and there is no written allegation made by any Company Entity of, and there has been no and there is no infringement, misappropriation or other violation of any material Company-Owned IP Rights by any Person.

(e) Except as would not reasonably be expected to be material to the Company Entities taken as a whole, the operation of any Company Entity as currently conducted as of the date hereof, and the operation of any Company Entity as conducted since the Look-back Date, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. No Company Entity has received any written notice since the Look-back Date alleging that the operation of any Company Entity infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any other Person (including any demand or request from any Person that any Company Entity license any Intellectual Property Rights). There is no Action pending, or, to the Seller’s Knowledge, threatened against any Company Entity alleging that the operation of the business of any Company Entity has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

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(f) Except as set forth on Section 4.11(f) of the Seller Disclosure Letter and as would not reasonably be expected to be material to the Company Entities taken as a whole, the Company Entities have secured from all founders, consultants, advisors, employees, freelancers, writers, and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Right for or on behalf of, or under the direction or supervision of, the Company Entities (each, a “Contributor”), unencumbered and unrestricted exclusive ownership of, all of the Intellectual Property Rights developed or created in connection with the employment or engagement of any Contributor, that the Company Entities do not otherwise own by operation of law. No Contributor owns or, to the Seller’s Knowledge, claims any rights, licenses, claims or interest whatsoever with respect to any Company-Owned IP Rights. Except as would not reasonably be expected to be material to the Company Entities taken as a whole, each Company Entity has obtained written and enforceable Contracts with respect to invention disclosure and present assignments of such Intellectual Property Rights to such Company Entity, from all current and former Contributors.

(g) The Company Entities have taken commercially reasonable steps to protect and maintain any Trade Secrets included in the Company IP Rights, and to the Seller’s Knowledge, there have been no misappropriation or unauthorized uses or disclosures of any such Trade Secrets. The Company Entities have entered into reasonable confidentiality agreements with each Person having access to the Company Entities’ Trade Secrets. To the Seller’s Knowledge, no such Person is in violation of any such agreement.

(h) The Company Entities exclusively own all right, title and interest in and to, or otherwise possess valid, enforceable and sufficient licenses and rights to, all Company IP Rights that are material to the Company Entities’ business (subject to Section 4.11(b) with respect to the Company-Owned IP Rights) and all such Company IP Rights shall be owned or available for use by the Company Entities immediately after the Closing on terms and conditions identical to those under which the Company Entities owned or used such Company IP Rights immediately prior to the Closing. The Company Entities may exercise, transfer, or license the Company IP Rights without material restriction or material payment to any Person. Neither this Agreement nor any of the transactions contemplated hereby will restrict or impair the right of the Company Entities to transfer, alienate, enforce, own, use or license, or affect the validity or enforceability of, any Company-Owned IP Rights.

(i) The Company Entities (i) have taken commercially reasonable steps to protect the confidentiality, integrity and security of the Company Systems and have implemented and comply with commercially reasonable written data and information security, business continuity and disaster recovery plans and procedures that are consistent with industry best practices and applicable Laws, and (ii) have taken commercially reasonable steps to assess and test such plans and procedures, and such assessments and tests have not identified any material issues that remain unremedied. Since the Look-back Date, the Company Systems have not been affected by any material failure that has not been remedied in all material respects. To the Seller’s Knowledge, since the Look-back Date, there have been no security breaches that materially affected the operation of the Company Systems or have not been remedied in all material respects. The Company Entities have purchased a sufficient number of licenses (whether licensed by seats or otherwise) for all Software used in or necessary for the operation of the businesses of the Company Entities as presently conducted.

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(j) The Company Entities (and, to the Seller’s Knowledge, any third Person using Personal Data on their behalf) comply in all material respects with its internal policies and privacy statements, policies and procedures related to privacy and security of Company Systems (and the data therein, including Personal Data), the Company Entities’ Contracts, and applicable Privacy Laws (including the most current version of the Payment Card Industry Data Security Standards, as applicable). Since the Look-back Date, no Company Entity has received any written or, to the Seller’s Knowledge, unwritten claims, notices or complaints asserting non-compliance with applicable Privacy Laws or privacy statements, policies, procedures or Contracts regarding the Company Entities’ information practices or the use, access, collection, retention, processing, disclosure, modification or destruction of any Personal Data, or alleging a violation of any individual’s privacy, publicity or confidentiality rights, including from the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority and there is no Action pending, or, to the Seller’s Knowledge, threatened against any Company Entity relating to any of the foregoing. The Company Entities have taken reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to protect all Personal Data used by the Company Entities against any unauthorized use, access or disclosure.

Section 4.12 Litigation. Except as set forth on Section 4.12 of the Seller Disclosure Letter, since the Look-back Date there have been no, and there currently are no, Actions pending or, to the Seller’s Knowledge, threatened against the Company Entities that, if adversely decided or resolved, would reasonably be expected to be material to the Company Entities taken as a whole, at law or in equity, before or by any other Governmental Authority, and no Company Entity is subject to any material outstanding judgment, order, investigation, decree, injunction, ruling, decision or award of any court or Governmental Authority.

Section 4.13 Employee Benefit Plans.

(a) Section 4.13(a) of the Seller Disclosure Letter sets forth an accurate and complete list of all Plans. None of the Company Entities has any plan or commitment to, or has represented that it will, adopt or enter into any additional Plans or to materially amend or terminate any existing Plan. Each Plan has been established, maintained, operated, funded, and administered in accordance with its terms in all material respects and in compliance in all material respects with the requirements of the applicable Law.

(b) With respect to each Plan (and each related funding vehicle), all contributions (including employer contributions and employee salary reduction contributions, premiums, distributions, payments, distributions, reimbursements, and accruals) that are due have been timely made or properly accrued in accordance with the terms of such Plan and applicable Law or, if not yet due, have been properly accrued for in accordance with any applicable accounting requirements. All wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any Service Providers have been timely paid or made in full or, to the extent not yet due, properly accrued in accordance with any applicable accounting requirements, the terms of the Plan and all applicable Law. There is no current, pending or, to the Seller’s Knowledge, threatened Actions (except for routine claims for benefits) relating to any Plan. The obligations or insured contingencies under all Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers and all applicable premiums are paid up to date. No Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(c) The Company has made available to Purchaser, to the extent applicable, complete, current and correct copies of: (i) all documents embodying or governing each Plan and each related funding agreement and insurance policy, if any (or a written description of the material terms and conditions of each Plan that is unwritten), and any amendments thereto, (ii) the most recent summary plan description (and summary of material modifications) and any other notice or description provided to or agreed with employees.

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(d) Except as set forth on Section 4.13(d) of the Seller Disclosure Letter, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby will (alone or in combination with any other event, including a termination or restructure of employment on or following the Closing), directly or indirectly, result in (i) payment or provision of any additional, or an increase in the amount of, compensation, share incentives or other benefits, an acceleration of the amount of any compensation or benefits, or entitlement to any severance or similar benefit or change in employment status or responsibilities, payable to or in respect of any Service Provider, (ii) any acceleration in the vesting or the timing of payment of any outstanding options, compensation or benefits held by or payable to or in respect of any Service Provider, (iii) any increased, enhanced or accelerated funding obligation with respect to any Plan, (iv) any restriction on the ability of any Company Entity to amend, modify or terminate any Plan, or (v) any forgiveness of indebtedness of any current or former employee, officer, director or consultant of any Company Entity.

Section 4.14 Insurance. All material policies of insurance maintained by or on behalf of each Company Entity (the “Insurance Policies”) are set forth on Section 4.14 of the Seller Disclosure Letter and true and complete copies of such Insurance Policies have been provided to Purchaser. All Insurance Policies that are material to the business of the Company Entities (taken as a whole) are, and since the Look-back Date have been, in full force and effect and all premiums due and payable in respect thereof have been paid and no written notice of cancellation, termination, material amendment or denial of coverage has been received by any Company Entity with respect to any such policy. All such Insurance Policies maintained by the Company Entities are in full force and effect, and no Company Entity is in material default with respect to the provisions of any such policies or its payment obligations thereunder. There is no claim pending under such Insurance Policies as to which any Company Entity has received written notice that coverage has been denied.

Section 4.15 Compliance with Laws.

(a) Each Company Entity is, and since the Look-back Date has been, in material compliance with all applicable Laws and regulations of any Governmental Authority. Since the Look-back Date, no Company Entity has received any written notice from a Governmental Authority of any Action against any of them alleging any failure to comply with any applicable Law or regulation.

(b) Since the Look-back Date, (i) none of the Company Entities have violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to the Seller’s Knowledge, representative, consultant or other Person acting for or on behalf of any Company Entity has violated any Anticorruption Law, and (iii) has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to the Seller’s Knowledge, threatened. Each Company Entity has adopted and maintains reasonably adequate policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

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(c) Since the Look-back Date, neither any Company Entity nor any director, officer or managing employee of any Company Entity has been a Sanctioned Person.

(d) No material amount of revenue of the Company Entities is derived from operations in the Russian Federation. No Company Entity has dealings with a Sanctioned Person, and the Company Entities screen employees for compliance with Sanctions Laws. The Company Entities are in compliance with Sanctions Laws and have policies designed to ensure such compliance.

Section 4.16 Permits. Except as set forth on Section 4.16 of the Seller Disclosure Letter, and as would not reasonably be expected to be material to the Company Entities taken as a whole, the Company Entities hold and are, and has been, since the Look-back Date, in compliance with, in all material respects, all Permits that are required by any Governmental Authority to conduct the business as now conducted and all such Permits are valid and in full force and effect. No Company Entity has received any written notice from any Governmental Authority or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Permit, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, except where such occurrence would not be material to the business.

Section 4.17 Environmental Compliance. Except as set forth on Section 4.17 of the Seller Disclosure Letter:

(a) The Company Entities are, and since the Look-back Date have been, in compliance with all applicable Environmental Laws, except where the failure to comply would not be material to the Company Entities.

(b) The Company Entities have obtained and possess all material permits, licenses and other authorizations required under Environmental Laws for the operations of the Company Entities as currently conducted and are in compliance with all terms and conditions of such permits, licenses and authorizations in all material respects.

(c) No Company Entity has received, since the Look-back Date, any written notice of material violation of or notice of material Liability arising under, Environmental Laws, relating to any Company Entity or its facilities, the subject of which is unresolved.

(d) There are no Actions pending or, to the Seller’s Knowledge, threatened against any Company Entity, pursuant to Environmental Laws that would be material to the Company Entities.

(e) No Company Entity is subject to any outstanding judgment, order or decree of any Governmental Authority relating to a violation of or Liability under Environmental Laws, and that would be material to the Company Entities.

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Section 4.18 Customers and Suppliers. Section 4.18 of the Seller Disclosure Letter sets forth an accurate list of the top five (5) customers of the Company Entities based on calendar year 2021 sales (the “Top Customers”) and the top five (5) suppliers based on calendar year 2021 spend of the Company Entities (the “Top Suppliers”). Since January 1, 2021, no Company Entity has received any notice from any Top Supplier to the effect that such supplier will stop, materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, developing or supplying materials, products or services to any Company Entity. Since January 1, 2021, no Company Entity has received any notice from any Top Customer to the effect that such customer will stop, or materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, purchasing services from the Company Entities. To the Seller’s Knowledge, no supplier or customer of a Company Entity is violating any Law.

Section 4.19 Affiliated Transactions. Except as set forth on Section 4.19 of the Seller Disclosure Letter, none of the Sellers, any equityholder, partner, member, officer, director, employee or any Affiliate or Subsidiary of any Seller (other than any Company Entity) or any officer, director, manager, equityholder or Affiliate of any Company Entity or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to any Company Entity (or any Company Entity owes any money to, or guarantees any payment by, any such Person) or has any interest in any material property, asset or right, tangible or intangible, used by any Company Entity, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with any Company Entity.

Section 4.20 Employees.

(a) Except as set forth on Section 4.20(a) of the Seller Disclosure Letter, (i) no Company Entity has experienced any, nor to the Seller’s Knowledge has there been any threatened, strike, work stoppage, unfair labor practice charge, labor grievance, labor arbitration, lockout, slowdown, picketing, hand billing or other material labor or industrial relations dispute, in each case since the Look-back Date and (ii) since the Look-back Date, the Company Entities have been in material compliance with all, and there are no pending or threatened claims or proceedings against any Company Entity under any, applicable Laws respecting labor and employment, including Laws, statutes rules and regulations respecting, if applicable, terms and conditions of employment of employees, prospective employees and former employees, employment practices, hiring practices, background checks (to the extent applicable), child labor, pay equity, wrongful or unfair discharge or dismissal, collective bargaining and labor relations, fair labor standards, reasonable accommodations, workers’ compensation, document retention, notice, secondment, occupational safety and health requirements, wages and hours (including the classification of independent contractors), meal and rest breaks, withholding and remittance of Taxes, employment discrimination, harassment, retaliation, equal opportunity/employment equality, whistleblowing, disability rights or benefits, employee trainings and notices, employee leave issues, paid time off, COVID-19, plant closures, redundancies and layoffs (including, if applicable, any collective redundancy legislation), workers’ compensation, and unemployment insurance and related matters.

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(b) (i) The Company Entities have, since the Look-back Date, properly classified each of its Service Providers as “employees” or “independent contractors” and have properly reported all compensation paid to such persons for all purposes, and (ii) the Company Entities have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, redundancy payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy.

(c) Each Company Entity is, and has at all times since the Look-back Date been, in compliance in all material respects with, and has not materially violated the terms and provisions of, any applicable immigration legislation in any jurisdiction. All current and former Service Providers are, and have at all times been, legally authorized to work in the territory in which they perform the duties of their employment.

(d) To the Seller’s Knowledge, no Service Provider is in violation of any material term of any material employment agreement, nondisclosure agreement, common law non-disclosure obligations (to the extent applicable), fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Company Entity; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Company Entity.

(e) No current employee of any Company Entity or other Service Provider with annualized compensation at or above $150,000 has informed any Company Entity or any of its Affiliates (whether in writing or otherwise) of any plan to terminate employment with or services for any Company Entity and, to the Seller’s Knowledge, no such employee intends to terminate his or her employment prior to the Closing.

(f) Since the Look-back Date, to the Seller’s Knowledge, (i) no allegation involving, directly or indirectly, sexual or other unlawful harassment or discrimination has been made, asserted or threatened against (A) any officer of any Company Entity or (B) any current or former Service Provider, and (ii) none of the Company Entities or current or former Service Provider is party to any agreement resolving or otherwise related to direct or indirect allegations of sexual or other unlawful harassment or discrimination. To the Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to serve as a basis for any such allegation of sexual or other unlawful harassment or discrimination.

(g) No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Company Entity has occurred since January 1, 2022 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guideline or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company Entities have not otherwise experienced any material employment-related Liability with respect to COVID-19. Since January 1, 2022, no Company Entity has effectuated any mass layoff or plant closing, collective redundancy or implemented any early retirement or exit incentive program, in each case, in violation of applicable Law.

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(h) (i) Each Company Entity has paid in full (other than remuneration accrued for the current salary period or for reimbursement of business expenses) to all of its employees or adequately accrued for in accordance with applicable accounting requirements all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; and (ii) since January 1, 2022, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending with respect to any current or former employees of any Company Entity. There are no material Liabilities, whether contingent or absolute, of any Company Entity relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(i) Section 4.20(i) contains a true, correct and complete list of the names and current role, annual salary rates or current hourly wages (including any overtime arrangements), as applicable, bonus opportunity, share incentives, pension arrangements, commission opportunity, other compensation and benefits (separately identifying each category of compensation and including contingent entitlements), hire date, accrued vacation and paid-time-off, principal work location, employing Person and leave status of all present employees of each Company Entity and, if applicable, each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy an executive, administrative, or professional position.

Section 4.21 Company Information. To the Seller’s Knowledge, the information relating to any Company Entity supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to the stockholders of Purchaser or at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement or any Purchaser SEC Documents; or (b) any projections or forecasts included in the Proxy Statement.

Section 4.22 Brokerage. Other than fees or commissions for which the Company will be solely responsible, there are no claims for, and the Company Entities, Purchaser and their respective Affiliates have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of the Company for which any Company Entity, Purchaser or any of their respective Affiliates is or may be liable.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the Purchaser Disclosure Letter (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) and/or (ii) the Purchaser SEC Documents, and subject to the terms, conditions and limitations set forth in this Agreement, Purchaser hereby represents and warrants to the Sellers, as of the date of this Agreement and the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement) (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 5.01 Organization and Corporate Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted. Purchaser is not in breach of Purchaser’s Organizational Documents. Complete and correct copies of the Organizational Documents of Purchaser, as in effect as of the date of this Agreement, have been made available to the Seller Representative.

Section 5.02 Subsidiaries. Purchaser has no direct or indirect Subsidiaries, and does not own or hold the right to acquire any shares or stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, company, corporation, organization or entity.

Section 5.03 Authorization; No Breach; Valid and Binding Agreement.

(a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Share Sale) and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser, and no other corporate actions or proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, other than the Purchaser Shareholder Approval.

(b) Except for the Purchaser Shareholder Approval, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of Purchaser under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of Purchaser’s Organizational Documents, (ii) any Contract or instrument or Permit to which Purchaser or its or their respective properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which Purchaser is subject or its or their respective properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 5.03(b), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

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(c) The execution and delivery of this Agreement or any Ancillary Agreement by Purchaser do not, and the performance of this Agreement or any Ancillary Agreement by Purchaser will not, require any Regulatory Approval, except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the Electronic Money Institution Regulations (EU Directive 2009/110/CE), the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, and the rules and regulations of NASDAQ.

(d) This Agreement has been, and each Ancillary Agreement to which Purchaser is a party has been or will be at Closing, as applicable, duly executed and delivered by Purchaser, and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which Purchaser is a party constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 5.04 Orders. Section 5.04 of the Purchaser Disclosure Letter sets forth a list of all Governmental Orders pending or, to the Purchaser’s Knowledge, threatened in writing which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or would delay or prevent the consummation of the transactions contemplated herein (including the Share Sale) or by the Ancillary Agreements.

Section 5.05 Purchaser Trust Account. As of September 30, 2022, the Purchaser Trust Amount is approximately $260 million, with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Purchaser Trust Agreement. The Purchaser Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Amounts in the Purchaser Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The Purchaser Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect. Purchaser has complied in all material respects with the terms of the Purchaser Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Purchaser Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or, to the Knowledge of Purchaser, the Trustee. There are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Purchaser Trust Agreement in the Purchaser SEC Documents to be inaccurate or (ii) except for the Purchaser Trust Agreement, entitle any Person (other than (A) the underwriters of Purchaser’s initial public offering and (B) holders of Purchaser Common Stock who have elected to redeem their Purchaser Common Stock in accordance with Purchaser’s Organization Documents) to any portion of the proceeds in the Purchaser Trust Account. Prior to the Closing, none of the funds held in the Purchaser Trust Account may be released, except in accordance with the Purchaser Trust Agreement. There is no Action pending, or to the Knowledge of Purchaser, threatened with respect to the Purchaser Trust Account.

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Section 5.06 Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.07 Absence of Changes. Since the date of the most recent balance sheet in the Purchaser SEC Documents until the date hereof, there has not been any Purchaser Material Adverse Effect that has arisen and is continuing.

Section 5.08 No Undisclosed Liabilities. Purchaser has no Liabilities or Indebtedness, except (i) Liabilities or Indebtedness specifically reserved for in the financial statements set forth in the Purchaser SEC Documents or disclosed in the notes thereto, (ii) Liabilities or Indebtedness that were incurred after the date of the most recent balance sheet included in the Purchaser SEC Documents in the Ordinary Course of Business, (iii) Liabilities or Indebtedness specifically disclosed in Section 5.08 of the Purchaser Disclosure Letter, or (iv) Liabilities or Indebtedness incurred or arising under or in connection with the Transactions, including expenses related thereto.

Section 5.09 Tax Matters.

(a) Purchaser has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all material Tax Returns that are required to be filed by Purchaser, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by Purchaser (whether or not shown on any such Tax Return) have been duly and timely paid, other than Taxes being contested in good faith for which adequate reserves have been established in accordance with US GAAP. Purchaser has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party and has complied in all material respects with respect to all applicable Laws relating to payment, reporting, withholding, and collection of Taxes or remittance thereof.

(b) There are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any Tax Return or Taxes of Purchaser pending, in progress, or threatened in writing that have not been resolved or completed.

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(c) Purchaser has not waived or extended any statute of limitations in respect of material Taxes, or agreed to any extension of time with respect to an assessment or deficiency relating to Income Taxes or other material Taxes, for any taxable period with respect to which the statute of limitations has not expired (after giving effect to any extension or waiver) (other than any such extensions or waivers that are no longer in effect), nor is any written request for any such extension or waiver from any taxing authority outstanding.

(d) Purchaser has not distributed shares or stock of another Person, or has had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the past two (2) years.

(e) There are no Liens for Taxes upon any of the Closing Consideration or any asset of Purchaser other than Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on Purchaser’s financial statements in accordance with US GAAP.

Section 5.10 Capitalization.

(a) As of the date of this Agreement, (i) the authorized capital stock of Purchaser consists of (x) 100,000,000 shares of Purchaser Common Stock (of which 33,161,250 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable) and (y) 1,000,000 shares of preferred stock of Purchaser, par value $0.0001 per share (of which none are issued or outstanding), (ii) 26,542,500 shares of Purchaser Common Stock are issuable in respect of the Public Warrants and the Sponsor Warrants and (iii) 1,000,000 shares of Purchaser Common Stock are issuable if the maximum aggregate amount available under the Sponsor Expense Advancement Agreement is converted. No shares of Purchaser Common Stock are held in the treasury of Purchaser. Except for the Purchaser Share Redemption, the Transactions, the Public Warrants, the Sponsor Warrants and the Sponsor Expense Advancement Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Purchaser or obligating Purchaser to issue or sell any capital stock of, or other equity interests in, Purchaser. All shares of Purchaser Common Stock and Purchaser Class B Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The shares of Purchaser Common Stock and Purchaser Class B Common Stock to be issued pursuant to this Agreement, subject to the Purchaser Shareholder Approval and the effectiveness of the A&R Purchaser Charter, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable. To the extent applicable, the shares of Purchaser Common Stock to be issued pursuant to any Investments, subject to the Purchaser Shareholder Approval and the effectiveness of the A&R Purchaser Charter, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock (except for the Purchaser Share Redemption). Purchaser does not own any equity securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any equity securities, or any securities or obligations exercisable or exchangeable for or convertible into equity securities of such Person. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To Purchaser’s Knowledge, except for the Sponsor Support Agreement and the Insider Letter Agreement, there are no outstanding proxies, voting agreements or other agreements or arrangements relating to any equity securities of Purchaser. Except for the Purchaser Common Stock, there are no outstanding securities of Purchaser or Indebtedness having the right to vote on any matters on which the holders of equity securities of Purchaser may vote.

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(b) Except for the Public Warrants, the Sponsor Warrants and the Sponsor Expense Advancement Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments or Contracts of any kind to which Purchaser is a party or by which any of them is bound obligating Purchaser to issue or sell, or cause to be issued or sold, additional shares of Purchaser Common Stock or any other capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into shares of Purchaser Common Stock or other interest or participation in Purchaser.

Section 5.11 Litigation. Since the date of incorporation of Purchaser there have been no, and there currently are, no Actions pending or, to the Purchaser’s Knowledge, threatened against Purchaser that, if adversely decided or resolved, would reasonably be expected to be material to Purchaser, at law or in equity, before or by any other Governmental Authority and Purchaser is not subject to any material outstanding judgment, order, investigation, decree, injunction, ruling, decision or award of any court or Governmental Authority.

Section 5.12 Compliance with Laws.

(a) Purchaser is, and since its date of incorporation has been, in material compliance with all applicable Laws and regulations of any Governmental Authority. Since its date of incorporation, Purchaser has not received any written notice from a Governmental Authority of any Action against any of them alleging any failure to comply with any applicable Law or regulation.

(b) Since its inception, (i) Purchaser has not violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to the Purchaser’s Knowledge, representative, consultant or other Person acting for on behalf of Purchaser has violated any Anticorruption Law, or (iii) has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to the Purchaser’s Knowledge, threatened. Purchaser has adopted and maintains reasonably adequate policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(c) Since its date of incorporation, neither Purchaser, nor any director, officer or managing employee of Purchaser has been a Sanctioned Person.

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Section 5.13 Employees. Other than the officers and directors listed in the Purchaser SEC Documents, Purchaser does not have any employees. Purchaser does not currently maintain or have any Liability under any compensation or benefit plan, program, contract, or arrangement (whether written or unwritten).

Section 5.14 SEC Filings and Financial Statements.

(a) Purchaser has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Purchaser SEC Documents”). As of their respective effective dates (in the case of Purchaser SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Purchaser SEC Documents), the Purchaser SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes of Purchaser contained or incorporated by reference in the Purchaser SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Purchaser as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) US GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Documents. No financial statements other than those of Purchaser are required by US GAAP to be included in the consolidated financial statements of Purchaser.

(c) Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of Purchaser, such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act. Except as set forth in the Purchaser SEC Documents, Purchaser has established and maintained a system of internal controls and, to the Knowledge of Purchaser, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with US GAAP.

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(d) Since the date of the latest Form 10-Q of Purchaser filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Purchaser that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Purchaser Material Adverse Effect.

Section 5.15 Material Contracts. Purchaser has filed as an exhibit to the Purchaser SEC Documents every “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than this Agreement and any Ancillary Agreement) to which, as of the date of this Agreement, Purchaser is a party or by which any of its assets are bound. Neither Purchaser nor, to the Purchaser’s Knowledge, any other party thereto is in material breach of, violation of or default under any such Contract. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any such Contract by Purchaser, or, to the Purchaser’s Knowledge, any counterparty. All such Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of Purchaser and, to Purchaser’s Knowledge, each counterparty, and are enforceable against Purchaser and, to Purchaser’s Knowledge, the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 5.16 Purchaser Affiliated Transactions. Except as set forth on Section 5.16 of the Purchaser Disclosure Letter, none of Purchaser, any equityholder, partner, member, officer, director, employee or any Affiliate of Purchaser or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to Purchaser (or Purchaser owes any money to, or guarantees any payment by, any such Person) or has any interest in any material property, asset or right, tangible or intangible, used by Purchaser, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with Purchaser.

Section 5.17 Brokerage. Other than fees or commissions for which Purchaser will be solely responsible, there are no claims for, and Purchaser has no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Purchaser for which Purchaser is or may be liable.

Section 5.18 Business Activities.

(a) Since its date of incorporation, Purchaser has not conducted any business activities other than activities related to Purchaser’s initial public offering or directed toward the accomplishment of a “business combination”, as such term is defined in Purchaser’s Organizational Documents (a “Business Combination”). Except as set forth in Purchaser’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Purchaser or to which Purchaser is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Purchaser or any acquisition of property by Purchaser or the conduct of business by Purchaser as currently conducted or as contemplated to be conducted as of the Closing.

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(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Purchaser does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Purchaser has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

Section 5.19 NASDAQ Listing. The Public Units, the Public Shares and the Public Warrants are each listed on NASDAQ. Purchaser is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Public Units, the Public Shares and the Public Warrants thereon and there is no Action pending or, to the Knowledge of the Purchaser, threatened against Purchaser by NASDAQ or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Public Units, the Public Shares and the Public Warrants on NASDAQ.

Section 5.20 Proxy Statement. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders of Purchaser or at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and any amendment or supplement thereto shall comply in all material respects with applicable securities Laws, including the Securities Act and the Exchange Act. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

Section 5.21 No Other Representations and Warranties. PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III AND ARTICLE IV, NONE OF SELLERS OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PURCHASER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SELLERS, ANY OF THE COMPANY ENTITIES OR ANY OF THE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF SELLERS OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY ALL SELLERS TO PURCHASER IN ARTICLE III AND BY CERTAIN SELLERS AND THE COMPANY IN ARTICLE IV. PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT.

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ARTICLE VI

ACTIONS PRIOR TO THE CLOSING

The respective Parties covenant and agree to take the following actions:

Section 6.01 Operations of the Company Entities Prior to the Closing. From the date hereof until the earlier of the Closing and the date this Agreement is validly terminated in accordance with ARTICLE VIII (such period, the “Interim Period”), except as set forth in Section 6.01 of the Seller Disclosure Letter, as required by Law (including COVID-19 Measures) or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Purchaser, the Sellers shall cause each of the Company Entities to, (x) operate in the Ordinary Course of Business, (y) use commercially reasonable efforts to keep available the services of its current officers and employees, and (z) use commercially reasonable efforts to preserve intact its existing assets, business and operations, and to preserve the present rights, permits, franchises, goodwill and relationships with customers, suppliers, distributors, licensors, licensees, lessors and other key Persons with whom it has a significant relationship. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Seller Disclosure Letter, as required by Law or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Purchaser, the Sellers shall cause each of the Company Entities to not take any of the following actions:

(a) amend the Organizational Documents of (i) the Company or Digital Virgo or (ii) any other Company Entity except when such amendment does not result in a change in such Company Entity’s shareholding structure or commitments, or form any Subsidiaries that are not wholly owned Subsidiaries;

(b) split, subdivide, combine or reclassify any shares of capital stock or any equity or equity-linked securities of (i) the Company or Digital Virgo or (ii) any other Company Entity except when such amendment does not result in a change in such Company Entity’s shareholding structure or commitments;

(c) (i) deliver, encumber, mortgage, charge, pledge, redeem, purchase, transfer, issue, sell or otherwise dispose of any equity securities, (ii) grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, (iii) permit the exercise of any options or (iv) amend any terms of any such equity securities or agreements;

(d) other than among Company Entities (excluding the Company) as contemplated in Section 6.01 of the Seller Disclosure Letter, (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

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(e) make any loans, advances, or capital contributions to, or investments in, any other Person (other than among the Company Entities), except in the Ordinary Course of Business;

(f) make a material change in any method of financial accounting or accounting practice of the Company Entities, except as required by IFRS or applicable Law;

(g) sell, lease, license or otherwise dispose of any assets (whether by merger, sale of shares, sale of assets or otherwise), except (i) in the Ordinary Course of Business, (ii) among Company Entities (excluding the Company) as contemplated in Section 6.01 of the Seller Disclosure Letter or (iii) for any assets having an aggregate value of less than the Threshold Amount;

(h) (i) transfer, sell, assign, license, sublicense, grant other rights under, encumber, impair, abandon, fail to diligently maintain, or otherwise dispose of any right, title or interest of any Company Entity in any Intellectual Property Rights, in each case, that are material to any business of the Company Entities, other than among Company Entities (excluding the Company) as contemplated in Section 6.01 of the Seller Disclosure Letter or non-exclusive licenses granted by a Company Entity to customers in the Ordinary Course of Business; (ii) amend, waive, cancel or modify any rights in or to any Intellectual Property Rights, in each case, that are material to any business of the Company Entities, other than as it relates to rights solely between or among the Company Entities; or (iii) divulge, furnish to or make accessible any Trade Secrets constituting Company IP Rights to any Person that is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(i) issue or incur any additional Indebtedness for an amount exceeding $500,000, except for borrowings under the Company Entity’s existing credit facilities or otherwise incurred in the Ordinary Course of Business;

(j) amend or modify any agreements in respect of Indebtedness in a manner that would be adverse to the Company Entities, taken as a whole, other than as it relates to amendments or modifications solely between or among the Company Entities;

(k) except as otherwise required by any Plan as in effect on the date of this Agreement and set forth on Section 4.13(a) of the Seller Disclosure Letter or as otherwise required by applicable Law: (i) increase, decrease, make any changes in or grant any increase in the compensation of any Service Provider, except for any increases in the rate of base salary or wage made in the Ordinary Course of Business or that does not exceed 10% for any such Person; (ii) grant, promise, pay, or increase any severance, incentive awards (whether or not equity or equity-based), bonus, fringe, transaction, retention, change in control, or other compensation or benefits to any Service Provider, except for any bonus or incentive awards that do not exceed $50,000 per Service Provider; (iii) establish, adopt, enter into, amend, modify, terminate or increase the coverage or benefits under any Plan (or any plan, program, agreement or other arrangement that would be a Plan if in effect on the date hereof); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Plan or otherwise due to any of its current or former employees, directors, officers or other individual service providers; or (v) grant any equity or equity-linked compensation awards;

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(l) hire, engage, terminate (other than for cause), furlough, or temporarily layoff any employee, consultant or other individual service provider with an annual gross base compensation in excess of $250,000, except as a replacement for a previous employee, consultant or other individual service provider with an annual base compensation in excess of $250,000 (at comparable compensation to the individual being replaced);

(m) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor outside of the Ordinary Course of Business;

(n) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, employee representative or association or group of employees as the bargaining representative for any employees of any Company Entity outside the Ordinary Course of Business;

(o) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions;

(p) (i) make, change, revoke, amend, or otherwise modify any material Tax election (including any Income Tax election), including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or any other action to change the classification of any Company Entity for U.S. federal (and applicable state and local) income Tax purposes, (ii) change any Tax accounting period or adopt, change or otherwise modify any accounting method, principles or practices with respect to Income Taxes or other material Taxes, (iii) amend, refile or otherwise modify any previously filed material Tax Returns, (iv) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of any Company Entity or in a manner that distorts taxable income, including by deferring income or accelerating deductions, (v) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (vi) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or the collection of Taxes, (vii) surrender any right to claim a Tax refund, offset, or other reduction in liability, (viii) participate in, initiate any discussions with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority, or (ix) fail to pay any material Tax that becomes due and payable (including any estimated Tax payments) (other than any Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with IFRS or French GAAP, as applicable);

(q) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization (or equity split or like change in capitalization), dissolution or winding-up of any Company Entity;

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(r) make any capital expenditure (or series of related capital expenditures) in an amount exceeding the Threshold Amount that is not provided for in, or fail to make any capital expenditure contemplated in, the agreed upon monthly capital expenditure budgets for 2022 delivered by the Seller Representative to Purchaser;

(s) enter into, terminate (other than automatic termination in accordance with the terms thereof) or modify or amend in any material respect any Contract that, upon entry by any Company Entity thereto, constitutes, or would constitute if it had been entered into prior to the date of this Agreement, a Material Contract;

(t) declare or pay any dividend or distribution on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its shares, capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property (in each case, other than among the Company Entities or Tax allocation cash payment distributions made in the Ordinary Course of Business);

(u) (i) accelerate the collection (or discount) of accounts receivables, (ii) intentionally delay or postpone the payment of trade accounts payable or enter into any agreement or negotiation with any party to extend the payment date of any trade accounts payable, or (iii) make any material changes with respect to policies and procedures relating to the establishment of reserves for uncollectable accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue, in each case outside of the Ordinary Course of Business;

(v) amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or

(w) agree to do any of the foregoing, or take any action or omit to take any action which action or omission, respectively, would result in any of the foregoing.

Section 6.02 Operations of Purchaser Prior to the Closing. During the Interim Period, except as set forth in Section 6.02 of the Purchaser Disclosure Letter, as required by Law (including COVID-19 Measures) or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of the Seller Representative, Purchaser shall not, and shall cause each of its Affiliates and Subsidiaries to not, take any of the following actions:

(a) seek any approval from Purchaser’s shareholders to, or otherwise, make any change, amendment or modification to any of the Organizational Documents of Purchaser or form any Subsidiary, except as contemplated by the Purchaser Shareholder Proposals;

(b) seek any approval from Purchaser’s shareholders to, or otherwise, make any change, amendment or modification to the Purchaser Trust Agreement, except as contemplated by the Purchaser Shareholder Proposals;

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(c) (i) make, change, revoke, amend, or otherwise modify any material Tax election, including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or any other action to change the classification of Purchaser for U.S. federal (and applicable state and local) income Tax purposes, (ii) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of Purchaser or in a manner that distorts taxable income, including by deferring income or accelerating deductions, (iii) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (iv) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or the collection of Taxes, (v) surrender any right to claim a Tax refund, offset, or other reduction in liability, or (vi) participate in, initiate any discussions with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority;

(d) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a liquidation, dissolution, reorganization or other wind up of the business or operations of Purchaser;

(e) (i) make or declare any dividend or distribution to the shareholders of Purchaser or make any other distributions in respect of any of Purchaser’s capital stock, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Purchaser’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock, warrants or other equity interests of Purchaser, other than a redemption of Public Shares (prior to the Closing) made as part of the Purchaser Shareholder Redemption;

(f) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Purchaser (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(g) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Purchaser or guaranty any debt securities of another Person, other than any Indebtedness for (i) the Working Capital Loan, (ii) borrowed money or guarantees incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and (iii) transaction expenses incurred in connection with the transactions contemplated by this Agreement or Ancillary Agreements;

(h) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 6.02(g) and other fees and expenses for professional services incurred in connection with the Transactions;

(i) issue any shares of Purchaser Common Stock or Purchaser Class B Common Stock, or securities exercisable for or convertible into shares of Purchaser Common Stock or capital stock of Purchaser, other than the issuance of shares of Purchaser Common Stock and Purchaser Class B Common Stock pursuant to this Agreement and any Investment Agreements (if applicable) or the Public Warrants, the Sponsor Warrants or the Sponsor Expense Advancement Agreement, (ii) grant any options, warrants or other equity-based awards with respect to Purchaser Common Stock not outstanding on the date hereof or (iii) amend, modify or waive any of the material terms or rights set forth in any Public Warrant or Sponsor Warrant, including any amendment, modification or reduction of the warrant price set forth therein;

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(j) change an annual accounting period for US GAAP or adopt or change any material accounting method used by it for US GAAP or adopt any material accounting method unless required by US GAAP;

(k) acquire any ownership interest in any real property;

(l) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(m) except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise in any material respect any material Contract;

(n) engage in any activities or business, other than activities or business (i) in connection with or incident or related to Purchaser’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial;

(o) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any Liability that would require monetary payment or impose nonmonetary obligations on Purchaser or any of its Affiliates (or any Company Entity after the Closing); or

(p) agree to do any of the foregoing, or take any action or omit to take any action, which action or omission, respectively, would result in any of the foregoing.

Section 6.03 Access; Notification of Certain Matters.

(a) During the Interim Period, the officers, employees and authorized Representatives of Purchaser (at Purchaser’s expense) shall have reasonable access during normal business hours upon providing written notice to the Seller Representative no later than two (2) Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of the Company Entities (including audit books) in order for Purchaser to have the opportunity to make such investigation as it may reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, Purchaser and Purchaser’s Representatives will not be permitted to interfere unreasonably with the operations of the Company Entities. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require any Company Entity to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any Company Entity is bound, or violate any applicable Law.

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(b) During the Interim Period, the officers, employees and authorized Representatives of the Company (at the Company’s expense) shall have reasonable access during normal business hours upon providing written notice to Purchaser no later than two (2) Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of Purchaser (including audit books) in order for the Representatives of the Company and the Seller Representative to have the opportunity to make such investigation as they will reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, Representatives of the Company and the Seller Representative will not be permitted to interfere unreasonably with the operations of Purchaser. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require Purchaser to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which Purchaser is bound, or violate any applicable Law.

(c) During the Interim Period, the Seller Representative shall disclose to Purchaser in writing any development, fact or circumstance arising before or after the date hereof, that would reasonably be expected to result in the failure of the conditions set forth in Section 7.01 and Section 7.03 to be satisfied.

(d) During the Interim Period, Purchaser shall disclose to the Seller Representative in writing any development, fact or circumstance arising before or after the date hereof, that would reasonably be expected to result in the failure of the conditions set forth in Section 7.02 and Section 7.03 to be satisfied.

Section 6.04 Public Announcements. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of NASDAQ, including the filing of any Current Report on Form 8-K or other appropriate filings with the SEC, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions without the prior written consent of Purchaser and/or the Seller Representative, as applicable, which press release or other public announcement would be made at or shortly following the signing of this Agreement as well as at or shortly following the Closing. To the extent a Party is required by Law to issue a press release or other public announcement relating to the subject matter of this Agreement or the Transactions, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with Purchaser and/or the Seller Representative, as applicable, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith.

Section 6.05 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Sale and the other Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (iii) the delivery of all notices to, and the obtaining of all consents, approvals or waivers from, third parties required as a result of the Transactions; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

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(b) Without limiting the generality of the foregoing, neither Purchaser nor any Seller shall, and each shall cause its Affiliates (including any Company Entity) not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) increase the risk, in any material respect, of delaying or not obtaining any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk, in any material respect, of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.

Section 6.06 Regulatory Filings. Within ten (10) Business Days, or as promptly as reasonably practicable, after the date hereof, the Company shall make, or cause to be made, the filings required of it or any of its Subsidiaries or Affiliates under the Electronic Money Institution Regulations with respect to the Transactions. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all other Regulatory Approvals. The Parties shall use their commercially reasonable efforts to: (a) respond to any requests for additional information made by any Governmental Authority; (b) provide the other Parties with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith; (c) keep each other apprised of the status of matters relating to any Regulatory Approval contemplated by this Agreement or any Ancillary Agreement; (d) advise the other Parties (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Authority in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; (e) provide the other Parties with a reasonable opportunity to participate in any meetings with any Governmental Authority (subject to any opposition by a Governmental Authority to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Authority; and (f) consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of each Party in connection with judicial proceedings under or relating to Regulatory Approval. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude the other Parties from receiving any confidential competitively sensitive information required to be shared under this Section 6.06; provided that such other Parties’ external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Authority without the other Parties’ prior written consent; and (ii) use commercially reasonable efforts to cause any applicable waiting periods to terminate or expire at the earliest possible date.

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Section 6.07 Proxy Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, Purchaser will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the Transactions (the “Proxy Statement”) in preliminary form. Purchaser shall as promptly as reasonably practicable notify the Seller Representative of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Purchaser shall use commercially reasonable efforts to cooperate and provide the Seller Representative with a reasonable opportunity to promptly review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably and promptly proposed by the Seller Representative in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. The Seller Representative acknowledges that time is of the essence for all communications with the SEC and that it will respond to any comments within ten (10) Business Days after receipt of such comments. Except in the case of a Change in Recommendation pursuant to Section 6.07(d), the Purchaser Board Recommendation shall be included in the Proxy Statement. Purchaser will use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Purchaser will cause the Proxy Statement to be transmitted to the Purchaser Shareholders as promptly as reasonably practicable.

(b) The Sellers acknowledge that a substantial portion of the Proxy Statement shall include disclosure regarding the Company Entities. Accordingly, the Sellers will, as promptly as reasonably practicable after the date of this Agreement, use its commercially reasonable efforts to provide Purchaser with all information concerning the operations and business of the Company Entities and their respective management and operations and financial condition, in each case, required, or reasonably requested by Purchaser, to be included in the Proxy Statement, including (i) the required financial statements of the Company Entities prepared in accordance with SEC Guidance, including the requirements of Regulation S-X and a related consent from the Company’s independent public accountants, (ii) required selected financial data of the Company Entities required by Item 301 of Regulation S-K, and (iii) required management’s discussion and analysis for the periods required under applicable SEC Guidance. Without limiting the generality of the foregoing, the Sellers shall use its commercially reasonable efforts to cooperate with Purchaser in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X. The Sellers shall use commercially reasonable efforts to make the managers, directors, officers and employees of the Company Entities available to Purchaser and its counsel (and other Representatives engaged in connection with the preparation of the Proxy Statement) in connection with the drafting of the Proxy Statement, as reasonably requested by Purchaser, and responding promptly to comments on the Proxy Statement and such other filings from the SEC, but not later than five (5) Business Days after receipt of such comments.

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(c) Purchaser will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Purchaser, all action necessary to call, hold and convene a meeting of the holders of Purchaser Common Stock (including any permitted adjournment) (the “Purchaser Special Meeting”) to consider and vote upon the Purchaser Shareholder Proposals as promptly as practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Purchaser Special Meeting to consider and vote upon the Purchaser Shareholder Proposals has been called and noticed, except as required by Law, Purchaser will not postpone or adjourn the Purchaser Special Meeting without the consent of the Seller Representative (which consent will not be unreasonably withheld, conditioned or delayed) other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Purchaser has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Purchaser Shareholders prior to the Purchaser Special Meeting, or (iii) an adjournment or postponement to solicit additional proxies from the Purchaser Shareholders to the extent Purchaser has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the approval of the Purchaser Shareholder Proposals, provided that, in the case of an postponement or adjournment in accordance with clause (i), (ii) or (iii), above, such postponement or adjournment may be no more than the earlier of (i) fifteen (15) Business Days from the original date of the Purchaser Special Meeting and (ii) four (4) Business Days prior to the Termination Date. Subject to Section 6.07(d), following delivery of the Proxy Statement to the Purchaser Shareholders, Purchaser will use commercially reasonable efforts to solicit approval of the Purchaser Shareholders Proposals by the Purchaser Shareholders.

(d) Subject to this Section 6.07(d), the Purchaser Board will recommend that the Purchaser Shareholders approve the Purchaser Shareholder Proposals (the “Purchaser Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Purchaser Shareholder Proposals, the Purchaser Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Purchaser Board Recommendation (any such action a “Change in Recommendation”) in response to an Intervening Event if the Purchaser Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be a breach of the Purchaser Board’s fiduciary obligations to the Purchaser Shareholders under applicable Law, provided, that: (A) the Seller Representative shall have received written notice from Purchaser of Purchaser’s intention to make a Change in Recommendation at least five (5) Business Days prior to the taking of such action by Purchaser (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during such period and prior to making a Change in Recommendation, if requested by the Seller Representative, Purchaser and its representatives shall have negotiated in good faith with the Seller Representative regarding any revisions or adjustments proposed by the Seller Representative to the terms and conditions of this Agreement as would enable Purchaser to proceed with its Purchaser Board Recommendation and not make such Change in Recommendation and (C) Purchaser may make a Change in Recommendation only if the Board of Directors of Purchaser, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Seller Representative shall have, prior to the expiration of the 5-Business Day period, proposed, continues to determine in good faith that failure to make a Change in Recommendation would be a breach of its fiduciary duties to the Purchaser Shareholders under applicable Law. An “Intervening Event” shall mean any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known or reasonably foreseeable to Purchaser or the Purchaser Board as of the date of this Agreement and (ii) does not relate to any alternative transaction; provided, however, that (1) any change in the price or trading volume of shares of Purchaser Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business or financial condition of the Company Entities constitute an Intervening Event unless such event, fact, circumstance or development constitutes a Company Material Adverse Effect; and (3) the Company Entities meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account). Purchaser agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Purchaser Special Meeting for the purpose of voting on the Purchaser Shareholder Proposals in accordance with the terms of this Agreement shall not be affected by any Change in Recommendation, and Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Special Meeting and submit for the approval of the Purchaser Shareholders the matters contemplated by the Proxy Statement in accordance with the terms of this Agreement, regardless of whether or not there shall be any Change in Recommendation.

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(e) If at any time prior to the Closing Date, any event, circumstance or information relating to Purchaser, any Company Entity or any of their respective Affiliates, officers or directors or other Representatives should be discovered by Purchaser or the Seller Representative, as applicable, that in the reasonable judgment of Purchaser or the Seller Representative, as applicable, should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC by Purchaser and, to the extent required by Law, disseminated to the holders of shares of Purchaser Common Stock.

(f) Subject to this Section 6.07, Purchaser shall use commercially reasonable efforts to complete the Purchaser Share Redemption as promptly as practicable and shall not terminate or withdraw the Purchaser Share Redemption other than in connection with the valid termination of this Agreement. Purchaser shall extend the offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Purchaser Share Redemption. Nothing in this Section 6.07(f) shall (i) impose any obligation on Purchaser to extend the Purchaser Share Redemption beyond the Termination Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Purchaser to terminate this Agreement in accordance its terms.

Section 6.08 Listing. During the Interim Period, Purchaser shall use all reasonable efforts that are necessary or desirable for Purchaser to remain listed as a public company on, and for the shares of Purchaser Common Stock to be tradable over, NASDAQ.

Section 6.09 No Claim Against the Purchaser Trust Account. Each Seller and the Company acknowledge that they have read the Prospectus and that Purchaser has established the Purchaser Trust Account from the proceeds of Purchaser’s February 2021 initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of Purchaser’s holders of Public Shares (“Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Purchaser Trust Account, Purchaser may disburse monies from the Purchaser Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Common Stock in connection with the consummation of Purchaser’s Business Combination; (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO; (c) any amounts necessary to pay any Taxes; or (d) to, or on behalf of, Purchaser after or concurrently with the consummation of a Business Combination. Each Seller and the Company hereby agree that they do not now and shall not at any time hereafter have (other than their rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Purchaser Trust Account or distributions therefrom, or make any claim prior to Closing against the Purchaser Trust Account, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each Seller and the Company hereby irrevocably waive any Claims they may have against the Purchaser Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser and will not, prior to the Closing, seek recourse against the Purchaser Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 6.09 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Shareholders and for transaction expenses paid (including deferred IPO underwriting discount and expenses payable to Purchaser’s underwriters in connection with the IPO). Each Seller and the Company agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce it to enter into this Agreement. This Section 6.09 shall not limit the right of Sellers to seek specific performance against Purchaser pursuant to Section 10.13, including the right to seek specific performance against Purchaser to require Purchaser to take such actions contemplated by this Agreement subject to the satisfaction of Purchaser’s conditions to the Closing in Section 7.01 and Section 7.03, and to comply with the terms of the Purchaser Trust Agreement, including distribution of funds from the Purchaser Trust Account upon the Closing in accordance with the terms of this Agreement.

Section 6.10 Section 16 Matters. Prior to the Closing, the Purchaser Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of shares of Purchaser Common Stock and Purchaser Class B Common Stock by Purchaser, in each case, pursuant to this Agreement to any officer, director or shareholder (by reason of “director by deputization”) of the Company Entities who is expected to become a “covered person” of Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder shall be an exempt transaction for purposes of Rule 16b-3 promulgated under the Exchange Act.

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Section 6.11 Transaction Litigation. Each of Purchaser, on the one hand, and Sellers and the Seller Representative, on the other hand, shall cooperate with the other and use commercially reasonable efforts in the defense or settlement of any third-party Action relating to the Transactions which is brought or threatened in writing against (a) Purchaser and/or any of their respective directors or officers, or (b) any Seller, any of the Company Entities and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Parties reasonably and promptly informed of any developments in connection with any such Action, (ii) giving the other Parties a reasonable opportunity to participate in any such Action or settlement thereof (and consider in good faith the suggestions of the other Parties in connection therewith) and (iii) utilizing counsel reasonably agreeable to the Parties (such agreement to counsel not to be unreasonably withheld, conditioned or delayed).

Section 6.12 Director and Officer Liability; Indemnification.

(a) From and after the Closing, Purchaser agrees that it shall indemnify and hold harmless each present and former director and officer of (x) each Company Entity (the “Company Indemnified Parties”) and (y) Purchaser (the “Purchaser Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company Entities or Purchaser, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Purchaser shall, and shall cause its Subsidiaries to (i) maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Purchaser’s and its Subsidiaries’ (including the Company Entities’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company Entities, Purchaser or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, Purchaser shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Purchaser’s, the Company Entities’ or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Purchaser or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Purchaser be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Purchaser or the Company Entities, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2021 (the “Maximum Annual Premium”); provided, that, if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then Purchaser shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as Purchaser’s or the Company Entities’ current directors’ and officers’ liability insurance carrier; provided, however, that (i) Purchaser may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.12 shall be continued in respect of such claim until the final disposition thereof.

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(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.12 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on Purchaser and all successors and assigns of Purchaser. In the event that Purchaser, the Company Entities or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall ensure that proper provision shall be made so that the successors and assigns of Purchaser shall succeed to the obligations set forth in this Section 6.12.

(d) On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to the Seller Representative and Purchaser with the post-Closing directors and officers of Purchaser, which indemnification agreements shall continue to be effective following the Closing.

Section 6.13 Third Party Consents and Notices. Prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain any consents under any Material Contract that are required as a result of the Transactions, as set forth on Section 4.03(b) of the Seller Disclosure Letter; provided, however, that the Company and Purchaser shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Material Contract in connection with consummation of the Transactions and in seeking any such actions, notices, consents, approvals or waivers. Assuming the Company has complied with this Section 6.13 in all material respects, obtaining any consents, approvals or waivers shall not, in and of itself, be a condition to Closing; provided that all consents and approvals relating to the Indebtedness listed on Section 4.05(c)(iii) of the Seller Disclosure Letter shall be obtained by the Seller Representative such that all such Indebtedness shall continue after the Closing on the same terms and conditions as prior to Closing.

Section 6.14 No Purchaser Transactions. During the Interim Period, except as otherwise contemplated hereby, none of the Sellers or any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Purchaser without the prior written consent of Purchaser.

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Section 6.15 Acquisition Proposals and Alternative Transactions.

(a) During the Interim Period, Purchaser will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Purchaser Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a Purchaser Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a Purchaser Acquisition Proposal or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b) During the Interim Period, each Seller will not, and each will cause the Company Entities and their respective Affiliates and Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a Company Acquisition Proposal or (d) otherwise cooperate with, assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 6.16 Purchaser Public Filings. During the Interim Period, Purchaser will use its reasonable best efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.17 Financial Statements. As promptly as reasonably practicable after the date of this Agreement, the Seller Representative shall deliver to Purchaser the PCAOB Audited Financial Statements in the form and to the extent that are required to be included in the Proxy Statement, and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in the Proxy Statement, in each case, in coordination with an accounting firm retained by Purchaser, it being understood that such accounting firm will assist the Seller Representative in this process and review the PCAOB Audited Financial Statements before being delivered to Purchaser. Each Party shall each use its commercially reasonable efforts (a) to assist the other Party and its auditors and advisors, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company or Purchaser, in preparing as promptly as reasonably practicable any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement and any other filings to be made by Purchaser with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

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Section 6.18 Committed Capital On Demand Facility. If, prior to the delivery of the fully executed and binding Jones CCOD, either Purchaser or the Seller Representative has received a proposal in writing that it believes is superior to the proposed Jones CCOD (the “Alternative CCOD”), then Purchaser and the Seller Representative will discuss the terms of such Alternative CCOD in good faith and decide whether to proceed with such Alternative CCOD instead of the proposed Jones CCOD. If Purchaser and the Seller Representative agree on an Alternative CCOD, and such Alternative CCOD is fully executed and binding prior to or at the Closing, then such Alternative CCOD shall satisfy the condition in Section 7.02(f). If Purchaser and the Seller Representative cannot agree on an Alternative CCOD, then Purchaser and the Seller Representative shall proceed with the proposed Jones CCOD, which if fully executed and binding prior to or at the Closing, shall satisfy the condition in Section 7.02(f). If Purchaser and the Seller Representative proceed with the proposed Jones CCOD, Purchaser will use its reasonable best efforts to negotiate customary closing conditions before executing the Jones CCOD, which it will discuss with the Seller Representative in good faith.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing, any and all of which may be waived in whole or in part by Purchaser, to the extent permitted by applicable Law:

(a) Accuracy of Representations of Sellers. (i) The representations and warranties of (A) all Sellers set forth in ARTICLE III and (B) certain Sellers and the Company set forth in ARTICLE IV (in each case, other than the Seller Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Company Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Sellers and the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect, and (ii) the Seller Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Compliance with Covenants. Each Seller and the Seller Representative shall have performed or complied with all agreements and covenants required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect since the date hereof that is continuing.

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(d) Acquisition of all of the Digital Virgo Subscribed Shares. All of the Stock Option Holders shall have exercised their Stock Options and the Company shall have acquired all of the Stock Option Subscribed Shares no later than on December 31, 2022, in accordance with the terms and conditions set forth in the Call Option Agreements. Each Stock Option that is not duly exercised prior to December 31, 2022 shall have been cancelled and extinguished, without any consideration from the Company. Sellers shall deliver to Purchaser the documents referred to in Section 2.04(e)(v) as evidence of the satisfaction of this condition precedent.

(e) Closing Certificate. The Seller Representative shall have delivered to Purchaser a certificate, signed by the Seller Representative and dated as of the Closing Date, certifying as to the matters set forth in Section 7.01(a), Section 7.01(b) and Section 7.01(c).

Section 7.02 Conditions to Obligations of Sellers. The obligations of the Sellers to consummate the Transactions are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by the Seller Representative to the extent permitted by applicable Law:

(a) Accuracy of Representations of Purchaser. (i) The representations and warranties of Purchaser set forth in ARTICLE V (other than the Purchaser Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Purchaser Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Purchaser to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Purchaser Material Adverse Effect, and (ii) the Purchaser Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Compliance with Covenants. Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) No Purchaser Material Adverse Effect. There shall not have occurred a Purchaser Material Adverse Effect since the date hereof that is continuing.

(d) Available Cash. The amount of Available Cash shall be equal to or greater than $20,000,000.

(e) Closing Certificate. Purchaser shall have delivered to the Seller Representative a certificate, signed by an executive officer of Purchaser and dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(d).

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(f) Committed Capital On Demand Facility. Subject to Section 6.18, Purchaser shall have delivered to the Seller Representative a fully executed and binding committed capital on demand facility between Purchaser and a third-party investor (i.e., JonesTrading Institutional Services LLC or one of its Affiliates) for at least $100,000,000 of post-Closing capital to Purchaser and its Subsidiaries (including, after the Closing, the Company) in accordance with the terms of such facility (the “Jones CCOD”), which shall (i) provide those commercial terms set forth in the term sheet made available to the Seller Representative prior to the date of this Agreement and (ii) not be subject to the satisfaction of any conditions other than the completion of the Transactions, standard draw-down conditions and any other customary closing conditions; provided that if Purchaser has complied with Section 6.18, clause (ii) of this Section 7.02(f) shall be deemed to have been satisfied.

Section 7.03 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction of the following conditions:

(a) Receipt of Regulatory Approval. The Electronic Money Institution Approvals shall have been obtained.

(b) No Restraint. No provision of any applicable Law or Governmental Order shall be in effect prohibiting the consummation of the Transactions (including the Share Sale), and there shall not be any pending Action by any Governmental Authority which would reasonably be expected to result in the issuance of any such Governmental Order.

(c) Purchaser Shareholder Approval. Purchaser shall have cleared the Proxy Statement with the SEC or the SEC shall have advised Purchaser that it will not review or has no further comments, and the approval of the Purchaser Shareholder Proposals other than the advisory charter proposal (the “Purchaser Shareholder Approval”) shall have been duly obtained in accordance with the Laws of the State of Delaware, the Organizational Documents of Purchaser and the rules and regulations of NASDAQ.

(d) Listing. The shares of Purchaser Common Stock to be issued pursuant to the Transactions and any Investment Agreements, if applicable, shall have been conditionally approved for listing on NASDAQ, subject to official notice of the issuance thereof and any requirement to have a sufficient number of round lot holders of shares of Purchaser Common Stock.

(e) Net Tangible Assets. Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Purchaser Share Redemption.

ARTICLE VIII

TERMINATION

Section 8.01 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the mutual written consent of Purchaser and the Seller Representative.

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Section 8.02 Termination by Purchaser or the Seller Representative. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by either Purchaser or the Seller Representative if any injunction or other Governmental Order of any Governmental Authority preventing the consummation of the Transactions (including the Share Sale) shall have become final and non-appealable.

Section 8.03 Termination by the Seller Representative. The Seller Representative may terminate this Agreement at any time prior to the Closing by written notice to Purchaser:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of Purchaser shall have become untrue or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) incapable of fulfillment, and such violation or breach has neither been waived by the Seller Representative nor (if capable of being cured) cured by Purchaser within thirty (30) days of Purchaser’s receipt of written notice of such violation or breach from the Seller Representative; provided, however, that the right to terminate this Agreement under this Section 8.03(a) shall not be available to the Seller Representative if any Seller is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements that has not been cured;

(b) if (i) the Closing shall not have occurred by February 15, 2023 (the “Termination Date”), provided, that the (x) Termination Date shall automatically be extended for a three (3)-month period if the Closing has not occurred by reason of (I) the SEC review process taking longer than the Parties anticipate resulting in the Purchaser Special Meeting being unable to be held prior to the Termination Date or (II) Regulatory Approvals, if any, are not received prior to the Termination Date, and (y) Termination Date may be extended to a later date by mutual written consent of Purchaser and the Seller Representative, in each case, such later date shall be deemed the “Termination Date” for purposes of this Agreement; and (ii) the failure of the Closing to occur on or before the Termination Date is not caused by a failure of any Seller to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing;

(c) if Purchaser fails to consummate the Transactions on the fifth (5th) Business Day following the later of (A) the day on which the last of the conditions set forth in Section 7.01 and Section 7.03 (excluding conditions that, by their nature are to be satisfied at the Closing) are satisfied and (B) the date on which the Seller Representative delivers written notice to Purchaser that the condition in the foregoing clause (A) is satisfied and the Seller Representative has irrevocably confirmed that it is ready, willing and able to consummate the Transactions and is prepared to satisfy the conditions set forth in Section 7.01 and Section 7.03 that cannot be satisfied until Closing on such date; or

(d) if Purchaser fails to consummate the Transactions prior to the Termination Date (as extended, if at all, pursuant to Section 8.03(b)) as a result of Purchaser’s failure to satisfy the condition set forth in Section 7.02(d) and/or Section 7.02(f).

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Section 8.04 Termination by Purchaser. Purchaser may terminate this Agreement at any time prior to the Closing by written notice to the Seller Representative:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of any Seller set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of any Seller shall have become untrue or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 7.01(a), Section 7.01(b) or Section 7.01(c) incapable of fulfillment, and such violation or breach has neither been waived by Purchaser nor (if capable of being cured) cured by such Seller within thirty (30) days of the Seller Representative’s receipt of written notice of such violation or breach from Purchaser; provided, however, that the right to terminate this Agreement under this Section 8.04(a) shall not be available to Purchaser if Purchaser is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements that has not been cured;

(b) if (i) the Closing shall not have occurred by the Termination Date and (ii) the failure of the Closing to occur on or before the Termination Date is not caused by a failure of Purchaser to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing; or

(c) if any Seller fails to consummate the Transactions on the fifth (5th) Business Day following the later of (A) the day on which the last of the conditions set forth in Section 7.02 and Section 7.03 (excluding conditions that, by their nature are to be satisfied at the Closing) are satisfied and (B) the date on which Purchaser delivers written notice to the Seller Representative that the condition in the foregoing clause (A) is satisfied and Purchaser has irrevocably confirmed that it is ready, willing and able to consummate the Transactions and is prepared to satisfy the conditions set forth in Section 7.02 and Section 7.03 that cannot be satisfied until Closing on such date.

Section 8.05 Effect of Termination. Subject to Section 8.06, if this Agreement is terminated pursuant to this ARTICLE VIII, all further obligations of the Parties under this Agreement (other than those contained in Section 6.09, this Section 8.05 and ARTICLE X, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party or its respective Representatives or Affiliates will have any further liability to any other Party; provided that nothing herein shall relieve any Party from liability for such Party’s breach of this Agreement prior to the date of termination or for fraud under applicable Law.

Section 8.06 Termination Fee.

(a) If Purchaser terminates this Agreement pursuant to Section 8.04(c), then the Company shall promptly pay Purchaser a termination fee of $2,000,000 (the “Termination Fee”). The Sellers and the Company acknowledge and agree that (i) the Termination Fee is a fair and reasonable estimate of the actual damages suffered by Purchaser, which amount would otherwise be impossible to calculate with precision, (ii) the Termination Fee constitutes liquidated damages hereunder and is not intended to be a penalty, and (iii) the Termination Fee shall be the sole and exclusive remedy available to Purchaser against the Company and the Sellers (including the Seller Representative); provided, however, that the limitations set forth in this Section 8.06(a) shall not apply to the Liabilities arising from a finding of fraud committed by any Seller or the Company, as determined by a final, non-appealable order in a court of competent jurisdiction.

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(b) If the Seller Representative terminates this Agreement pursuant to Section 8.03(c) or Section 8.03(d), then Purchaser shall promptly pay the Company the Termination Fee. Purchaser acknowledges and agrees that (i) the Termination Fee is a fair and reasonable estimate of the actual damages suffered by the Company and the Sellers, which amount would otherwise be impossible to calculate with precision, (ii) the Termination Fee constitutes liquidated damages hereunder and is not intended to be a penalty, and (iii) the Termination Fee shall be the sole and exclusive remedy available to the Company and the Sellers against Purchaser; provided, however, that the limitations set forth in this Section 8.06(b) shall not apply to the Liabilities arising from a finding of fraud committed by Purchaser, as determined by a final, non-appealable order in a court of competent jurisdiction.

ARTICLE IX

TAX MATTERS

Section 9.01 Tax Sharing Agreements. All Tax allocation, indemnification, sharing, gross-up, or similar Contracts or arrangements with respect to or involving a Company Entity, on the one hand, and any Seller and its Affiliates (other than the Company Entities), on the other hand, shall be terminated as of the Closing Date, thereby extinguishing any obligations or liabilities of the Company Entities thereunder.

Section 9.02 Transfer Taxes. All transfer Taxes, stamp Taxes and other sales, use, documentary, excise, and similar Taxes, if any, that are imposed on the Transactions (collectively, “Transfer Taxes”), shall be borne by Purchaser. The Person responsible under Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to Purchaser. The Parties shall reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to any Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. If Purchaser is not responsible for filing such Tax Return, Purchaser shall pay to the Person responsible for filing such Tax Return all Transfer Taxes that they owe pursuant to this Section 9.02 within five (5) Business Days of written demand from the Person responsible for filing such Tax Return, provided that no payment shall be required more than three (3) days before the Transfer Tax is required to be paid.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms or (b) any claim against any Person with respect to fraud or willful breach of this Agreement if timely made pursuant to the applicable statute of limitations for such claim.

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Section 10.02 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 10.03 Arbitration.

(a) Any Action that is based upon, arises out of, in connection with or relates to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, including regarding their existence, validity, or termination (a “Dispute”) shall first be subject to formal mediation. The Parties concerned will mutually select the mediator and the mediation will be in Paris, France or such other location as the Parties concerned may agree upon. If no amicable resolution or settlement of the Dispute is reached during the mediation process within sixty (60) days after it commences, then the Dispute shall be resolved by binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) and conducted pursuant to its Rules of Arbitration. The place of arbitration shall be Paris, France or such other location as the Parties concerned may agree upon, and the language used in the arbitral proceedings shall be English. The arbitration proceedings shall be subject to the substantive laws of the State of Delaware pursuant to Section 10.02.

(b) There shall be one (1) arbitrator, as shall be agreed upon by the Parties concerned, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. In the absence of such an agreement on the arbitrator, Purchaser shall select one arbitrator and the Seller Representative or, if IODA S.A. is not a Seller concerned by the Dispute, the Sellers concerned shall jointly select one (1) arbitrator and the two (2) arbitrators so selected shall select a third arbitrator. In the event the two arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the ICC.

(c) The award shall be final and binding upon the Parties. Judgment upon the award may be entered in any court having jurisdiction over any Party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the Party resisting such enforcement. All Disputes shall be resolved in a confidential manner.

(d) The arbitrator or arbitrators shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by Law or Governmental Authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

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(e) For the avoidance of doubt, a request by a Party to a court of competent jurisdiction for interim measures necessary to preserve such Party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 10.03.

Section 10.04 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) two (2) Business Days after deposit for next-day delivery with an internationally recognized courier or overnight service such as Federal Express or DHL (or upon any earlier receipt confirmed in writing by such service), or (c) the date sent, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

If to Purchaser, to:

Goal Acquisitions Corp.

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

Attn: Harvey Schiller

E-mail: Harvey@goalacquisitions.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

2029 Century Park East, Suite 2400

Los Angeles, CA 90067

Attn: Will Chuchawat

E-mail: WChuchawat@proskauer.com

If to any the Sellers, the Seller Representative or the Company, to:

IODA S.A.

6, rue du Fort Bourbon

1249 Luxembourg

Grand Duchy of Luxembourg

Attn: Eric Peyre and Emmanuel Lebeau

E-mail: eric.peyre@digitalvirgo.com and emmanuel.lebeau@fifo.lu with a copy (which shall not constitute notice) to:

Peltier Juvigny Marpeau & Associés

49, avenue de l’Opéra

75002 Paris - France

Attn: Frédéric Peltier

E-mail: f.peltier@pjmassocies.com

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and:

Winston & Strawn LLP

68, rue du Faubourg Saint Honoré

75008 Paris - France

Attn: Annie Maudouit-Ridde and Michael Blankenship

E-mail: amaudouit@winston.com and MBlankenship@winston.com

and to such other address or addressee as any such Party has specified by prior written notice to the other Party in accordance with this Section 10.04.

Section 10.05 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of Purchaser or the Seller Representative, as applicable, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Initial Shareholders shall be third party beneficiaries and entitled to enforce Section 2.09, the D&O Indemnified Parties shall be third party beneficiaries and entitled to enforce Section 6.12, the Released Parties shall be third party beneficiaries and entitled to enforce Section 10.14, Peltier Juvigny Marpeau & Associés and Winston & Strawn LLP shall be third party beneficiaries and entitled to enforce Section 10.16(a), and Proskauer Rose LLP shall be a third party beneficiary and entitled to enforce Section 10.16(b).

Section 10.06 [Reserved].

Section 10.07 Entire Agreement; Amendments; Waiver.

(a) This Agreement, and the Exhibits and Disclosure Letters referred to herein, and the Ancillary Agreements contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior and contemporaneous agreements, understandings and intents, whether express or implied (whether oral or written), between or among any of the Parties with respect to such subject matter.

(b) No amendment or modification of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by Purchaser and the Seller Representative. No waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such waiver is sought. No course of dealing between the Parties shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay or failure by any Party in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

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Section 10.08 Exhibits, Annexes and Disclosure Letter. All Exhibits, Annexes and Disclosure Letters or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement and any capitalized terms used in any Exhibit, Annex or Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement. Any item disclosed in any Disclosure Letter referenced by a particular Article or Section in this Agreement shall be deemed to have been disclosed with respect to every other Article or Section in this Agreement if the relevance of such disclosure to such other Articles and Sections is reasonably apparent in light of the form and substance of the disclosure made.

Section 10.09 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 10.10 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.11 Post-Closing.

(a) Post-Closing Payments Related to the Business. If any payment on accounts receivable of any Company Entity or other assets of a Company Entity is received by any Seller or its Affiliate after the Closing Date, such Seller will hold such amounts received as trustee for, and remit such amounts to, Purchaser by wire transfer of immediately available funds as soon as practicable (and in any event within five (5) Business Days following receipt thereof). Purchaser may endorse and cash any checks or instruments payable or endorsed to any Seller or any Affiliate thereof or its order which are received by Purchaser and which relate to any Company Entity.

(b) Business Relationships. After the Closing, each Seller will cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of such Seller existing prior to the Closing and relating to the Company Entities. Each Seller will refer to Purchaser all inquiries relating to any Company Entity. None of Sellers, their Affiliates or any Representative of either Sellers or their Affiliates shall take any action that would reasonably be expected to diminish the value of the Company Entities after the Closing or that would interfere with the Company Entities.

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Section 10.12 Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions. Furthermore, the Parties agree to comply with all Laws in connection with the Transactions.

Section 10.13 Remedies; Specific Performance. The Parties acknowledge that money damages may not be an adequate remedy at law if any Party fails to perform any of its obligations hereunder, and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach (or threatened breach) and to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond. No remedy under this Agreement shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 10.14 No Recourse. All Actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement, and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third-party beneficiary to whom rights under this Agreement inure pursuant to Section 10.05), Persons that are expressly identified as parties to this Agreement and not against any Released Party. No other Person, including any director, officer, employee, incorporator, member, partner, manager, shareholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any Liabilities (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such Liability or obligation.

Section 10.15 Fees and Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transactions or otherwise shall be paid by the Party incurring such fees or expenses; provided that if the Closing occurs, Purchaser shall be responsible for and shall pay at the Closing all Purchaser Transaction Expenses and Seller Transaction Expenses in accordance with the terms of this Agreement.

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Section 10.16 Legal Representation.

(a) The Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the Sellers, the Company Entities and any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Seller Group”), on the one hand, and (y) Purchaser, the Sponsor, the shareholders or holders of other equity interests of Purchaser or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Purchaser Group”), on the other hand, any legal counsel, including Peltier Juvigny Marpeau & Associés and Winston & Strawn LLP, that represented the Sellers prior to the Closing may represent any member of the Seller Group in such dispute even though the interests of such Persons may be directly adverse to Purchaser, and even though such counsel may have represented the Sellers in a matter substantially related to such dispute, or may be handling ongoing matters for the Sellers, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Seller Group, on the one hand, and Peltier Juvigny Marpeau & Associés and Winston & Strawn LLP, on the other hand (the “Peltier & Winston Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Seller Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Purchaser under a common interest agreement shall remain the privileged communications or information of the Company. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Peltier & Winston Privileged Communications, whether located in the records or email server of Purchaser, the Company or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Peltier & Winston Privileged Communications, by virtue of the Transactions.

(b) The Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby arises after the Closing between or among (x) any member of the Seller Group, on the one hand, and (y) any member of the Purchaser Group, on the other hand, any legal counsel, including Proskauer Rose LLP, that represented Purchaser and the Sponsor prior to the Closing may represent any member of the Purchaser Group in such dispute even though the interests of such Persons may be directly adverse to the Company, and even though such counsel may have represented Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Purchaser and/or any member of the Purchaser Group, on the one hand, and Proskauer Rose LLP, on the other hand (the “Proskauer Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Purchaser Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Purchaser. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Proskauer Privileged Communications, whether located in the records or email server of Purchaser, the Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Proskauer Privileged Communications, by virtue of the Transactions.

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Section 10.17 Seller Representative.

(a) Sellers hereby designate IODA S.A. to serve as the sole and exclusive representative of Sellers (the “Seller Representative”) with respect to those provisions of this Agreement and any Ancillary Agreement that contemplate or permit action by the Seller Representative. The appointment of the Seller Representative is coupled with an interest and shall be irrevocable by Sellers for any reason. The Seller Representative hereby accepts its appointment as representative of Sellers.

(b) In addition to the other rights and authority granted to the Seller Representative elsewhere in this Agreement, Sellers collectively and irrevocably constitute and appoint the Seller Representative as their agent, attorney-in-fact and representative with full powers of substitution to act in the name, place and stead of Sellers to act from and after the date hereof and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and any Ancillary Agreement, including: (i) execution of the documents and certificates pursuant to this Agreement and the any Ancillary Agreements; (ii) receipt and forwarding of notices and communications pursuant to this Agreement and the any Ancillary Agreements; (iii) administration of the provisions of this Agreement and the any Ancillary Agreements; (iv) giving or agreeing to, on behalf of all Sellers or any Seller, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement or any Ancillary Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any Ancillary Agreements; (vi) negotiating and compromising, on behalf of each Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any Ancillary Agreement; (vii) engaging, and paying fees relating to, attorneys, accountants, agents or consultants on behalf of each Seller in connection with this Agreement or any Ancillary Agreement; and (viii) taking all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of any of the foregoing.

(c) A decision, act, consent or instruction of the Seller Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Purchaser may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each and every Seller. Purchaser is hereby relieved from any liability to any Person (including Sellers and their respective Affiliates) for any acts done by it in accordance with such decision, act, consent or instruction of the Seller Representative. Notices or communications to or from the Seller Representative shall constitute notice to or from each Seller for purposes of this Agreement. All acts of the Seller Representative hereunder in its capacity as such shall be deemed to be acts on behalf of Sellers. The service by the Seller Representative shall be without compensation. Each Seller hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the Seller Representative under this Agreement and hereby agrees to indemnify and hold harmless, jointly and severally, the Seller Representative from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred or suffered by the Seller Representative acting in such capacity, provided that the Seller Representative was acting in good faith.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Business Combination Agreement as of the date first above written.

GOAL ACQUISITIONS CORP.

By:	/s/ Harvey Schiller
Name:	Harvey Schiller
Title:	CEO

[Signature Page to Business Combination Agreement]

COMPANY:

DIGITAL VIRGO GROUP

By:	/s/ Eric Peyre
Name:	IODA S.A.S, represented by Eric Peyre
Title:	President

[Signature Page to Business Combination Agreement]

SELLERS:

IODA S.A.

By:	/s/ Eric Peyre
Name:	Eric Peyre
Title:	Director

By:	/s/ Emmanuel Lebeau
Name:	Emmanuel Lebeau
Title:	Director

SOFIVAL

By:	/s/ Jean-François Blas
Name:	Jean-François Blas

BNP Paribas Développement

By:	/s/ Gilles Poncet
Name:	Gilles Poncet

Manureva Project

By:	/s/ Manuel Cruz
Name:	Manuel Cruz

Pandora Invest

By:	/s/ Laurent Radix
Name:	Laurent Radix

Wojciech Lukawski

By:	/s/ Wojciech Lukawski
Name:	Wojciech Lukawski

Emmanuel Tongio

By:	/s/ Emmanuel Tongio
Name:	Emmanuel Tongio

Guillaume Briche

By:	/s/ Guillaume Briche
Name:	Guillaume Briche

LALBATROS

By:	/s/ Guillaume Briche
Name:	Guillaume Briche

Eric Tiberghien

By:	/s/ Eric Tiberghien
Name:	Eric Tiberghien

Ramon Alvarez

By:	/s/ Ramon Alvarez
Name:	Ramon Alvarez

Joël Pla

By:	/s/ Joël Pla
Name:	Joël Pla

Christophe Mosa

By:	/s/ Christophe Mosa
Name:	Christophe Mosa

[Signature Page to Business Combination Agreement]

SELLER REPRESENTATIVE:

IODA S.A.

By:	/s/ Eric Peyre
Name:	Eric Peyre
Title:	Director

By:	/s/ Emmanuel Lebeau
Name:	Emmanuel Lebeau
Title:	Director

[Signature Page to Business Combination Agreement]

Annexe A - Consideration Spreadsheet

“[***]”

Exhibit A

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 17, 2022 by Goal Acquisitions Sponsor LLC, a Delaware limited liability company (“Sponsor”) and each of the persons set forth on Schedule A hereto (together with the Sponsor, the “Purchaser Stockholders” and each a “Purchaser Stockholder”) and is hereby acknowledged by Goal Acquisitions Corp., a Delaware corporation (“Purchaser”) and IODA S.A., in its capacity as Seller Representative (as defined in the Business Combination Agreement (as defined below)).

WHEREAS, Purchaser, the Seller Representative, Digital Virgo Group, a French corporation (société par actions simplifiée) whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon (the “Company”), and all shareholders of the Company (the “Sellers”) are concurrently herewith entering into a Business Combination Agreement dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) pursuant to which, among other things, Purchaser will acquire from the Sellers the Purchased Shares, on the terms and subject to the conditions therein;

WHEREAS, each Purchaser Stockholder is, as of the date of this Agreement, the beneficial and the sole legal owner of a number of shares of common stock of Purchaser, par value $0.0001 per share, set forth opposite such Purchaser Stockholder’s name on Schedule A attached hereto (the “Purchaser Shares”, and together with any other Purchaser Shares acquired by such Purchaser Stockholder after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

WHEREAS, Sponsor is, as of the date of this Agreement, the beneficial and the sole legal owner of warrants to purchase a number of shares of Class A Common Stock at a price of $11.50 per share, as set forth on Schedule A attached hereto (the “Purchaser Warrants”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Purchaser and the Seller Representative have requested that the Purchaser Stockholders enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
Representations and Warranties

Sponsor and each other Purchaser Stockholder hereby represents and warrants, solely as to itself, himself or herself, severally and not jointly, to Purchaser and the Seller Representative:

1.1. Incorporation and Power.

(a) With respect to Sponsor only, Sponsor (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted, and (ii) is not in breach of Sponsor’s Organizational Documents.

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(b) With respect to each Purchaser Shareholder other than the Sponsor that is a legal entity, (i) such Purchaser Shareholder is a duly organized legal entity, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted, and (ii) is not in breach of such Purchaser Shareholder’s Organizational Documents.

1.2. Authorization; No Breach; Valid and Binding Agreement.

(a) With respect to Sponsor only, (i) Sponsor has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement by Sponsor, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite limited liability company action on the part of Sponsor; and (iii) no other corporate actions or proceedings on the part of Sponsor are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby.

(b) With respect to each Purchaser Shareholder other than the Sponsor, (i) if such Purchaser Shareholder is a natural person, such Purchaser Shareholder has full legal capacity, right and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Purchaser Shareholder is a legal entity, such Purchaser Shareholder (A) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (B) the execution, delivery and performance of this Agreement by such Purchaser Shareholder, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of such Purchaser Shareholder; and (C) no other corporate actions or proceedings on the part of such Purchaser Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by such Purchaser Shareholder and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of such Purchaser Shareholder under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of Sponsor’s Organizational Documents (with respect to Sponsor only), (ii) any Contract or Permit to which such Purchaser Shareholder or its, his or her properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which such Purchaser Shareholder is subject or its or their respective properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 1.2(c), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, prevent, materially impair or materially delay such Purchaser Shareholder from consummating the transaction contemplated hereby.

A-2

(d) This Agreement has been duly executed and delivered by such Purchaser Stockholder and constitutes a valid and binding legal obligation of such Purchaser Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable Laws.

1.3. Subject Shares. Such Purchaser Stockholder is the beneficial and sole legal owner of the Purchaser Shares and, if applicable, the Purchaser Warrants held by such Purchaser Stockholder and all such Purchaser Shares and, if applicable, the Purchaser Warrants are owned by such Purchaser Stockholder free and clear of all Liens, other than Liens pursuant to this Agreement or applicable federal or state securities Laws. Such Purchaser Stockholder does not legally own any shares or other equity securities or securities convertible, exercisable or exchangeable into equity securities of Purchaser other than (i) the Purchaser Shares and, if applicable, the Purchaser Warrants held by it and (ii) with respect to Sponsor only, the Sponsor Expense Advancement Agreement. Such Purchaser Stockholder has the sole right to vote the Purchaser Shares held by it, and none of the Purchaser Shares held by it is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Purchaser Shares, except as contemplated by this Agreement, the Business Combination Agreement or any Ancillary Agreement.

1.4. Orders. There is no Governmental Order pending or, to the knowledge of such Purchaser Stockholder, threatened or contemplated, by or against such Purchaser Stockholder, that seeks to delay, limit or prevent the performance by such Purchaser Stockholder of its obligations under this Agreement.

1.5. Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Purchaser Stockholder for which Purchaser or any of its Affiliates may become liable.

1.6. Affiliate Arrangements. With respect to Sponsor only, neither Sponsor nor any of its Affiliates is party to, or has any rights with respect to or arising from, any Contract with Purchaser, other than as contemplated by the Business Combination Agreement, any Ancillary Agreement or in connection with the Transactions or as set forth in the Purchaser SEC Documents.

A-3

1.7. Acknowledgement. Such Purchaser Stockholder expressly understands and acknowledges that each of Purchaser, the Sellers and the Seller Representative is entering into the Business Combination Agreement and Ancillary Agreements in reliance upon such Purchaser Stockholder’s execution and delivery of this Agreement.

ARTICLE II

Support Agreement; Certain Other Covenants of the Purchaser Stockholders

2.1. Binding Effect of Business Combination Agreement. Sponsor hereby acknowledges that it has read the Business Combination Agreement and Sponsor has had a reasonable opportunity to consult with its tax and legal advisors. Sponsor shall be bound by, and comply with, the obligations of Purchaser pursuant to Section 6.04 (Public Announcements) and Section 6.15(a) (Acquisition Proposals and Alternative Transactions) of the Business Combination Agreement (and any relevant definitions contained in such Sections) as if Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

2.2. Agreement to Vote.

(a) In Favor of the Transactions. At any meeting of Purchaser (or at any adjournment thereof) or in connection with any shareholder written resolution of Purchaser, or in any other circumstances upon which a vote, consent, resolution or other approval with respect to the Business Combination Agreement, the Ancillary Agreements, or any Transaction is sought, each Purchaser Stockholder shall, (i) if a meeting is held, appear at such meeting or otherwise cause its Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including, but not limited to, by class vote and/or shareholder written consent or written resolution, if applicable) its Subject Shares in favor of granting the Purchaser Shareholder Approval or, if there are insufficient votes in favor of granting the Purchaser Shareholder Approval, in favor of the adjournment of such general meeting of Purchaser to a later date.

(b) Against Other Transactions. At any meeting of Purchaser (or at any adjournment thereof) or in connection with any shareholder written resolution of Purchaser, or in any other circumstances upon which a Purchaser Stockholder’s vote, consent, resolution or other approval is sought, each Purchaser Stockholder shall vote (or cause to be voted) its Subject Shares (including, but not limited to, by withholding class vote and/or written consent or written resolution, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Business Combination Agreement, Ancillary Agreements and the Transactions), acquisition, scheme, arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of, or by, Purchaser (including, but not limited to, any public offering of any shares of Purchaser), any of its Subsidiaries, or a newly-formed holding company of Purchaser or such Subsidiaries, other than in connection with the Transactions in accordance with the terms of the Business Combination Agreement, (ii) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time, relating to a Business Combination for Purchaser other than the Transactions, (iii) any change in the business, management, control or board of directors of Purchaser (other than in connection with the Transactions and the Purchaser Shareholder Proposals), (iv) any amendment of the Organizational Documents of Purchaser or other proposal or transaction involving Purchaser or any of its Subsidiaries (other than any amendment to the Organizational Documents of Purchaser contemplated in, or permitted by, the Business Combination Agreement), and (v) any other action, proposal, plan, scheme, arrangement or agreement that would be reasonably likely to (A) prevent, impede, interfere with, delay, postpone, obstruct or attempt to discourage, adversely affect, impair, frustrate the purposes of, result in a breach by Purchaser of, prevent or nullify, any provision of the Business Combination Agreement or any Ancillary Agreement or the Transactions, (B) change in any manner the voting rights of any class of Purchaser’s capital stock (other than any amendment to the Organizational Documents of Purchaser contemplated in, or permitted by, the Business Combination Agreement), (C) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Purchaser under the Business Combination Agreement or any Ancillary Agreement, (D) result in any of the conditions set forth in Article VII of the Business Combination Agreement not being fulfilled or (E) change in any manner the dividend policy or capitalization of, or any class of capital stock of, Purchaser (other than any amendment to the Organizational Documents of Purchaser contemplated in, or permitted by, the Business Combination Agreement).

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(c) Revoke Other Proxies. Each Purchaser Stockholder represents and covenants that any proxies or agreements heretofore given in respect of its Subject Shares that may still be in effect are not irrevocable, and any such proxies or agreements have been or are hereby revoked.

2.3. Insider Letter Agreement. No Purchaser Stockholder shall modify or amend the Insider Letter Agreement, other than as contemplated by the Business Combination Agreement, any Ancillary Agreement or in connection with the Transactions.

2.4. Purchaser Contracts. No Purchaser Stockholder shall enter into, renew or amend any Contract (or transaction) between or among a Purchaser Stockholder or any Affiliate of a Purchaser Stockholder (other than Purchaser or any of its Subsidiaries), on the one hand, and Purchaser or any of Purchaser’s Subsidiaries, on the other hand, other than as contemplated by the Business Combination Agreement, any Ancillary Agreement or in connection with the Transactions or Working Capital Loans.

2.5. No Transfer. Other than (x) pursuant to this Agreement, (y) upon the consent of the Seller Representative or (z) to an Affiliate of a Purchaser Stockholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to Purchaser, agreeing to be bound by this Agreement to the same extent as such Purchaser Stockholder was with respect to its transferred Subject Shares or Purchaser Warrants, as applicable), from the date of this Agreement until the date of termination of this Agreement, each Purchaser Stockholder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, mortgage, loan, grant any option or derivative, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Shares or Purchaser Warrants, as applicable, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares or Purchaser Warrants, as applicable, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than set forth in this Agreement or any other Ancillary Agreement, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including, but not limited to, pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or any other Ancillary Agreement, (iii) take any action that would make any representation or warranty of such Purchaser Stockholder herein untrue or incorrect, or have the effect of preventing or disabling such Purchaser Stockholder from performing its obligations hereunder, (iv) commit or agree to take any of the foregoing actions, (v) take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or (vi) would have the effect of preventing or delaying such Purchaser Stockholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void ab initio. Each Purchaser Stockholder agrees with, and covenants to, Purchaser and the Seller Representative that such Purchaser Stockholder shall not request that Purchaser register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares or Purchaser Warrants, as applicable.

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2.6. No Solicitation. During the Interim Period, each Purchaser Stockholder agrees not to, directly or indirectly, (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Purchaser Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a Purchaser Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a Purchaser Acquisition Proposal or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Notwithstanding anything contained herein to the contrary, (i) no Purchaser Stockholder shall be responsible for the actions of Purchaser or its board of directors (or any committee thereof), or any of Purchaser’s officers, employees, or professional advisors (the “Purchaser Related Parties”), including with respect to any of the matters contemplated by this Section 2.6, (ii) no Purchaser Stockholder makes any representations or warranties with respect to the action of any of the Purchaser Related Parties and (iii) any breach by Purchaser of its obligations under the Business Combination Agreement shall not be considered a breach of this Section 2.6 (for the avoidance of doubt, it being understood that each Purchaser Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Purchaser Related Party) of this Section 2.6.

2.7. No Redemption. Each Purchaser Stockholder irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such Purchaser Stockholder shall not elect to have any Subject Shares redeemed and shall also not directly or indirectly submit or surrender any of its Subject Shares for redemption in connection with the Transactions or otherwise.

2.8. New Shares. In the event that prior to the Closing (i) any Purchaser Shares, Purchaser Warrants or other securities are issued or otherwise distributed to such Purchaser Stockholder pursuant to any stock dividend or distribution, or any change in any of the Purchaser Shares, Purchaser Warrants or other capital stock of Purchaser by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) such Purchaser Stockholder acquires legal or beneficial ownership of any Purchaser Shares or Purchaser Warrants after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) such Purchaser Stockholder acquires the right to vote or share in the voting of any Purchaser Shares after the date of this Agreement (collectively, the “New Securities”), then the following shall apply: the terms “Subject Shares” and “Purchaser Warrants”, as applicable, shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into) and be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares or Purchaser Warrants owned by such Purchaser Stockholder as of the date hereof.

2.9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (i) no Purchaser Stockholder makes any agreement or understanding herein in any capacity other than in its capacity as an actual or prospective record holder and beneficial owner of the Subject Shares, and (ii) nothing herein will be construed to limit or affect any action or inaction by any Purchaser Stockholder or any representative of such Purchaser Stockholder serving as a member of the board of directors (or other similar governing body) of Purchaser or as an officer, employee or fiduciary of Purchaser, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Purchaser.

2.10. Termination. This Agreement shall terminate upon the earliest of (i) the Closing and (ii) the termination of the Business Combination Agreement in accordance with its terms and conditions; provided, however, that upon such termination, Section 2.9, this Section 2.10 and Article III shall survive indefinitely).

2.11. Additional Matters. Each Purchaser Stockholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser or the Seller Representative may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and any other Ancillary Agreement, including the Investor Rights Agreement (with respect to Sponsor only), (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of Purchaser, under applicable Law or otherwise) which would impede, disrupt, limit, restrict, obstruct, prevent or otherwise adversely affect the consummation of the Transactions, and (iii) with respect to Sponsor only, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonable necessary to consummate the Transactions on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Transactions set forth under the Business Combination Agreement.

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ARTICLE III

General Provisions

3.1. Notice. All notices, demands and other communications hereunder shall be in writing and be given to the Purchaser Stockholders addressed as follows:

c/o Goal Acquisitions Sponsor LLC

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

Attn: Alex Greystoke

E-mail: alexhsc2@gmail.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

2029 Century Park East, Suite 2400

Los Angeles, CA 90067

Attention: Will Chuchawat

Email: WChuchawat@proskauer.com

(or at such other address for a party as shall be specified by like notice). The notice shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) two (2) Business Days after deposit for next-day delivery with a nationally or internationally recognized courier or overnight service such as Federal Express or DHL (or upon any earlier receipt confirmed in writing by such service), (c) seven (7) Business Days after mailing via U.S. certified or registered mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email.

3.2. Remedies; Specific Performance. The parties hereto acknowledge that money damages may not be an adequate remedy at law if any party fails to perform any of its obligations hereunder. Accordingly, the parties agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such party from committing or continuing any breach or threatened breach and to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond. No remedy under this Agreement shall be exclusive of any other remedy, and all available remedies shall be cumulative.

3.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to its choice of law rules).

3.4. Consent to Jurisdiction; Waiver of Jury Trial. Any dispute, controversy, difference, or claim based on, arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by Section 10.03 of the Business Combination Agreement, which is hereby incorporated by reference.

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3.5. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (including by operation of law) without the prior written consent of all of the parties hereto. Any attempted assignment of rights or obligations in violation of this Section 3.5 shall be null and void ab initio.

3.6. Amendment; Waiver. This Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Purchaser Stockholders, Purchaser and the Seller Representative. No waiver of any provision or default under, nor consent to any exception to, the terms and conditions of this Agreement shall be effective unless in writing and signed by the party to be so bound, and then only to the extent and for the specific purpose in the instance so provided.

3.7. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party hereto. This Agreement shall be deemed jointly drafted by each of the parties. Each party has availed, or had the opportunity to avail, the advice and assistance of independent legal counsel.

3.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.10. Entire Agreement. This Agreement and the agreements referenced herein (including, but not limited to, the Business Combination Agreement and Ancillary Agreements) constitute the entire agreement and complete understanding of the parties hereto in respect of the subject matter hereof and supersede any and all prior understandings, agreements or representations (whether oral, written, implied or otherwise) by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.11. No Third Party Beneficiaries. The provisions of this Agreement are intended solely for the benefit of the parties and shall create no rights or obligations enforceable by any other third party (including, but not limited to, employees, contractors or representatives of a party).

3.12. Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation;”

(d) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement; and

(e) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

GOAL ACQUISITIONS SPONSOR LLC

By:
Name:	Alex Greystoke
Title:	President

[Signature Page to Sponsor Support Agreement]

By:
Name:	Harvey Schiller

By:
Name:	William Duffy

By:
Name:	David Falk

By:
Name:	Donna Orender

By:
Name:	Kenneth Shropshire

By:
Name:	Jon Miller

By:
Name:	Alex Greystoke

By:
Name:	Raghu Kilambi

By:
Name:	Amber Allen

By:
Name:	Bart Oates

By:
Name:	Danielle Cantor Jeweler

By:
Name:	Garret Klugh

By:
Name:	Doug Perlman

By:
Name:	Marc Wade

By:
Name:	Martin Gruschka

[Signature Page to Sponsor Support Agreement]

ACKNOWLEDGED:

GOAL ACQUISITIONS CORP.

By:
Name:	Harvey Schiller
Title:	CEO

IODA S.A.

By:
Name:	Eric Peyre
Title:	Director

By:
Name:	Emmanuel Lebeau
Title:	Director

[Signature Page to Sponsor Support Agreement]

SCHEDULE A

Name	Shares of Common Stock	Warrants to Purchase Shares of Common Stock
Goal Acquisitions Sponsor LLC	4,114,750 shares of shares of common stock of Purchaser 667,500 shares of common stock of Purchaser (as part of the Sponsor Units)	Warrants to purchase 667,500 shares of common stock of Purchaser (as part of the Sponsor Units)

Harvey Schiller	560,000 shares of shares of common stock of Purchaser	N/A

William Duffy	250,000 shares of shares of common stock of Purchaser	N/A

David Falk	150,000 shares of shares of common stock of Purchaser	N/A

Donna Orender	50,000 shares of shares of common stock of Purchaser	N/A

Kenneth Shropshire	75,000 shares of shares of common stock of Purchaser	N/A

Jon Miller	Confidential	Confidential

Alex Greystoke	Confidential	Confidential

Raghu Kilambi	Confidential	Confidential

Amber Allen	Confidential	Confidential

Bart Oates	Confidential	Confidential

Danielle Cantor Jeweler	Confidential	Confidential

Garret Klugh	Confidential	Confidential

Doug Perlman	Confidential	Confidential

Marc Wade	Confidential	Confidential

Martin Gruschka	Confidential	Confidential

Exhibit B

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

GOAL ACQUISITIONS CORP.

Goal Acquisitions Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Goal Acquisitions Corp. The Corporation was incorporated under the name Goal Acquisitions Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 26, 2020 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 11, 2021 (as amended from time to time, the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in ANNEX A attached hereto.

5. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Goal Acquisitions Corp. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on [●].

GOAL ACQUISITIONS CORP.

By:
Name:
Title:

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ANNEX A

Article I

NAME

The name of the corporation is [Digital Virgo Group, Inc.] (the “Corporation”).

Article II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of its registered agent at such address is Corporation Service Company].

Article III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

Article IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is [●]. The total number of shares of common stock that the Corporation is authorized to issue is [●], of which (i) [●] shares are designated as Class A Common Stock, par value of $0.0001 per share (“Class A Common Stock”), (ii) [●] shares are designated as Class B Common Stock par value of $0.0001 per share (“Class B Common Stock” and together with Class A Common Stock, the “Common Stock”); and the total number of shares of preferred stock that the Corporation is authorized to issue is [●], having a par value of $0.0001 per share (“Preferred Stock”)1.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

1 Amounts in this section to be agreed upon by Purchaser and Seller Representative.

B-2

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Class A Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Each holder of Class B Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to two (2) votes for each share of Class B Common Stock until June 15, 2029. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)), holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters submitted to a vote of the stockholders. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. Conversion. The Class B Common Stock shall automatically convert into Class A Common Stock on the earlier of (i) any voluntary or involuntary, direct or indirect, transfer, assignment, sale, pledge, encumbrance, mortgage, or hypothecation, distribution or other disposition (whether by operation of law or otherwise of the Class B Common Stock by the initial stockholder (a “Transfer”), except any Transfer to an affiliate of the initial holder which is permitted under the credit facility dated June 15, 2022 by and among BNP Paribas, Digital Virgo Group, a French corporation (société par actions simplifiée) whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon, and the other parties thereto (the “Credit Facility”) and would not result in a default or event of default under the Credit Facility (whether with notice, passage of time or otherwise), (ii) at such time as a Transfer (other than a Transfer described in the foregoing clause (i)) by the initial holder would not result in a default or an event of default (whether with notice, passage of time or otherwise, under the Credit Facility, and (iii) June 15, 2029.

B-3

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B-4

Article V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the initial directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, and without limiting the rights or obligations of any party granted pursuant to the Investor Rights Agreement dated November 17, 2022 (the “Investor Rights Agreement”), the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, and without limiting the rights or obligations of any party granted pursuant to the Investor Rights Agreement, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

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E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Article VI

STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

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B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VII

LIABILITY

No director or officer (within the meaning of Section 102(b)(7) of the DGCL) of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Second Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Article VIII

INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Article IX

AMENDMENTS

A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two- thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, and this Article IX.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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Exhibit C

Form of AMENDED AND RESTATED BYLAWS

OF

[Digital Virgo Group, Inc.]

Table of Contents

Article I STOCKHOLDERS	1

1.1 Place of Meetings	1
1.2 Annual Meeting	1
1.3 Special Meetings	1
1.4 Notice of Meetings	1
1.5 Voting List	1
1.6 Quorum	2
1.7 Adjournments	2
1.8 Voting and Proxies	2
1.9 Action at Meeting	3
1.10 Nomination of Directors	3
1.11 Notice of Business to be Brought Before a Meeting	6
1.12 Conduct of Meetings	9

Article II DIRECTORS	10

2.1 General Powers	10
2.2 Number, Election and Term	10
2.3 Chairperson of the Board; Vice Chairperson of the Board	11
2.4 Terms of Office	11
2.5 Quorum	11
2.6 Action at Meeting	11
2.7 Removal	11
2.8 Newly Created Directorships; Vacancies	11
2.9 Resignation	11
2.10 Regular Meetings	11
2.11 Special Meetings	11
2.12 Notice of Special Meetings	12
2.13 Meetings by Conference Communications Equipment	12
2.14 Action by Consent	12
2.15 Committees	12
2.16 Compensation of Directors	12

Article III OFFICERS	13

3.1 Titles	13
3.2 Election	13
3.3 Qualification	13
3.4 Tenure	13
3.5 Resignation and Removal	13
3.6 Vacancies	13
3.7 President; Chief Executive Officer	13
3.8 Vice Presidents	14
3.9 Secretary and Assistant Secretaries	14
3.10 Treasurer and Assistant Treasurers	14
3.11 Salaries	14

3.12 Delegation of Authority	15

Article IV CAPITAL STOCK	15

4.1 Stock Certificates; Uncertificated Shares	15
4.2 Transfers	16
4.3 Lost, Stolen or Destroyed Certificates	16
4.4 Record Date	16
4.5 Regulations	17

Article V GENERAL PROVISIONS	17

5.1 Fiscal Year	17
5.2 Corporate Seal	17
5.3 Waiver of Notice	17
5.4 Voting of Securities	17
5.5 Evidence of Authority	17
5.6 Certificate of Incorporation	17
5.7 Severability	17
5.8 Pronouns	18
5.9 Electronic Transmission	18

Article VI AMENDMENTS	18

Article VII INDEMNIFICATION AND ADVANCEMENT	18

7.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	18
7.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	18
7.3 Authorization of Indemnification	19
7.4 Good Faith Defined	19
7.5 Right of Claimant to Bring Suit	20
7.6 Expenses Payable in Advance	20
7.7 Nonexclusivity of Indemnification and Advancement of Expenses	20
7.8 Insurance	21
7.9 Certain Definitions	21
7.10 Survival of Indemnification and Advancement of Expenses	21
7.11 Limitation on Indemnification	21
7.12 Contract Rights	21

ii

Article I

STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of [Digital Virgo Group, Inc.] (the “Corporation”), the Chairperson of the Board or the Chief Executive Officer or, if not so designated, at the principal office of the Corporation.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairperson of the Board or the Chief Executive Officer. The Corporation may postpone, recess, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board, the Chairperson of the Board or the Chief Executive Officer, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Corporation may postpone, reschedule or cancel any previously scheduled meeting of stockholders.

1.4 Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders given by the Corporation shall be effective if given by electronic transmission in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5 Voting List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that such list shall not be required to contain the electronic mail address or other electronic contact information of any stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger contemplated by this Section 1.5 shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or entitled to vote in person or by proxy at any meeting of stockholders.

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1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7 Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to the same or some other place at which a meeting of stockholders may be held under these Bylaws by the Board, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, by a majority of the votes cast by stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of thirty (30) days or less if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for determination of stockholders entitled to vote at the adjourned meeting (in which case the Board shall fix the same or an earlier date as the record date for determining stockholders entitled to notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of such date). At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote for such stockholder by proxy. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. Proxies shall be filed with the Secretary of the Corporation. No such proxy shall be voted upon after three years from its date, unless the proxy expressly provides for a longer period. A proxy may be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

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1.9 Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by a majority of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the meeting and voting affirmatively or negatively on such matter (or if one or more class, classes or series of stock are entitled to vote as a separate class or series, then a majority of the votes cast by the holders of the shares of stock of such class, classes or series entitled to vote as a separate class or series present or represented by proxy at the meeting and voting affirmatively or negatively on such matter), except when a different or minimum vote is required by law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the required vote on such matter. When a quorum is present at any meeting, in any election by stockholders of directors other than in a contested election, directors shall be elected by the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as of the tenth (10th) day preceding the date on which the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.

1.10 Nomination of Directors.

(a) Except for any directors entitled to be elected by the holders of preferred stock and without limiting the rights or obligations of any party granted pursuant to the Investor Rights Agreement dated November 17, 2022 (the “Investor Rights Agreement”), at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nominations of persons for election to the Board at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting may be made (i) by or at the direction of the Board or any duly authorized committee thereof or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(b), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting and on such election.

(b) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting shall, for purposes of Sections 1.10 and 1.11 hereof with respect to the Corporation’s first annual meeting of stockholders following the closing of the business combination with Digital Virgo Group, Inc be deemed to have occurred on _________ ___, 2022); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70), from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which public disclosure of the date of such annual meeting is first made; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that directors are to be elected at such special meeting as set forth in the Corporation’s notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which public disclosure of the date of such special meeting for the election of directors is first made. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class(es) and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class(es) and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice, (7) a representation regarding whether such stockholder intends to solicit proxies in support of nominees other than the Company’s nominees in accordance with Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, as such rule and regulations may be amended from time to time by the Securities and Exchange Commission (“SEC”) including any SEC Staff interpretations relating thereto (“Rule 14a-19”) and, in the event that such stockholder so intends, such notice shall also include a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares of stock entitled to vote on the election of directors in support of such director nominees other than the Company’s nominees, and (8) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than ten (10) days after the record date for determining the stockholders entitled to vote at the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to being named in the Corporation’s proxy statement and associated proxy card as a nominee of the stockholder. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to, among other things, determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable SEC and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines, as applicable. A stockholder shall not have complied with this Section 1.10(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10. Without limiting the other provisions and requirements of this Section 1.10, unless otherwise required by law, if any stockholder (i) provides notice pursuant to Rule 14a-19 (b) and (ii) subsequently fails to comply with the requirements of Rule 14a-19 (a)(2) and Rule 14a-19 (a)(3), then the Company shall disregard any proxies or votes solicited for such stockholder’s nominee. Upon request by the Company, if any stockholder provides notice pursuant to Rule 14a-19 (b), such stockholder shall deliver to the Company, no later than five business days prior to the annual meeting, reasonable evidence that it has met the requirements of Rule 14a-19 (a)(3).

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(c) The chairperson of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairperson should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairperson shall so declare to the meeting and such nomination shall not be brought before the meeting. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10).

(d) Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(e) Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Article I, to be considered a “qualified representative” of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f) For purposes of this Article I, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g) Notwithstanding anything in this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board at any annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.10(b) and there is no public disclosure by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 1.10(b) with respect to nominations for such annual meeting shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public disclosure is first made by the Corporation.

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1.11 Notice of Business to be Brought Before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action and must be (i) specified in a notice of meeting given by or at the direction of the Board or any duly authorized committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or any duly authorized committee thereof or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.11 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 1.11 in all applicable respects or (B) properly made such proposal in compliance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Notwithstanding anything herein to the contrary, unless otherwise required by law, if a stockholder seeking to bring business before an annual meeting pursuant to clause (iii) of this Section 1.11(a) (or a qualified representative of the stockholder) does not appear at the meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such proposed business may have been received by the Corporation.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

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(c) To be in proper form for purposes of this Section 1.11, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class(es) and series and number of shares of the Corporation that are, directly or indirectly, owned of record and beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class(es) or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation and any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

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(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) of shares of capital stock of the Corporation or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 1.11, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(e) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.11. The chairperson of the meeting shall have the power and duty to determine whether any proposed business was brought in accordance with the provisions of this Section 1.11, and if the chairperson should determine that the business was not properly brought before the meeting in accordance with this Section 1.11, the chairperson shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any proposed business was made in accordance with the provisions of this Section 1.11.

(f) This Section 1.11 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 1.11 with respect to any business proposed to be brought before an annual meeting of stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.11 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

1.12 Conduct of Meetings.

(a) Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in the Chairperson’s absence by the Vice Chairperson of the Board, if any, or in the Vice Chairperson’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairperson designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

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(b) The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c) The chairperson of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d) In advance of any meeting of stockholders, the Board, the Chairperson of the Board or the Chief Executive Officer shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall certify their determination of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

Article II

DIRECTORS

2.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2 Number, Election and Term. The total number of directors constituting the Board shall be as fixed in, or in the manner provided by, the Certificate of Incorporation. Election of directors need not be by written ballot. The term of office of each director shall be as specified in the Certificate of Incorporation.

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2.3 Chairperson of the Board; Vice Chairperson of the Board. The Board may appoint from its members a Chairperson of the Board and a Vice Chairperson of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are assigned by the Board and, if the Chairperson of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chairperson of the Board, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairperson of the Board or, in the Chairperson’s absence, the Vice Chairperson of the Board, if any, shall preside at all meetings of the Board.

2.4 Terms of Office. Directors shall be elected for such terms and in the manner provided by the Certificate of Incorporation and applicable law. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation, disqualification or removal. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

2.5 Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board pursuant to Section 2.2 of these Bylaws shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6 Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, the Certificate of Incorporation or these Bylaws.

2.7 Removal. Directors of the Corporation may only be removed in the manner specified by the Certificate of Incorporation.

2.8 Newly Created Directorships; Vacancies. Any newly created directorship or vacancy on the Board, however occurring, shall be filled in accordance with the Certificate of Incorporation and applicable law.

2.9 Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.10 Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11 Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the affirmative vote of a majority of the directors then in office, or by one director in the event that there is only a single director in office.

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2.12 Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile, electronic mail or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. Such notice may be given by the Secretary or by the Chairperson of the Board, the Chief Executive Officer or one of the directors calling the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.13 Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14 Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission.

2.15 Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

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Article III

OFFICERS

3.1 Titles. The officers of the Corporation may consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and such other officers with such other titles as the Board shall from time to time determine. The Board may appoint such other officers, including one or more Vice Presidents and one or more Assistant Treasurers or Assistant Secretaries, as it may deem appropriate from time to time.

3.2 Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board at such meeting or at any other meeting.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

3.5 Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the directors then in office. Except as the Board may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation.

3.6 Vacancies. The Board may fill any vacancy occurring in any office. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified, or until such officer’s earlier death, resignation, disqualification or removal.

3.7 President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

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3.8 Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

3.9 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairperson of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.

3.11 Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board.

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3.12 Delegation of Authority. Subject to these Bylaws and any contrary action by the Board, each officer of the Corporation shall, have in addition to the duties and powers specifically set forth in these Bylaws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board. In addition, the Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Article IV

CAPITAL STOCK

4.1 Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL, and each officer appointed pursuant to Article III shall be an authorized officer for this purpose.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of the DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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4.2 Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.3 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

4.4 Record Date. The Board may fix in advance a date as a record date for the determination of the stockholders entitled to notice of any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

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4.5 Regulations. The issue, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.

Article V

GENERAL PROVISIONS

5.1 Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

5.3 Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4 Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution and re-substitution), with respect to the securities of any other entity which may be held by the Corporation.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time, including any certificate of designation relating to any outstanding series of preferred stock.

5.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

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5.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article VI

AMENDMENTS

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.

Article VII

INDEMNIFICATION AND ADVANCEMENT

7.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

7.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

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7.3 Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

7.4 Good Faith Defined. For purposes of any determination under Section 7.3, a person shall, to the fullest extent permitted by law, be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 7.1 or 7.2, as the case may be.

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7.5 Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if (i) following the final disposition of the applicable proceeding, a claim for indemnification under Sections 7.1 or 7.2 of this Article VII is not paid in full by the Corporation within ninety (90) days after the later of a written claim for indemnification has been received by the Corporation, or (ii) a claim for advancement of expenses under Section 7.6 of this Article VII is not paid in full by the Corporation within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

7.6 Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII or otherwise.

7.7 Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

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7.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

7.9 Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director or officer of such constituent corporation, or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11 Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification or advancement of expenses (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any current or former director or officer in connection with an action, suit proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.

7.12 Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

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Exhibit D

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, this “Investor Rights Agreement”), dated as of November 17, 2022 (the “Effective Date”), is made by and among (i) Goal Acquisitions Corp., a Delaware corporation (“PubCo”); (ii) Goal Acquisitions Sponsor LLC, a Delaware limited liability company (“Sponsor”); (iii) all shareholders of the Company (each a “Seller” and collectively the “Sellers); and (iv) the individuals listed as Other Holders on the signature pages hereto and each other Person who executes a joinder as an “Other Holder” (collectively, the “Other Holders”). Each of PubCo, Sponsor, Sellers and the Other Holders may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Business Combination Agreement”), by and among PubCo, Digital Virgo Group, a French corporation (société par actions simplifiée) whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon (the “Company”), Sellers and IODA S.A., in its capacity as the Seller Representative (as defined in the Business Combination Agreement);

WHEREAS, pursuant to the Business Combination Agreement, Sellers will sell to PubCo, and PubCo will purchase from Sellers, the Purchased Shares;

WHEREAS, PubCo, Sponsor and the Other Holders entered into that certain Registration Rights Agreement, dated as of February 10, 2021 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo, Sponsor and the Other Holders desire to terminate the Original RRA and replace it with this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

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Article I

DEFINITIONS

Section 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in Section 5.13(a).

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) would reasonably be expected to have a material adverse effect on any proposal or plan by PubCo or any of its Subsidiaries to engage in any material acquisition of assets or shares (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving PubCo and either (x) PubCo has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on PubCo or PubCo’s ability to consummate such transaction, or (z) such transaction renders PubCo unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable.

“Affiliate” of any particular Person means any other Person that directly, or indirectly through one or more of its intermediaries, controls, is controlled by or under common control with such particular Person, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; provided, that (i) any Affiliate of BNP Paribas Développement S.A. shall be excluded from this definition and (ii) no Party or affiliate thereof shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Investor Rights Agreement.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York or Lyon, France.

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“Class B Common Stock” means Class B common stock of PubCo, par value $0.0001 per share, to be authorized at the Closing, which shall only be issued to IODA S.A. at the Closing.

“Closing” has the meaning given to such term in the Business Combination Agreement.

“Closing Date” has the meaning given to such term in the Business Combination Agreement.

“Common Shares” means shares of common stock of PubCo, par value $0.0001 per share (which will be renamed Class A common stock at the Closing), including (i) any shares of common stock issuable upon the exercise of any warrant or other right to acquire shares of common stock , (ii) shares of common stock issuable on conversion of the Class B Common Stock issued pursuant to the Business Combination Agreement and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such shares of common stock by way of conversion, dividend, share split, share sub-division or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Confidential Information” has the meaning set forth in Section 2.7.

“Demand Delay” has the meaning set forth in Section 3.2(a)(i).

“Demand Initiating Holders” has the meaning set forth in Section 3.2(a).

“Demand Period” has the meaning set forth in Section 3.2(c).

“Demand Registration” has the meaning set forth in Section 3.2(a).

“Demand Registration Notice” has the meaning set forth in Section 3.2(a).

“Distribution” means a distribution, however structured (including through dissolution), by any Holder of Equity Securities of PubCo to such Holder’s limited partners, members or equityholders (as applicable).

“Effective Date” has the meaning set forth in the Preamble.

“Entity” means a Person that is not a natural Person.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock or restricted share awards, restricted stock or restricted share units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Entity” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body or arbitrator (public or private), or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1; provided, that a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a Holder until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

“Holder Indemnitees” has the meaning set forth in Section 5.13(a).

“Indemnification Sources” has the meaning set forth in Section 5.13(c).

“Indemnified Liabilities” has the meaning set forth in Section 5.13(a).

“Indemnified Party” has the meaning set forth in Section 3.6(c).

“Indemnitee-Related Entities” has the meaning set forth in Section 5.13(c).

“Insider Letter Agreement” means that certain letter agreement, dated February 10, 2021, by and among Sponsor, PubCo and the other parties thereto identified therein.

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Independent Director” means an individual who qualifies as “independent” as such term is used in the NASDAQ rules.

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“Laws” means any laws (statutory, common or otherwise), acts, statutes, constitutions, treaties, directive, executive order, injunction, judgment, decree, ordinances, codes, rules, regulations or rulings of a Governmental Entity. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Period” means the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date.

“Lock-Up Shares” has the meaning set forth in Section 4.1.

“Market Stand-Off Period” has the meaning set forth in Section 3.10.

“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by Underwriters over a period of at least 48 hours.

“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(iii).

“Maximum Offering Size” has the meaning set forth in Section 3.2(d).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions (a) are not prohibited by applicable Law and within such Party’s control, (b) do not directly conflict with any rights expressly granted to such Party in this Investor Rights Agreement or the Business Combination Agreement and (c) in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including, but not limited to, (i) calling extraordinary general meetings of PubCo, (ii) voting or providing a written consent or proxy, if applicable in each case, with respect to Common Shares, (iii) causing the adoption of shareholders’ resolutions and amendments to the Organizational Documents, (iv) executing agreements and instruments, (v) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (vi) nominating or appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual general meeting or extraordinary general meeting of PubCo.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of such Person, including any amendments thereto.

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“Original RRA” has the meaning set forth in the Recitals.

“Other Holders” has the meaning set forth in the Preamble and for purposes of Article III shall also include EarlyBirdCapital, Inc.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (i) any Family Member of such Person (or to a trust, the beneficiary of which is a Family Member of such Person), (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (iii) who operates or engages in a business which competes with the business of PubCo and its Subsidiaries), (iv) a charitable organization, (v) any direct or indirect limited partners, members or equity holders of such Person (including via distribution or dissolution) and (vi) any Person that a Party is permitted to Transfer such Person’s Lock-Up Shares under the Insider Letter Agreement and the Subscription Agreement.

“Person” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a company, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Entity.

“Piggyback Registration Notice” has the meaning set forth in Section 3.3(a)(i).

“Principal Parties” means each of Sponsor and Sellers.

“Private Placement Securities” means those units of PubCo issued to Sponsor pursuant to the Subscription Agreement, including the shares of Class A Common Stock of PubCo underlying such units, the warrants to purchase Class A Common Stock of PubCo underlying such units and the shares of Class A Common Stock of PubCo underlying such warrants.

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means (a) any Common Shares, (b) any Warrants or any Common Shares issued or issuable upon the exercise thereof and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, share split, share sub-division or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held directly or indirectly by Sponsor, Sellers or the Other Holders, or in each case, any of their respective Permitted Transferees; provided, that, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including (a) all SEC or stock exchange registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision)), (b) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) any fees and disbursements of Underwriters customarily paid by the issuers or sellers of securities, including liability insurance if PubCo so desires or if the Underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (g) the reasonable and documented fees and out-of-pocket expenses of one counsel for all of the Holders participating in such Registration or other Transfer, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer and (h) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders).

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person, excluding the directors of BNP Paribas Développement S.A.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

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“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Shared Representative” has the meaning set forth in Section 2.7.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 3.1(c).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.

“Shelf Take-Down Initiating Holders” means the Holders holding at least ten percent (10%) of the Registrable Securities or the holders of a majority of the Registrable Securities then owned by Sponsor, the Other Holders and their Permitted Transferees.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.1.

“Subscription Agreement” means that certain Subscription Agreement, dated February 10, 2021, by and between PubCo and Sponsor.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Subsidiary” means, with respect to any Person, any Entity of which a majority of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the appointment or election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other Entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other Entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other Entity or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other Entity.

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“Take-Down Participation Notice” has the meaning set forth in Section 3.1(d)(iv)(C).

“Take-Down Tagging Holder” has the meaning set forth in Section 3.1(d)(iv)(B).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, assignment, sale, pledge, encumbrance, mortgage, or hypothecation, distribution or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, assigns, sells, offers to sell, pledges, encumbers, mortgages or hypothecates, grants any options to purchase or otherwise dispose of, distributes or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(ii)(A).

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 3.1(d)(ii)(A).

“Warrants” means (a) warrants to purchase 667,500 Common Shares issued to Sponsor pursuant to the Subscription Agreement and (b) to the extent applicable, any warrants to purchase Common Shares issuable to Sponsor upon the conversion of working capital loans, in each case, for a purchase price of $11.50 per share.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

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Section 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement;

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation;”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement; and

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

Article II

GOVERNANCE

Section 2.1 Board of Directors.

(a) Board Structure; Initial Composition. Each of the Parties hereto, severally and not jointly, agrees to take all Necessary Action to cause the Board to be comprised of eleven (11) directors at and immediately following the Closing. The Parties hereto, severally and not jointly, agree to take all Necessary Action to cause the Board as of the Closing to be comprised of (i) four (4) individuals nominated by Sponsor (together with any individual designated pursuant to Section 2.1(b) of this Investor Rights Agreement, each, a “Sponsor Director”), and (ii) seven (7) individuals nominated by Sellers (together with any individuals designated pursuant to Section 2.1(c) of this Investor Rights Agreement (each, a “Sellers Director”). In addition, for so long as Sponsor has the right to nominate directors pursuant to Section 2.1(b) of this Investor Rights Agreement, each of the Parties hereto agree that two (2) individuals appointed by Sponsor and any replacements for such individuals appointed by Sponsor shall be Board observers, who will be entitled to (i) receive copies of all notices and written information furnished to the Board, reasonably in advance of each meeting to the extent practicable, and (ii) be permitted to be present at, and participate in, all meetings of the Board (whether by phone or in person), but shall not have the right to vote or consent to any matter. The individuals appointed as Board observers shall execute a confidentiality agreement in favor of PubCo; provided, that, notwithstanding the foregoing, the Board may exclude such Board observers from access to the portion of any meeting of the Board or the portion of any materials relating thereto as to which attendance of such Board observer during such meeting (or receipt of materials relating to such meeting) (x) would jeopardize or otherwise impair the attorney-client privilege between PubCo or its Subsidiaries or Affiliates and their respective counsel, or (y) relates to an existing or potential conflict of interest between PubCo or any of its Subsidiaries or Affiliates and Sponsor’s Affiliates. At and following the Closing, each of the Parties, severally and not jointly, agrees to take all Necessary Action to cause the foregoing directors to be divided into three (3) classes of directors (Class I, Class II and Class III), with each class serving for staggered three-year terms. The Principal Parties shall mutually agree on which directors shall serve in each class as of the Closing; provided that each of the Sponsor Directors shall be Class III directors. The initial term of the Class I directors shall expire immediately following PubCo’s 2024 annual general meeting of PubCo at which directors are appointed. The initial term of the Class II directors shall expire immediately following PubCo’s 2025 annual general meeting of PubCo at which directors are appointed. The initial term of the Class III directors shall expire immediately following PubCo’s 2026 annual meeting at which directors are appointed.

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(b) Sponsor Representation. Following the Closing, for so long as Sponsor and the Other Holders Beneficially Own Common Shares in PubCo representing at least the percentage, shown below, of the Common Shares held by Sponsor (and its Permitted Transferees) and the Other Holders (and their Permitted Transferees) immediately after the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for appointment as directors at each applicable annual general meeting or extraordinary general meeting of PubCo at which directors are to be appointed including, for the avoidance of doubt, the Purchaser Special Meeting, as such term is defined in the Business Combination Agreement, a number of individuals designated by Sponsor that, if appointed, will result in Sponsor having a number of directors serving on the Board as shown below:

Common Shares Beneficially Owned by Sponsor (and its Permitted Transferees) and the Other Holders (and their Permitted Transferees) as a Percentage of Common Shares Beneficially Owned by Sponsor and the Other Holders on the Closing Date	Number of Sponsor Directors
50% or greater	4
25% or greater	2

(c) Sellers Representation. Following the Closing, for so long as Sellers Beneficially Own Common Shares in PubCo representing at least the percentage, shown below, of the Common Shares held by Sellers immediately after the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for appointment as directors at each applicable annual general meeting or extraordinary general meeting of PubCo at which directors are to be appointed including, for the avoidance of doubt, the Purchaser Special Meeting, a number of individuals designated by Sellers that, if appointed, will result in Sellers having a number of directors serving on the Board as shown below:

Common Shares Beneficially Owned by Sellers (and their Permitted Transferees) as a Percentage of Common Shares Beneficially Owned by Sellers on the Closing Date	Number of Sellers Directors
50% or greater	7
25% or greater	4

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(d) Independent Directors. From and after the initial slate of the Board is constituted pursuant to Section 2.1(a), PubCo shall take all Necessary Action to ensure that the Board consists of such number of Independent Directors so as to meet the independence requirements of NASDAQ or any other securities exchange on which the Equity Securities of PubCo are then listed.

(e) Removal; Vacancies. Sponsor or Sellers, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for appointment to the Board to fill vacancies created by reason of death, removal, resignation or otherwise of its nominees to the Board, and PubCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement directors designated by the applicable Party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee).

(f) Decrease in Directors. Upon any decrease in the number of directors that Sponsor or Sellers, as applicable, is entitled to designate for nomination to the Board pursuant to Section 2.1(b) and Section 2.1(c), the Principal Parties, as applicable, shall take all Necessary Action to cause the appropriate number of Sponsor Directors or Sellers Directors, as applicable, to offer to tender their resignation at least sixty (60) days prior to the expected date of PubCo’s next annual general meeting of shareholders; provided, that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination the director that has tendered his or her resignation pursuant to this Section 2.1(f).

Section 2.2 Committees. In accordance with PubCo’s Organizational Documents, as of the Closing, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board, in accordance with applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee.1

Section 2.3 Compensation, Reimbursement of Expenses. Each Sponsor Director and Sellers Director appointed or duly elected to the Board shall be entitled to compensation consistent with the compensation received by other directors, including any fees and equity awards. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses, on presentation of the receipts corresponding to these expenses.

1 NTD: Confirm which of the directors will be independent directors under Nasdaq rules.

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Section 2.4 Indemnification. PubCo shall provide the Sponsor Directors and the Sellers Directors with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Sponsor Director or Sellers Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, the Organizational Documents of PubCo and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 2.5 D&O Insurance. PubCo shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Sponsor Director or Sellers Director serves as a director, maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of any such director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such director for a period of not less than six (6) years from any such event in respect of any act or omission of such director occurring at or prior to such event.

Section 2.6 Review of Nominees. Any nominee as a Sponsor Director or Sellers Director shall be subject to PubCo’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, PubCo or Sellers may reasonably object to any such nominee within fifteen (15) days of receiving such completed questionnaire and background check authorization, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such nominee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such nominee was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds any such nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to such nominated director, the applicable Holder shall be entitled to propose a different nominee to the Board within thirty (30) days of PubCo’s or Sellers’ notice to such Holder of its objection to such nominee and such replacement nominee shall be subject to the review process outlined in this Section 2.6.

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Section 2.7 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of Parties agree and acknowledge that the directors designated by Sponsor and Sellers may share confidential, non-public information about PubCo and its Subsidiaries (“Confidential Information”) with Sponsor and Sellers, as applicable. Each of Sponsor and Sellers recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of Sponsor and Sellers covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and direct its Representatives who actually receive Confidential Information not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law (including any filing following the Closing Date with the SEC pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity; provided, that (other than in the case of any required filing following the Closing Date with the SEC or in connection with any routine audit or examination as described below) such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit any of Sponsor or Sellers from disclosing Confidential Information (x) to any Affiliate, Representative, limited partner, member or shareholder of such Party or to such Party’s attorneys, accountants, consultants, advisors and other representatives if such Persons have a need to know such information in order to perform their duties and/or properly advise such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.7 by any such Person or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over such Party in connection with a routine audit or examination that is not specifically directed at PubCo or the Confidential Information, provided that such Party shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of Sponsor or Sellers, unless such Confidential Information is actually provided to such Person. Furthermore, receipt of Confidential Information shall not be imputed to any Affiliate of Sponsor or Sellers solely by virtue of the fact that the party serves in a similar capacity for such Affiliate (a “Shared Representative”) and has received Confidential Information unless a Shared Representative (x) conveys, shares or communicates, in any manner, Confidential Information to such Affiliate or (y) participates, directly or indirectly, on behalf of such Affiliate in activities prohibited by this Investor Rights Agreement.

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Section 2.8 Seller Representative. A decision, act, consent or instruction of the Seller Representative under this Article 2 shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and the other Parties may rely upon any decision, act, consent or instruction of the Seller Representative under this Article 2 as being the decision, act, consent or instruction of each and every Seller. The other Parties are hereby relieved from any liability to any Person (including Sellers and their respective Affiliates) for any acts done by it in accordance with such decision, act, consent or instruction of the Seller Representative. Notices or communications to or from the Seller Representative shall constitute notice to or from each Seller for purposes of this Investor Rights Agreement. All acts of the Seller Representative under this Article 2 in its capacity as such shall be deemed to be acts on behalf of Sellers. The service by the Seller Representative shall be without compensation. Each Seller hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the Seller Representative under this Investor Rights Agreement and hereby agrees to indemnify and hold harmless, jointly and severally, the Seller Representative from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred or suffered by the Seller Representative acting in such capacity, provided that the Seller Representative was acting in good faith.

Article III

REGISTRATION RIGHTS

Section 3.1 Shelf Registration.

(a) Filing. PubCo shall file, as soon as is reasonably practicable and in any event within forty-five (45) days of the Closing Date, a Shelf Registration Statement covering the resale of all Registrable Securities (except as determined by PubCo pursuant to Section 3.7 as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause such Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the SEC notifies PubCo that it will “review” the Shelf Registration Statement and (b) the tenth (10th) business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form S-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form S-3 as soon as practicable after PubCo is eligible to use Form S-3. PubCo shall also use its reasonable best efforts to file any replacement or additional Shelf Registration Statement and use its reasonable best efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 3.1(a). As soon as reasonably practicable following the effective date of the Shelf Registration Statement filed pursuant to this Section 3.1(a), PubCo shall notify the Holders of the effectiveness of such Shelf Registration Statement. On its effective date, the Shelf Registration Statement will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

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(b) Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer), (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities and (iii) keep the Holders reasonably informed in respect of the foregoing.

(c) Suspension of Filing or Registration. If PubCo shall furnish to the Shelf Holders a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing, effectiveness or continued use of any Shelf Registration Statement would require PubCo to make an Adverse Disclosure, then PubCo shall have a period of not more than sixty (60) days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than one (1) Shelf Suspension pursuant to this Section 3.1(c) and Demand Delay pursuant to Section 3.2(a). Each Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Shelf Holders Beneficially Owning a majority of the Registrable Securities then outstanding.

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(d) Shelf Take-Downs.

(i) Generally. Subject to the terms and provisions of this Article III, following the Lock-Up Period, a Shelf Take-Down Initiating Holder may initiate a Shelf Take-Down that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down, is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 3.1(d).

(ii) Underwritten Shelf Take-Downs.

(A) A Shelf Take-Down Initiating Holder may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable. The Shelf Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take-Down; provided, that such Underwriter or Underwriters shall be reasonably acceptable to PubCo.

(B) With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 3.1(d)(ii), Section 3.1(d)(iii) or Section 3.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected in accordance with Section 3.1(d)(ii)(A). Notwithstanding any other provision of this Section 3.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per-security offering price) require a limitation of the number of Registrable Securities to be underwritten in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Underwritten Shelf Take-Down; provided, that any Registrable Securities thereby allocated to a Shelf Holder that exceeds such Shelf Holder’s request shall be reallocated among the remaining Shelf Holders in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Shelf Take-Down shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from any contemporaneous Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such underwritten offering.

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(iii) Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 3.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Shelf Holders under such Shelf Registration Statement and any such Shelf Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. Each such Shelf Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 3.1(d)(ii).

(iv) Non-Marketed Underwritten Shelf Take-Downs. Any Shelf Take-Down Initiating Holder may initiate an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and PubCo shall provide written notice thereof to all other Shelf Holders. Any notice delivered pursuant to the immediately preceding sentence shall include (A) the total number of Registrable Securities expected to be offered and sold in such Shelf Take-Down and (B) the expected timing and plan of distribution of such Shelf Take-Down. For the avoidance of doubt, a Shelf Holder that is not a Shelf Take-Down Initiating Holder cannot initiate a Shelf Take-Down.

Section 3.2 Demand Registrations.

(a) Holders’ Demand for Registration. At any time when a Shelf Registration Statement is not effective pursuant to Section 3.1, Holders holding at least ten percent (10%) of the Registrable Securities or the holders of a majority of the Registrable Securities then owned by Sponsor (and its Permitted Transferees) and the Other Holders (and their Permitted Transferees) at any time following the Lock-up Period (the then eligible Holders, the “Demand Initiating Holders”) may request in writing (a “Demand Registration Notice”) that PubCo shall file and effect a Registration Statement in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holders. If at any time PubCo shall receive a Demand Registration Notice, PubCo shall:

(i) within thirty (30) days following the receipt of a Demand Registration Notice (subject to compliance with any applicable covenants in any underwriting agreement for a previous registration), file the appropriate Registration Statement; provided, that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 3.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if PubCo shall furnish to the Demand Initiating Holders a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing or effectiveness of such Registration Statement would require PubCo to make an Adverse Disclosure, in which case PubCo shall have an additional period (each, a “Demand Delay”) of not more than sixty (60) days within which to file such Registration Statement.; provided, however, that PubCo shall not exercise, in any twelve (12) month period, (x) more than one (1) Demand Delay pursuant to this Section 3.2(a) and Shelf Suspension pursuant to Section 3.1(c). The Demand Initiating Holders shall keep confidential the fact that a Demand Delay is in effect, the certificate referred to above and its contents for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to the Demand Initiating Holders’ employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law.

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(b) Underwriting. If the Demand Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 3.2, and PubCo shall include such information in the written notice referred to in Section 3.2(a). In such event, the right of the Holders’ registration pursuant to this Section 3.2 shall be conditioned upon the Demand Initiating Holders’ participation in such Underwritten Offering and the inclusion of the Demand Initiating Holders’ Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities of PubCo proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by the Demand Initiating Holders and reasonably satisfactory to PubCo. Notwithstanding any other provision of this Section 3.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise the Demand Initiating Holders, and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated pro rata among the Demand Initiating Holders and other holders of Registrable Securities exercising a contractual or other right to dispose of Registrable Securities in such Underwritten Offering thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such persons at the time of filing the Registration Statement; provided, that any Registrable Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the Demand Initiating Holders and other requesting holders of Registrable Securities in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Offering shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from the Underwritten Offering. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. If the Underwriter has not limited the number of Registrable Securities to be underwritten, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration if the Underwriter so agrees and if the number of Registrable Securities would not thereby be limited.

(c) Effective Registration. PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the Underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.

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(d) Priority of Demand Registration. Notwithstanding any other provision of this Section 3.2, if (i) the Demand Initiating Holders intend to distribute the Registrable Securities covered by a Demand Registration by means of an underwritten offering and (ii) the managing underwriters advise PubCo that, in their reasonable view, the number of Registrable Securities proposed to be included in such offering (including Registrable Securities requested by the Holders to be included in such offering and any securities that the PubCo or any other Person proposes to be included that are not Registrable Securities) exceeds the number of Equity Securities that can be sold in such underwritten offering or the number of Equity Securities proposed to be included in such Demand Registration would adversely affect the price per security proposed to be sold in such underwritten offering (in either situation, the “Maximum Offering Size”), then PubCo shall so advise the Demand Initiating Holders with Registrable Securities requested to be included in such underwritten offering, and shall include in such offering the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the Registrable Securities requested to be included in such underwritten offering by the Demand Initiating Holders up to the Maximum Offering Size; and (B) second, any securities proposed to be registered by PubCo.

(e) Demand Registration Withdrawal. Any Holder whose Registrable Securities were to be included in any such registration pursuant to this Section 3.2 may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future registration (or registrations), by written notice to PubCo and the Underwriter or Underwriters (if any) delivered prior to the effective date of the relevant Demand Registration.

Section 3.3 Piggyback Registration.

(a) If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (i) a registration relating solely to employee benefit plans, (ii) a registration statement on Form S-4 or Form S-8 (or such other similar successor forms then in effect under the Securities Act), (iii) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (iv) a registration statement relating solely to dividend reinvestment or similar plans, (v) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of PubCo or any of its Subsidiaries that are convertible for Common Shares and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Common Shares into which such notes may be converted or (vi) a registration pursuant to Section 3.1 or Section 3.2 hereof) PubCo shall:

(i) promptly (but in no event less than ten (10) days before the anticipated filing date of the relevant Registration Statement) give to each Holder written notice of such proposed filing (the “Piggyback Registration Notice”), such Piggyback Registration Notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution and the name of the proposed managing Underwriter(s), if any, in such offering and (B) offer to all of the Holders the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of the Piggyback Registration Notice; and

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(ii) include in such Registration (and any related qualification under state securities laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of a Piggyback Registration Notice by any Holder or Holders except as set forth in Section 3.3(c) below.

(b) Notwithstanding anything herein to the contrary, this Section 3.3 shall not apply (i) prior to the expiration of the Lock-Up Period in respect of any Holder, (ii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down or (iii) following the Lock-Up Period, to any Distribution (if applicable).

(c) Underwriting. If the Registration of which PubCo gives notice pursuant to Section 3.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 3.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 3.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 3.3, if the Underwriters shall advise PubCo that marketing factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, in the case of this foregoing clause (C) that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

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(ii) If the Registration is initiated and undertaken at the request of one or more holders of Equity Securities of PubCo who are not Holders, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the initiating holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering, on a pro rata basis based on the total number of Equity Securities of PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders, (C) third, to PubCo, (D) fourth, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, in the case of this foregoing clause (D) that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

No such reduction pursuant to the foregoing paragraphs (i) and (ii) shall reduce the amount of Registrable Securities of the selling Holders included in the Registration below twenty-five percent (25%) of the total amount of Equity Securities included in such Registration. No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.

(d) Right to Terminate Registration. PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 3.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.

(e) Priority of Piggyback Registrations. PubCo shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Holders who have submitted a Piggyback Registration Notice in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Registration Notice on the same terms and conditions as any other Equity Securities included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters advise PubCo that the number of Registrable Securities exceeds the Maximum Offering Size, then PubCo shall so advise the Holders with Registrable Securities requested to be included in such underwritten offering, and shall include in such offering the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the Registrable Securities proposed to be registered by PubCo up to the Maximum Offering Size; (B) second, on a pro rata basis, the Registrable Securities requested by the Holders to be included in such underwritten offering; and (C) third, the Registrable Securities requested to be included in such underwritten offering by securityholders other than the Holders.

(f) Piggyback Registration Withdrawal. Any Holder whose Registrable Securities were to be included in any such registration pursuant to this Section 3.3 may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future registration (or registrations), by written notice to PubCo and the Underwriter or Underwriters (if any) delivered prior to the effective date of the relevant Registration Statement.

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Section 3.4 Expenses of Registration. All Registration Expenses incurred in connection with all Registrations or other Transfers effected pursuant to or permitted by this Investor Rights Agreement (including any Distribution), shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration.

Section 3.5 Obligations of PubCo. Whenever required under this Article III to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;

(c) permit any Holder that might be deemed to be a controlling person of PubCo to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to PubCo in writing, that in the reasonable judgment of such Holder and its counsel should be included;

(d) furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

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(e) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably possible after notice thereof is received by PubCo of any written comments by the SEC or any request by the SEC or any other federal or state Governmental Entity for amendments or supplements to such Registration Statement or such Prospectus or for additional information;

(g) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(i) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(j) make available for inspection by each Holder including Registrable Securities in such Registration, any Underwriter participating in any distribution pursuant to such Registration, and any attorney, accountant or other agent retained by such Holder or Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as such parties may reasonably request, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Holder, Underwriter, attorney, accountant or agent in connection with such Registration Statement;

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(k) use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the “Blue Sky” or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1(b) and Section 3.2(c), as applicable; provided, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action that would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

(l) in the case of an Underwritten Offering, obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or Underwriters, as the case may be, and their respective counsel;

(m) in the case of an Underwritten Offering, obtain for delivery to PubCo and the Underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing Underwriter or Underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(n) use its reasonable best efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the Common Shares or other Equity Securities of PubCo, as applicable, are then listed;

(o) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(p) cooperate with Holders including Registrable Securities in such Registration and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;

(q) use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

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(r) in the case of an Underwritten Offering that is Marketed, cause the senior executive officers of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the Underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto; and

(s) otherwise, in good faith, reasonably cooperate with, and take such customary actions as may reasonably be requested by, the Holders, in connection with such Registration.

Section 3.6 Indemnification.

(a) PubCo will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any Registration, qualification, compliance or sale effected pursuant to this Article III, and each Underwriter, if any, and each Person who controls any Underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such Registration, qualification, compliance or sale effected pursuant to this Article III, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (ii) any violation or alleged violation by PubCo of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with any such Registration, qualification, compliance or sale, or (iii) any failure to register or qualify Registrable Securities in any state where PubCo or its agents have affirmatively undertaken or agreed in writing (including pursuant to Section 3.5(k)) that PubCo (the undertaking of any Underwriter being attributed to PubCo) will undertake such Registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance PubCo shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such Underwriter and each such director, officer, trustee, employee, partner, manager, member, equityholder, beneficiary, affiliate, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by such Holder or Underwriter expressly for use therein.

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(b) Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article III) does hereby undertake to indemnify and hold harmless, severally and not jointly, PubCo, each of its officers, directors, employees, affiliates and agents and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each Underwriter, if any, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, free writing prospectus or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, PubCo, each of its officers, directors, employees, affiliates and agents and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each Underwriter, if any, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that (i) relates to such Holder in its capacity as a selling security holder and (ii) was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 3.6(b).

(c) Each party entitled to indemnification under this Section 3.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party) other than monetary damages and provided, that any sums payable in connection with such settlement are paid in full by the Indemnifying Party.

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(d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after Underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) The indemnities provided in this Section 3.6 shall survive the Transfer of any Registrable Securities by such Holder.

Section 3.7 Information by Holder. The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Article III. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.9 hereof. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 3.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of outside counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(d)(ii) and Section 3.2(a) of this Investor Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.7 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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Section 3.8 Delay of Registration. No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article III.

Section 3.9 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without Registration, PubCo agrees to use its reasonable best efforts to:

(a) make and keep current public information available, within the meaning of Rule 144 (or any similar or analogous rule) promulgated under the Securities Act, at all times;

(b) file with the SEC, in a timely manner, all reports and other documents required of PubCo under the Securities Act and Exchange Act; and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request (i) a written statement by PubCo as to its compliance with the reporting requirements of said Rule 144 (at any time commencing after the Lock-Up Period), the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of PubCo and such other reports and documents so filed by PubCo with the SEC and (iii) such other information, reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without Registration.

Section 3.11 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under the foregoing clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.12 Other Registration Rights. Other than the registration rights set forth in the Original RRA, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and Sponsor represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA).

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Section 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.6 shall survive any such termination with respect to such Holder.

Section 3.14 Termination of Original RRA. Upon the Closing, PubCo and Sponsor hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Article IV

LOCK-UP

Section 4.1 Lock-Up.

(a) Each Holder (other than Sponsor and the Other Holders) severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period; provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 4.2. Notwithstanding anything to the contrary, and without limiting the foregoing, IODA S.A. agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares Beneficially Owned or otherwise held by IODA S.A. if such Transfer would result in a default or event of default (whether with notice, passage of time or otherwise) under the credit facility, dated as of June 15, 2022, by and among BNP Paribas, Digital Virgo Group and such other parties to the agreement as set forth therein. The “Lock-Up Shares” means the Registrable Securities held by the Holders (other than Sponsor and the Other Holders) as of the Closing Date.

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares not in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c) The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Lock-Up Shares Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

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Section 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (a) any of such Person’s Permitted Transferees, upon written notice to PubCo, or (b) (i) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (ii) in the case of an individual, pursuant to a qualified domestic relations order; or (iii) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their Common Shares for cash, securities or other property subsequent to the Closing; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (a) or (b) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and such Transferee shall agree to be bound by such restrictions and obligations in writing and acknowledged by PubCo, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares pursuant to this Section 4.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. Notwithstanding the foregoing provisions of this Section 4.2, a Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Investor Rights Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Article IV had such change in such relationship occurred prior to such Transfer).

Article V

GENERAL PROVISIONS

Section 5.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Investor Rights Agreement, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the other Principal Parties. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.

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(b) Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period to the extent applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2, and (ii) after the expiration of the Lock-up Period to the extent applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees (other than any charitable organization), or (y) any Person with the prior written consent of PubCo. In no event can any Principal Party assign any of such Person’s rights under Article II. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act, pursuant to a Rule 144 transaction or pursuant to any Distribution) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this Investor Rights Agreement and shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.

(c) All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third-party beneficiary hereto.

Section 5.2 Termination. Except for Section 2.1(g) (which section shall terminate at such time as the Principal Parties and their Permitted Transferees are no longer entitled to any rights pursuant to such section), Article II shall terminate automatically (without any action by any Party) as to the Parties at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Except for Section 3.6 (which section shall terminate at such time as the Parties and their Permitted Transferees are no longer entitled to any rights pursuant to such section), Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities; provided, that the provisions of Section 5.11, Section 5.12 and Section 5.13 shall survive any such termination with respect to such Holder. Notwithstanding anything herein to the contrary, in the event the Business Combination Agreement terminates in accordance with its terms prior to the Closing, this Investor Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 5.3 Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law, shall remain in full force and effect.

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Section 5.4 Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the Business Combination Agreement and all Ancillary Agreements (as such term is defined in the Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b) No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as any Principal Party collectively Beneficially Owns Common Shares representing ten percent (10%) or more of the Common Shares Beneficially Owned by such Person immediately after the Closing, such Person and (iii) in any event, at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided, that any such amendment or modification that adversely and disproportionately affects any Holder or Holders, as compared to any other Holder or Holders, shall require the prior written consent of such Holders who Beneficially Own a majority of the Registrable Securities Beneficially Owned by all such Holders so adversely and disproportionately affected; provided, further that any amendment or modification to Article III, Article IV, Section 5.12, Section 5.13, Section 5.15 or this Section 5.4 that adversely affects any right granted to any Principal Party shall require the consent of such Principal Party; provided, further that any amendment or modification to Article II that adversely affects any right granted to any Principal Party shall require the consent of such Principal Party; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Common Shares shall not be considered in computing any percentages) with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 5.5 Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Investor Rights Agreement or any document to be signed in connection with this Investor Rights Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

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Section 5.6 Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo, to:

Goal Acquisitions Corp.

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

Attn: Harvey Schiller

E-mail: Harvey@goalacquisitions.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

2029 Century Park East, Suite 2400

Los Angeles, CA 90067

Attention: Will Chuchawat

Email: WChuchawat@proskauer.com

if to any of the Sellers, to:

IODA S.A.6 Rue du Fort Bourbon

1249 Luxembourg

Attn: Eric Peyre and Emmanuel Lebeau

E-mail: eric.peyre@digitalvirgo.com and Emmanuel.lebeau@fifo.lu with a copy (which shall not constitute notice) to:

Peltier Juvigny Marpeau & Associés

49, avenue de l’Opéra

75002 Paris – France

Attn: Frédéric Peltier

E-mail: f.peltier@pjmassocies.com

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and:

Winston & Strawn LLP

68, rue du Faubourg Saint Honoré

75008 Paris – France

Attn: Annie Maudouit-Ridde and Michael Blankenship

E-mail: amaudouit@winston.com and MBlankenship@winston.com

if to Sponsor, to:

Goal Acquisitions Sponsor LLC

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

Attn: Alex Greystoke

E-mail: alexhsc2@gmail.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

2029 Century Park East, Suite 2400

Los Angeles, CA 90067

Attention: Will Chuchawat

Email: WChuchawat@proskauer.com

Section 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) This Investor Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to its choice of law rules).

(b) Any dispute, controversy, difference, or claim based on, arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by Section 9.04 of the Business Combination Agreement, which is hereby incorporated by reference.

Section 5.8 Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or similar equitable relief restraining such party from committing or continuing any such breach or threatened breach and to compel specific performance of the obligations of any other party under this Investor Rights Agreement, without the posting of any bond. If any action should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

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Section 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

Section 5.10 Consents, Approvals and Actions. If any consent, approval or action of a Principal Party is required or permitted at any time pursuant to this Investor Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by such Principal Party at such time provide such consent, approval or action in writing at such time.

Section 5.11 Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and PubCo agree that the arrangements contemplated by this Investor Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Investor Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Investor Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Investor Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Investor Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Investor Rights Agreement. Subject to Section 5.17, the decision of each Holder to enter into this Investor Rights Agreement has been made by such Holder independently of any other Holder. Subject to Section 5.17, each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Shares or enforcing its rights under this Investor Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its Subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Investor Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its Subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Investor Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.

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Section 5.12 Other Business Opportunities.

(a) The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of Sponsor and Sellers (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors), the Sponsor Directors and the Sellers Directors has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its Subsidiaries or deemed to be competing with PubCo or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to PubCo or any of its Subsidiaries, or any other Holder the right to participate therein; (ii) each of Sponsor and Sellers (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors), the Sponsor Directors and the Sellers Directors may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its Subsidiaries; and (iii) in the event that Sponsor or Sellers (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors), a Sponsor Director or a Sellers Director, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to PubCo or any of its Subsidiaries or any other Holder, as the case may be, and, notwithstanding any provision of this Investor Rights Agreement to the contrary, shall not be liable to PubCo or any of its Subsidiaries or any other Holder (or its Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to PubCo or any of its Subsidiaries or any other Holder (or its Affiliates). For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of PubCo or any of its Subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

(b) Each of the Parties hereby, to the fullest extent permitted by applicable law:

(i) confirms that none of Sponsor or Sellers or any of their respective Affiliates have any duty to PubCo or any of its Subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Investor Rights Agreement or any other agreement entered into by such Party;

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(ii) acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its Subsidiaries, on the one hand, and Sponsor or Sellers or any of their respective Affiliates (or any Sponsor Director or Sellers Director acting in his or her capacity as such), on the other hand, Sponsor or Sellers or applicable Affiliates (or any Sponsor Director or Sellers Director acting in his or her capacity as a director) may act in its best interest and (B) none of Sponsor or Sellers or any of their respective Affiliates or any Sponsor Director or Sellers Director acting in his or her capacity as a director, shall be obligated (1) to reveal to PubCo or any of its Subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a direct or indirect shareholder or director, as the case may be, that prefers the interest of PubCo or its Subsidiaries over the interest of such Person; and

(iii) waives any claim or cause of action against Sponsor and Sellers and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 5.12(b)(i) or Section 5.12(b)(ii).

(c) Each of the Parties agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.12 shall not apply to any alleged claim or cause of action against Sponsor based upon the breach or nonperformance by such Person of this Investor Rights Agreement or any other agreement to which such Person is a party.

(d) The provisions of this Section 5.12, to the extent that they restrict the duties and liabilities of Sponsor or Sellers or any of their respective Affiliates or any Sponsor Director or Sellers Director otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of Sponsor or Sellers or any of their respective Affiliates or any such Sponsor Director or Sellers Director to the fullest extent permitted by applicable law.

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Section 5.13 Indemnification; Exculpation.

(a) PubCo will, and PubCo will cause each of its Subsidiaries to, jointly and severally indemnify, exonerate and hold the Holders and each of their respective direct and indirect partners, equityholders, members, managers, Affiliates, directors, officers, shareholders, fiduciaries, managers, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Holder Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Holder Indemnitees or any of them before or after the date of this Investor Rights Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) any Holder’s or its Affiliates’ ownership of Equity Securities of PubCo or control or ability to influence PubCo or any of its Subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Investor Rights Agreement by such Holder Indemnitee or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation of such Holder Indemnitee to its direct or indirect equity holders, creditors or Affiliates, (y) to the extent such control or the ability to control PubCo or any of its Subsidiaries derives from such Holder’s or its Affiliates’ capacity as an officer or director of PubCo or any of its Subsidiaries or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of PubCo or any of its Subsidiaries or (iii) any services provided prior to, on or after the date of this Investor Rights Agreement by any Holder or its Affiliates to PubCo or any of their respective Subsidiaries; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, PubCo will, and will cause its Subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.13, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Holder Indemnitee as to any previously advanced indemnity payments made by PubCo or any of its Subsidiaries, then such payments shall be promptly repaid by such Holder Indemnitee to PubCo and its Subsidiaries. The rights of any Holder Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational or governing documents of PubCo or its Subsidiaries.

(b) PubCo will, and will cause each of its Subsidiaries to, jointly and severally, reimburse any Holder Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, or any action or proceeding arising therefrom, whether or not such Holder Indemnitee is a party thereto. PubCo or its Subsidiaries, in the defense of any Action for which a Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, may, without the consent of such Holder Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Holder Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Holder Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Holder Indemnitee, and provided, that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by PubCo or its Subsidiaries.

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(c) PubCo acknowledges and agrees that PubCo shall, and to the extent applicable shall cause its Subsidiaries to, be fully and primarily responsible for the payment to any Holder Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Delaware General Corporation Law and the Organizational Documents, each as amended, (ii) any director indemnification agreement, (iii) this Investor Rights Agreement, any other agreement between PubCo or any of its Subsidiaries and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Subsidiary of PubCo and/or (v) the Organizational Documents of any Subsidiary of PubCo ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Holder Indemnitee (or its Affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than PubCo, any of its Subsidiaries or the insurer under and pursuant to an insurance policy of PubCo or any of its Subsidiaries) from whom such Holder Indemnitee may be entitled to indemnification with respect to which, in whole or in part, PubCo or any of its Subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall PubCo or any of its Subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Holder Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Holder Indemnitee or the obligations of PubCo or any of its Subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Holder Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) PubCo shall, and to the extent applicable shall cause its Subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by PubCo and/or any of its Subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Holder Indemnitee against PubCo and/or any of its Subsidiaries, as applicable, and (z) such Holder Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Parties agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 5.13(c), entitled to enforce this Section 5.13(c) as though each such Indemnitee-Related Entity were a party to this Investor Rights Agreement. PubCo shall cause each of its Subsidiaries to perform the terms and obligations of this Section 5.13(c) as though each such Subsidiary were a party to this Investor Rights Agreement. For purposes of this Section 5.13(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Holder Indemnitee shall be entitled to indemnification from both (1) PubCo and/or any of its Subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the Organizational Documents of any Indemnitee-Related Entity, on the other hand.

(d) In no event shall any Holder Indemnitee be liable to PubCo or any of its Subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Holder Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.

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(e) Notwithstanding anything to the contrary contained in this Investor Rights Agreement, for purposes of this Section 5.13, the term Holder Indemnitees shall not include any Holder or its any of its partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer or director of PubCo or any of its Subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Investor Rights Agreement and/or the Organizational Documents of PubCo and its Subsidiaries.

(f) The rights of any Holder Indemnitee to indemnification pursuant to this Section 5.13 will be in addition to any other rights any such Person may have under any other section of this Investor Rights Agreement or any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Organizational Documents of PubCo or any of its Subsidiaries.

Section 5.14 Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(a) Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite organizational power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such Party has the full organizational power, authority and legal right to execute, deliver and perform this Investor Rights Agreement. The execution, delivery and performance of this Investor Rights Agreement have been duly authorized by all necessary organizational action, corporate or otherwise, of such Party. This Investor Rights Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery by such Party of this Investor Rights Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d) Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

(e) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

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Section 5.15 No Third-Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, shareholder, Affiliate, portfolio company in which any such Party or any of its Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

Section 5.16 Legends. Without limiting the obligations of PubCo set forth in Section 3.11, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.17 Adjustments. If there are any changes in the Common Shares as a result of share split, share sub-division, share dividend, combination, redesignation or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Shares as so changed.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:
GOALACQUISITIONS CORP.

By:
Name:	Harvey Schiller
Title:	CEO

SPONSOR:
GOAL ACQUISITIONS SPONSOR LLC

By:
Name:	Alex Greystoke
Title:	President

[Signature Page to Investor Rights Agreement]

SELLERS:

IODA S.A.

By:
Name:	Eric Peyre
Title:	Director

By:
Name:	Emmanuel Lebeau
Title:	Director

SOFIVAL

By:
Name:	Jean-François Blas

BNP Paribas Développement

By:
Name:	Gilles Poncet

Manureva Project

By:
Name:	Manuel Cruz

Pandora Invest

By:
Name:	Laurent Radix

Wojciech Lukawski

By:
Name:	Wojciech Lukawski

Emmanuel Tongio

By:
Name:	Emmanuel Tongio

Guillaume Briche

By:
Name:	Guillaume Briche

LALBATROS

By:
Name:	Guillaume Briche

Eric Tiberghien

By:
Name:	Eric Tiberghien

Ramon Alvarez

By:
Name:	Ramon Alvarez

Joël Pla

By:
Name:	Joël Pla

Christophe Mosa

By:
Name:	Christophe Mosa

[Signature Page to Investor Rights Agreement]

OTHER HOLDERS:

By:
Name:	Harvey Schiller

By:
Name:	William Duffy

By:
Name:	David Falk

By:
Name:	Donna Orender

By:
Name:	Kenneth Shropshire

By:
Name:	Jon Miller

By:
Name:	Alex Greystoke

By:
Name:	Raghu Kilambi

By:
Name:	Amber Allen

By:
Name:	Bart Oates

By:
Name:	Danielle Cantor Jeweler

By:
Name:	Garret Klugh

By:
Name:	Doug Perlman

By:
Name:	Marc Wade

By:
Name:	Martin Gruschka

[Signature Page to Investor Rights Agreement]

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement, made as of [___________], is between [___________] (“Transferor”) and [___________] (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [___________], 2022, among [________] ( “PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

Section 1.4 Notice. Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

Exhibit E

INITIAL SHAREHOLDERS FORFEITURE AGREEMENT

November 17, 2022

Goal Acquisitions Corp.

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

Re: Forfeiture of Shares

Reference is made to that certain Business Combination Agreement, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Goal Acquisitions Corp., a Delaware corporation (“Purchaser”), Digital Virgo Group, a French corporation (société par actions simplifiée) whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon (the “Company”), all shareholders of the Company (the “Sellers”) and IODA S.A., in its capacity as the Seller Representative (as defined therein). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and conditional upon the Business Combination Agreement being legally binding, Goal Acquisitions Sponsor LLC, a Delaware limited liability company (“Sponsor”) hereby agrees that:

On the Closing Date, but in any event immediately prior to the Closing, Sponsor shall (and, subject only to the consummation of the Closing, hereby does), either alone or in its sole election together with any other holders of Purchaser Common Stock, irrevocably surrender, forfeit and consent to the termination and cancellation of, in each case for no consideration and without further right, obligation or liability of any kind or nature on the part of Purchaser, the Company, the Sellers or the Seller Representative, a number of shares of Purchaser Common Stock such that the aggregate number of shares of Purchaser Common Stock so surrendered and forfeited pursuant to this letter agreement shall equal 646,875 (the “Forfeited Shares”). Effective as of the Closing, the Forfeited Shares shall be automatically and immediately cancelled, and Sponsor, and any other holders that have surrendered and forfeited shares of Purchaser Common Stock, shall have no further rights with respect to the Forfeited Shares. Without limiting the foregoing, Sponsor agrees to, and shall cause any other holders that have surrendered and forfeited shares of Purchaser Common Stock to, execute any and all instruments requested by Purchaser to effect such surrender and forfeiture, including without limitation, execution of an irrevocable direction letter to the Escrow Agent (as defined below) to deliver to Purchaser any shares of Purchaser Common Stock held by the Escrow Agent upon expiration of the period when such shares are held in escrow under the Stock Escrow Agreement, dated as of February 10, 2021 by and among Purchaser, Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”) and the other parties thereto.

This letter agreement shall terminate, and have no further force or effect, if the transactions contemplated by the Business Combination Agreement are not consummated or the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing.

This letter agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this letter agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

This letter agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), to this letter agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this letter agreement.

[Signature Page Follows]

E-1

Please indicate your agreement to the terms of this letter agreement by signing where indicated below.

GOAL ACQUISITIONS SPONSOR LLC

By:
Name:	Alex Greystoke
Title:	President

Accepted and Agreed:

GOAL acquisitionS corp.

By:
Name:	Harvey Schiller
Title:	CEO

[Signature Page to Initial Shareholders Forfeiture Agreement]

E-2

Exhibit F

DIGITAL VIRGO GROUP, INC.

[YEAR] OMNIBUS INCENTIVE PLAN

Section 1. General.

The purposes of the Digital Virgo Group Inc. [YEAR] Omnibus Incentive Plan (the “Plan”) are to: (a) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) give Participants an incentive for excellence in individual performance; (c) promote teamwork among Participants; and (d) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants. To accomplish such purposes, the Plan provides that the Company may grant (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, (v) Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), (vi) Other Share-Based Awards, (vii) Other Cash-Based Awards or (viii) any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 of the Plan.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(c) “Articles of Incorporation” means the articles of incorporation of the Company, as amended and/or restated and in effect from time to time.

(d) “Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 7(k) or the Stock Appreciation Right pursuant to Section 8(h).

(e) “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance-Based Award, Other Share-Based Award or Other Cash-Based Award granted under the Plan.

(f) “Award Agreement” means a written agreement, contract or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(g) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(h) “Board” means the Board of Directors of the Company.

F-1

(i) “Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.

(j) “Cause” shall have the meaning assigned to such term in any Company, Subsidiary or Affiliate unexpired employment, severance, or similar agreement or Award Agreement with a Participant, or if no such agreement exists or if such agreement does not define “Cause” (or a word of like import), Cause means (i) the Participant’s breach of fiduciary duty or duty of loyalty to the Company, (ii) the Participant’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (iii) the Participant’s failure, refusal or neglect to perform and discharge his or her duties and responsibilities on behalf of the Company or a Subsidiary of the Company (other than by reason of Disability) or to comply with any lawful directive of the Board or its designee, (iv) the Participant’s breach of any written policy of the Company or a Subsidiary or Affiliate thereof (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information), (v) the Participant’s breach of any agreement with the Company or a Subsidiary or Affiliate thereof (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement), (vi) the Participant’s commission of fraud, dishonesty, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or a Subsidiary or Affiliate thereof, or (vii) the Participant’s commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his or her lawful duties or responsibilities, which have or may be expected to have an adverse effect on the Company, its Subsidiaries or Affiliates. A Participant’s employment shall be deemed to have terminated for “Cause” if, on the date his or her employment terminates, facts and circumstances exist that would have justified a termination for Cause, to the extent that such facts and circumstances are discovered within three (3) months following such termination. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

(k) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, Shares or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 of the Plan is appropriate.

(l) “Change in Control” means the occurrence of any of the following:

(i) any Person, other than the Company or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or

(ii) the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or

F-2

(iii) the consummation of a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv) the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Code Section 409A, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company also constitutes a “change in control event” under Code Section 409A.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(m) “Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

(o) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p) “Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company (and any stock or other securities into which such shares of Class A common stock may be converted or into which they may be exchanged).

(q) “Company” means Digital Virgo Group, a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).

F-3

(r) “Consultant” means any current or prospective consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer or Non-Employee Director.

(s) “Director” means any individual who is a member of the Board on or after the Effective Date.

(t) “Disability” means, with respect to any Participant who is an Employee, a permanent and total disability as defined in Code Section 22(e)(3).

(u) “Effective Date” shall have the meaning set forth in Section 22 of the Plan.

(v) “Eligible Recipient” means, with respect to an Award denominated in Common Stock issued under the Plan: (i) an Employee; (ii) a Non-Employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator; provided, that any Awards granted prior to the date an Eligible Recipient first performs services for the Company or an Affiliate thereof will not become vested or exercisable, and no Shares shall be issued or other payment made to such Eligible Recipient with respect to such Awards, prior to the date on which such Eligible Recipient first performs services for the Company or an Affiliate thereof. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: an (1) Employee; (2) a Non-Employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.

(w) “Employee” shall mean any current or prospective employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(y) “Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.

(z) “Exercise Price” means, with respect to any Award under which the holder may purchase Shares, the price per share at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award, as determined by the Administrator in accordance with Code Section 409A, as applicable.

(aa) “Fair Market Value” as of a particular date shall mean: (i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for a Share as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or (iii) whether or not the Shares are then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Administrator in good faith and in a manner not inconsistent with the regulations under Code Section 409A.

(bb) “Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(cc) “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

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(dd) “Non-Employee Director” means a Director who is not an Employee.

(ee) “Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(ff) “Outstanding Shares” means the then-outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of Options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock.

(gg) “Option” means an option to purchase Shares granted pursuant to Section 7 of the Plan.

(hh) “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(ii) “Other Share-Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(jj) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive an Award under the Plan, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.

(kk) “Performance-Based Award” means any Award granted under the Plan that is subject to one or more Performance Goals. Any dividends or dividend equivalents payable or credited to a Participant with respect to any unvested Performance-Based Award shall be subject to the same Performance Goals as the Shares or units underlying the Performance-Based Award.

(ll) “Performance Goals” means performance goals based on performance criteria selected by the Administrator, which may include, but are not limited to, any of the following: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) income; (x) net income; (xi) operating income; (xii) net operating income; (xiii) operating margin; (xiv) earnings; (xv) earnings per share; (xvi) return on equity; (xvii) return on investment; (xviii) return on capital; (xix) return on assets; (xx) return on net assets; (xxi) total shareholder return; (xxii) economic profit; (xxiii) market share; (xxiv) appreciation in the fair market value, book value or other measure of value of the Shares; (xxv) expense or cost control; (xxvi) working capital; (xxvii) customer satisfaction; (xxviii) employee retention or employee turnover; (xxix) employee satisfaction or engagement; (xxx) environmental, health or other safety goals; (xxxi) individual performance; (xxxii) strategic objective milestones; (xxxiii) any other criteria specified by the Administrator in its sole discretion; and (xxxiv) any combination of, or a specified increase or decrease in, as applicable, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). At the time such an Award is granted, the Administrator may specify any reasonable definition of the Performance Goals it uses. Such definitions may provide for equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or an Affiliate thereof or the financial statements of the Company or an Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature, infrequent in occurrence or unusual in nature and infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Administrator may modify such Performance Goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Administrator may determine that the Performance Goals or performance period are no longer appropriate and may (x) adjust, change or eliminate the Performance Goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (y) make a cash payment to the Participant in an amount determined by the Administrator.

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(mm) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, however, a Person shall not include (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

(nn) “Plan” means this Digital Virgo Group [YEAR] Omnibus Incentive Plan, as amended and/or amended and restated from time to time.

(oo) “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(pp) “Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.

(qq) “Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals, and vested Restricted Stock Units will be settled at the time(s), specified in the Award Agreement.

(rr) “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(ss) “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.

(tt) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(uu) “Share” means a share of Common Stock.

(vv) “Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

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(ww) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).

(xx) “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(i) to select those Eligible Recipients who shall be Participants;

(ii) to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(iii) to determine the number of Shares to be made subject to each Award;

(iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Awards and the conditions under which restrictions applicable to such Awards shall lapse, (B) the Performance Goals and performance periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) any confidentiality or restrictive covenant provisions applicable to the Award, and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Award Agreements evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units or Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;

(vi) to determine Fair Market Value;

(vii) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

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(ix) to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and

(x) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4. Shares Reserved for Issuance Under the Plan and Limitations on Awards.

(a) Subject to adjustment in accordance with Section 5 of the Plan, the Administrator is authorized to deliver with respect to Awards granted under the Plan an aggregate of [●] shares of Common Stock.

(b) Notwithstanding anything herein to the contrary, the maximum number of Shares subject to Awards granted during any fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year with respect to such Director’s service as a Non-Employee Director, shall not exceed $[●] (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).

(c) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any shares of Common Stock subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards with respect to shares of Common Stock. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes or any applicable Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (ii) any Share-settled Stock Appreciation Rights or Options are exercised, the aggregate number of Shares subject to such Stock Appreciation Rights or Options shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, Shares (x) tendered to exercise outstanding Options or other Awards, (y) withheld to cover applicable taxes on any Awards or (z) repurchased on the open market using Exercise Price proceeds shall not be available for issuance under the Plan. For the avoidance of doubt, (A) Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares, and (B) Awards that, pursuant to their terms, may be settled only in cash shall not count against the Share reserve set forth in Section 4(a).

(d) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

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(e) In the event that the Company or an Affiliate thereof consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Directors in account of such transaction may be granted Substitute Awards in substitution for awards granted by their former employer, and any such substitute Options or Stock Appreciation Rights may be granted with an Exercise Price less than the Fair Market Value of a Share on the grant date thereof; provided, however, the grant of such substitute Option or Stock Appreciation Right shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, including, without limitation, a Change in Control, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (a) the aggregate number of Shares reserved for issuance under the Plan, (b) the kind, number and Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan; provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (c) the kind, number and purchase price of Shares subject to outstanding Restricted Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder (i) in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any, and (ii) with respect to any Awards for which the Exercise Price or purchase price per share of Common Stock is greater than or equal to the then current Fair Market Value per share of Common Stock, for no consideration. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.

Section 7. Options.

(a) General. The Administrator may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Administrator may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Administrator may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

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(b) Limits on Incentive Stock Options. If the Administrator grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422. Subject to Section 5, the maximum number of shares that may be issued pursuant to Options intended to be Incentive Stock Options is [●] Shares and, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 4(a).

(c) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) shall have an Exercise Price per Share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.

(d) Option Term. The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision in this Plan (including, without limitation, Section 7(h)), if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Code Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.

(e) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(f) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law, or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.

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(g) Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 16 of the Plan.

(h) Termination of Employment or Service. Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate, the following terms and conditions shall apply:

(i) In the event of the termination of a Participant’s employment or service by the Company without Cause or due to a resignation by the Participant for any reason, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination (with such period being extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period), on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(ii) In the event of the termination of a Participant’s employment or service as a result of the Participant’s Disability or death, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(iii) In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(iv) For purposes of determining which Options are exercisable upon termination of employment or service for purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.

(v) Notwithstanding anything herein to the contrary, an Incentive Stock Option may not be exercised more than three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability. In the event that an Option is exercisable following the date that is three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability, such Option shall be deemed to be a Nonqualified Stock Option.

(i) Other Change in Employment Status. An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.

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(j) Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.

(k) Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 7 (f)(i) or (ii), and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 7(k) shall not apply to an Option if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7(k).

Section 8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Any Related Right that relates to a Nonqualified Stock Option may be granted at the same time the Option is granted or at any time thereafter, but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of a Share on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Awards; Rights as Stockholder. The prospective recipient of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.

(c) Exercisability.

(i) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(d) Payment Upon Exercise.

(i) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

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(ii) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(iii) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(e) Termination of Employment or Service.

(i) Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii) Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(f) Term.

(i) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(ii) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(g) Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Stock Appreciation Rights shall be subject to Section 12 of the Plan.

(h) Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 8(h) shall not apply to a Stock Appreciation Right if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 8(h).

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Section 9. Restricted Shares.

(a) General. Each Award of Restricted Shares granted under the Plan shall be evidenced by an Award Agreement. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The terms and conditions applicable to the Restricted Shares need not be the same with respect to each Participant.

(b) Awards and Certificates. The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in herein, (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award. Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

(c) Restrictions and Conditions. The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(i) The Restricted Shares shall be subject to the restrictions on transferability set forth in the Award Agreement and in the Plan.

(ii) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(iii) Subject to this Section 9(c)(ii), the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator in accordance with Section 18 of the Plan. Certificates for unrestricted Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

(iv) The rights of Participants granted Restricted Shares upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.

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Section 10. Restricted Stock Units.

(a) General. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.

(b) Award Agreement. The prospective recipient of Restricted Stock Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c) Restrictions and Conditions. The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:

(i) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(ii) Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents, subject to Section 18 of the Plan. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.

(iii) The rights of Participants granted Restricted Stock Units upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units shall be made to Participants in the form of Shares, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in Shares) equal to the value of the Shares that would otherwise be distributed to the Participant.

(e) Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Stock Units shall be subject to Section 12 of the Plan.

Section 11. Other Share-Based or Cash-Based Awards.

(a) The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

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(b) The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c) Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.

Section 12. Change in Control.

The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Award by the Company, if the Company is the surviving corporation; (ii) the assumption of any Award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Award for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Award shall terminate and be canceled without consideration. To the extent that Restricted Shares, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by stockholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean (A) the price per Share paid to stockholders of the Company in the Change in Control transaction, or (B) the Fair Market Value of a Share upon a Change in Control, as determined by the Administrator. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.

Section 13. Amendment and Termination.

(a) The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would adversely alter or impair the rights of a Participant under any Award theretofore granted without such Participant’s prior written consent.

(b) Notwithstanding the foregoing, (i) approval of the Company’s stockholders shall be obtained for any amendment that would require such approval in order to satisfy the requirements of Code Section 422, if applicable, any rules of the stock exchange on which the Shares are traded or other applicable law, and (ii) without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, except as otherwise permitted under Section 5 of the Plan, (A) no amendment or modification may reduce the Exercise Price of any Option or Stock Appreciation Right, (B) the Administrator may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right, another Award or cash and (C) the Administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.

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(c) Subject to the terms and conditions of the Plan and Code Section 409A, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

(d) Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

Section 14. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. With respect to any payments not yet made or Shares not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

Section 15. Deferrals of Payment.

To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award, shall be deferred. The Administrator may also, in its sole discretion, establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of any such consideration, including any applicable election procedures, the timing of such elections, the mechanisms for payments of amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Deferrals by Participants (or deferred settlement or payment required by the Administrator) shall be made in accordance with Code Section 409A, if applicable, and any other applicable law.

Section 16. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the amount required to be withheld or other greater amount not exceeding the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not, as determined by the Administrator, result in adverse financial accounting treatment (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

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Section 17. Certain Forfeitures.

The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to the applicable vesting conditions of an Award. Such events may include, without limitation, breach of any non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in an Award Agreement or that are otherwise applicable to the Participant, a termination of the Participant’s employment for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Subsidiaries and/or its Affiliates.

Section 18. Dividends; Dividend Equivalents.

Notwithstanding anything in this Plan to the contrary, to the extent that an Award contains a right to receive dividends or dividend equivalents while such Award remains unvested, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying Award vests.

Section 19. Non-United States Employees.

Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Section 20. Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator, and other than by will or by the laws of descent and distribution. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative. Under no circumstances will a Participant be permitted to transfer an Option or Stock Appreciation Right to a third-party financial institution without prior stockholder approval.

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Section 21. Continued Employment.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 22. Effective Date.

The Plan will be effective as of the date of consummation of the transactions contemplated by that certain business combination agreement, dated as of November 17, 2022, by and among Goal Acquisitions Corp., Digital Virgo Group and such other parties to the agreement as set forth therein and as subject to approval by the Company’s stockholders (the “Effective Date”). The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of the Effective Date.

Section 23. Code Section 409A.

The intent of the parties is that payments and benefits under the Plan be either exempt from Code Section 409A or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered consistent with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will be exempt from or in compliance with the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any Award being subject to, but not in compliance with, Code Section 409A.

Section 24. Compliance with Laws.

(a) The obligation of the Company to settle Awards in Shares or other consideration shall be subject to (i) all applicable laws, rules, and regulations, (ii) such approvals as may be required by governmental agencies or the applicable national securities exchange on which the Shares may be admitted, and (iii) policies maintained by the Company from time to time in order to comply with applicable laws, rules, regulations and corporate governance requirements, including, without limitation, with respect to insider trading restrictions. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Administrator shall have the authority to provide that all Shares or other securities of the Company issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and the Administrator may cause a legend or legends to be put on certificates representing Shares or other securities of the Company issued under the Plan to make appropriate reference to such restrictions or may cause such Shares or other securities of the Company issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

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(b) The Administrator may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Administrator determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Code Section 409A, (i) pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or issued, as applicable), over (B) the aggregate Exercise Price (in the case of an Option or Stock Appreciation Right) or any amount payable as a condition of issuance of Shares (in the case of any other Award), and such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (ii) in the case of Restricted Shares, Restricted Stock Units or Other Share-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Stock Units or Other Share-Based Awards, or the underlying Shares in respect thereof.

Section 25. Erroneously Awarded Compensation.

The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

Section 26. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 27. Plan Document Controls.

The Plan and each Award Agreement together constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

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